Prospectus Supplement Filed pursuant to Rule 424(b)(3)
Registration No. 333-130251

PROSPECTUS SUPPLEMENT NO. 9
DATED MAY 15, 2007
(To Prospectus Dated August 7, 2006)

LIQUIDMETAL TECHNOLOGIES, INC.

11,614,322 Shares of Common Stock

This prospectus supplement supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated August 7, 2006, of Liquidmetal Technologies, Inc., as supplemented by Supplement #1, dated August 9, 2006, Supplement #2, dated August 16, 2006, Supplement #3, dated October 12, 2006, Supplement #4, dated October 24, 2006, Supplement #5, dated November 14, 2006, Supplement #6 dated January 4, 2007, Supplement #7 dated March 16, 2007, and Supplement #8 dated April 25, 2007.

This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus and Supplements #1, #2, #3, #4, #5, #6, #7, and #8 thereto.  The Prospectus relates to the public sale, from time to time, of up to 11,614,322 shares of our common stock by the selling shareholders identified in the Prospectus.

The information attached to this prospectus supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement or Prospectus Supplements #1, #2, #3, #4, #5, #6, #7, and #8.

This prospectus supplement includes the attached Quarterly Report on Form 10-Q, as filed by us with the Securities and Exchange Commission on May 15, 2007.

We may amend or supplement the Prospectus, as supplemented, from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement (or the original Prospectus, as previously supplemented) is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 15, 2007.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2007

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from to

Commission File No.  001-31332

LIQUIDMETAL TECHNOLOGIES, INC.

 (Exact name of Registrant as specified in its charter)

Delaware	33-0264467
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

30452 Esperanza

Rancho Santa Margarita, California 92688

(address of principal executive office, zip code)

25800 Commercentre Dr.

Lake Forest, CA 92630

(former address of principal executive office)

Registrant’s telephone number, including area code: (949) 635-2100

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for at least the past 90 days.

Yes  ☒    No  ☐

Indicate by check whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b 2 of the Exchange Act).  Yes   ☐    No  ☒

As of March 31, 2007, there were 44,631,768 shares of the registrant’s common stock, $0.001 par value, outstanding.

LIQUIDMETAL TECHNOLOGIES, INC.
FORM 10-Q
FOR THE QUARTER ENDED MARCH 31, 2007

FORWARD-LOOKING INFORMATION

Statements in this report concerning the future sales, expenses, profitability, financial resources, product mix, market demand, product development and other statements in this report concerning the future results of operations, financial condition and business of Liquidmetal Technologies, Inc. are “forward-looking” statements as defined in the Securities Act of 1933 and Securities Exchange Act of 1934. Investors are cautioned that the Company’s actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment, including competition, need for increased acceptance of products, ability to continue to develop and extend our brand identity, ability to anticipate and adapt to a competitive market, ability to effectively manage rapidly expanding operations, amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure, ability to provide superior customer service, dependence upon key personnel and the like. The Company’s most recent filings with the Securities and Exchange Commission, including Form 10-K, contain additional information concerning many of these risk factors, and copies of these filings are available from the Company upon request and without charge.

PART I

FINANCIAL INFORMATION

Item 1 – Financial Statements

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$2,937	$144
Restricted cash	2,083	—
Trade accounts receivables, net of allowance for doubtful accounts of $65 and $82	3,086	3,934
Inventories	2,541	3,765
Prepaid expenses and other current assets	996	830
Total current assets	11,643	8,673

Property, plant and equipment, net	11,077	12,095
Idle equipment	191	194
Other intangibles, net	1,156	1,170
Investment in joint venture	220	3
Other assets	1,088	109
Total assets	25,375	22,244

LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:
Accounts payable and accrued expenses	7,696	9,802
Deferred revenue	125	202
Short-term debt	1,493	2,669
Long-term debt, current portion, net of debt discounts of $1,647 and $3,636	11,849	14,480
Warrant liabilities	2,934	2,662
Conversion feature liabilities	3,434	1,838
Other liabilities, current portion	178	177
Total current liabilities	27,709	31,830

Long-term debt, net of current portion and debt discounts of $9,893 and $0	6,406	225
Other long-term liabilities, net of current portion	582	552
Total liabilities	34,697	32,607

Shareholders' deficiency:
Common stock, $0.001 par value; 100,000,000 shares authorized and 44,631,768 issued and outstanding at March 31, 2007 and 44,311,768 issued and outstanding at December 31, 2006	45	44
Additional paid-in capital	136,776	136,031
Accumulated deficit	(148,530)	(149,047)
Accumulated other comprehensive income	2,387	2,609
Total shareholders' deficiency	(9,322)	(10,363)

Total liabilities and shareholders’ deficiency	$25,375	$22,244

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2007	2006
		(Restated)

Revenue	$5,067	$6,555
Cost of sales	6,441	5,324

Gross profit	(1,374)	1,231

Operating expenses
Selling, general, and administrative	2,532	2,705
Research and development	263	203
Total operating expenses	2,795	2,908
Loss from operations	(4,169)	(1,677)

Loss from extinguishments of debt	(648)	—
Change in value of warrants, gain (loss)	3,692	(1,289)
Change in value of conversion feature, gain (loss)	4,344	(1,783)
Other income	—	480
Interest expense	(2,763)	(1,782)
Interest income	61	2

Income (loss) from continuing operations	517	(6,049)

Net income (loss)	517	(6,049)

Other comprehensive income (loss):
Foreign exchange translation (loss) gain	(222)	100
Comprehensive income (loss)	$295	$(5,949)

Net income (loss) per share basic and diluted:
Income (loss) per share basic and diluted	$0.01	$(0.14)

Number of weighted average shares - basic and diluted	44,925	42,817

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIENCY

For the Three months ended March 31, 2007

(in thousands, except per share data)

(unaudited)

	Common Shares	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total

Balance, December 31, 2006	44,311,768	44	136,031	(149,047)	2,609	(10,363)
Conversion of notes payable	320,000	1	516	—	—	517
Stock-based compensation	—	—	229	—	—	229
Foreign exchange translation gain	—	—	—	—	(222)	(222)
Net loss	—	—	—	517	—	517
Balance, March 31, 2007	44,631,768	$45	$136,776	$(148,530)	$2,387	$(9,322)

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC.  AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended March 31,
	2007	2006
		(Restated)
Operating activities:
Net income (loss)	$517	$(6,049)

Adjustments to reconcile loss from operations to net cash used for operating activities:
Gain on disposal of asset	1	—
Depreciation and amortization	881	782
Loss on extinguishment of debt	648	—
Amortization of debt discount	1,735	1,413
Stock-based compensation	229	224
Bad debt (recovery) expense	(17)	28
Warranty expense	207	74
Loss (gain) from change in value of warrants	(3,692)	1,289
Loss (gain) from change in value of conversion feature	(4,344)	1,783

Changes in operating assets and liabilities:
Trade accounts receivable	865	(1,174)
Inventories	1,224	(16)
Prepaid expenses and other current assets	(231)	48
Other assets	(1,109)	17
Accounts payable and accrued expenses	(2,314)	1,388
Deferred revenue	(77)	(868)
Other liabilities	32	(107)
Net cash used for operating activities	(5,445)	(1,168)

Investing Activities:
Purchases of property and equipment	(5)	(145)
Proceeds from the sale of property and equipment	10	—
Investment in patents and trademarks	(16)	(39)
Investment in joint venture	(217)	—
Net cash used for investing activities	(228)	(184)

Financing Activities:
Proceeds from borrowings	19,894	3,995
Repayment of borrowings	(9,265)	(2,581)
Repayment of other liabilities	—	(33)
Restricted cash	(2,083)	—
Net cash provided by financing activities	8,546	1,381
Effect of foreign exchange translation	(80)	(158)
Net increase (decrease) in cash and cash equivalents	2,793	(129)

Cash and cash equivalents at beginning of period	144	1,392
Cash and cash equivalents at end of period	$2,937	$1,263

Supplemental cash flow information
Interest paid	$354	$293
Taxes paid	$—	$—

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - continued

(in thousands, except per share data)

(unaudited)

During the three months ended March 31, 2007, $400 of the Company’s 7% senior convertible notes due July 2007 was converted into 320,000 shares of the Company’s common stock at a conversion price of $1.25 per share.

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIQUIDMETAL TECHNOLOGIES AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

For the Three Months Ended March 31, 2007 and 2006

(in thousands, except share data)

(unaudited)

1.         Basis of Presentation / Description of Business

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“generally accepted accounting principles”) for interim financial information and with the instructions to Form 10-Q.  Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included.  All intercompany balances and transactions have been eliminated.  Operating results for the three months ended March 31, 2007 are not necessarily indicative of the results that may be expected for any future periods or the year ending December 31, 2007.  The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

Liquidmetal Technologies, Inc. (“Liquidmetal Technologies”) and its subsidiaries (collectively “the Company”) are in the business of developing, manufacturing, and marketing products made from amorphous alloys. Liquidmetal Technologies markets and sells Liquidmetal® alloy industrial coatings and also manufactures, markets and sells products and components from bulk Liquidmetal alloys that can be incorporated into the finished goods of its customers across a variety of industries.   The Company also partners with third-party licensees and distributors to develop and commercialize Liquidmetal alloy products.

The Company classifies operations into two reportable segments: Liquidmetal alloy industrial coatings and bulk Liquidmetal alloys (see Note 9). Liquidmetal alloy industrial coatings are used primarily as a protective coating for industrial machinery and equipment, such as drill pipe used by the oil drilling industry and boiler tubes used by coal-burning power plants. Bulk Liquidmetal alloys include potential market opportunities to manufacture and sell products and components for electronic devices, medical devices, defense applications, and sporting goods.  In addition, the bulk Liquidmetal alloys segment includes tooling and prototype sampling.  In addition, such alloys are used to generate research and development services revenue for developing uses related primarily to defense and medical applications as well as potential license fees, royalties, and other compensation from strategic partnering transactions.

Stock-based compensation

The Company previously applied Accounting Principles Board (“APB”) Opinion No. 25 for options when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant.  As permitted, the Company had previously elected to adopt provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation for options granted to non-employees who perform services for the Company and the disclosure-only provisions of options granted to employees.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which replaces SFAS No. 123, Accounting for Stock-Based Compensation, (“SFAS 123”) and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, (“APB 25”). SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. Under SFAS 123R, the Company is required to measure the cost of employee services received in exchange for stock options and similar awards based on the grant-date fair value of the award and recognize this cost in the income statement over the period during which an employee is required to provide service in exchange for the award. The pro forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. The Company adopted SFAS 123R on January 1, 2006 using the modified prospective method and recorded $229 for the three month period ended March 31, 2007, of non-cash charges for stock compensation related to amortization of the fair value of restricted stock and unvested stock options representing an increase from the stock compensation that would have been recorded under APB 25 and SFAS 123. Under this method, the Company will recognize compensation cost, on a prospective basis, for the portion of outstanding awards for which the requisite service has not yet been rendered as of January 1, 2006 and any new grants, based upon the grant-date fair value of those awards calculated under SFAS 123 for pro forma disclosure purposes. Accordingly, we have not restated prior period amounts.

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants for the three months ended March 31, 2007 and 2006, respectively: expected volatility of approximately 100% for all periods; dividend yield of 0% for all periods; expected option life of approximately 5 years; and a risk-free interest rate ranging from 4.30% to 4.82%.

2.         Basis of Presentation and Recent Accounting Pronouncements

Translation of Foreign Currency

The Company applies FASB No. 52, Foreign Currency Translation, for translating foreign currency into US dollars in our consolidation of the financial statements.  Upon consolidation of the Company’s foreign subsidiaries into the Company’s consolidated financial statements, any balances with the subsidiaries denominated in the foreign currency are translated at the exchange rate at period-end. The financial statements of Liquidmetal Korea have been translated based upon Korean Won as the functional currency. Liquidmetal Korea’s assets and liabilities were translated using the exchange rate at period end and income and expense items were translated at the average exchange rate for the reporting period. The resulting translation adjustment was included in other comprehensive income (loss).

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115 (SFAS 159),” which permits entities to choose to measure many financial instruments and certain other items at fair value. The effective date of SFAS 159 will be the first quarter of 2008.  The Company is currently evaluating the provisions of SFAS 159 and does not expect the adoption of this new standard to have a material impact on its consolidated financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues  Task Force), the AICPA and the SEC did not or are not believed by management to have a material impact on our company’s present or future consolidated financial statements.

3. Liquidity

The Company has experienced losses from continuing operations during the last three fiscal years and has an accumulated deficit of $148,530 as of March 31, 2007.  Cash used for operations for the three months ended March 31, 2007 was $5,445 and cash flow from operations will likely be negative throughout fiscal year 2007.  As of March 31, 2007, the Company’s principal sources of liquidity are $2,937 of cash and $3,086 of trade accounts receivable.  Such conditions raise substantial doubt that the Company will be able to continue as a going concern.  These operating results occurred while the Company was developing and continues to develop, commercialize, and manufacture products from an entirely new and unique technology.  These factors have placed a significant strain on the financial resources of the Company.  The ability of the Company to overcome these challenges depends on its ability to correct its production inefficiencies, reduce its operating costs, generate higher revenue, achieve positive cash flow from continuing operations and continued sources of debt and equity financing.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Further, the Company borrowed $3,667, which was offset by repayments of $3,843, under a factoring, loan, and security agreement executed on April 21, 2005 to fund its working capital requirements during the three months ended March 31, 2007.

On January 3, 2007, the Company completed a private placement of $16,300 in principal amount of 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”). The January 2010 Notes were issued for aggregate cash in the amount of $12,850, in payment of a total of $3,377 in principal and accrued but unpaid interest under our previously issued 7% Senior Secured Convertible Notes due August 2007 and our  8% Unsecured Subordinated Notes, and $73 cash discount (see Note 7).

We anticipate that the $12,850 aggregate cash raised in the private placement will be sufficient to pursue our current operating plan only through the third quarter of 2007, and we will therefore require additional funding at or prior to that time.  As a result of the foregoing, we are actively seeking additional sources of capital and seeking to restructure and/or modify existing indebtedness.  The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues through obtaining additional purchase orders for our products and/or the extent to which we can restructure or modify our debt.  Because we cannot be certain that we will be able to obtain adequate funding from debt, equity, or other traditional financing sources, we are also actively exploring several strategic financing options, including the possible sale of our manufacturing plant in South Korea (which would then be replaced with a smaller facility), potential licensing and outsourcing of manufacturing operations including those in South Korea and China, and the possible sale of our Liquidmetal Coatings business.  We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations.

4. Inventories

Inventories are accounted for using the moving average basis and at standard cost, which approximate cost on a first-in, first-out basis and are valued at the lower of cost or market.  Inventories were comprised of the following:

	March 31,	December 31,
	2007	2006
	(Unaudited)

Raw materials	$1,020	$966
Work in process	660	1,729
Finished goods	861	1,070
Total inventories	$2,541	$3,765

5. Idle Equipment

Idle equipment consists of certain equipment held by the Company for use in expansion of bulk alloy parts manufacturing.  While the equipment may be used internally to meet future capacity requirements, considering our current revenue and foreseeable production requirements, the Company does not anticipate utilizing this equipment internally in the near future.  Total amount of idle equipment remaining was $191 as of March 31, 2007 and $194 as of December 31, 2006.

During the three months ended March 31, 2007, the Company disposed of $34 of its equipment for proceeds of $10.

6.  Product Warranty

Management estimates product warranties as a percentage of certain bulk alloy product sales earned during the period.  As of March 31, 2007, the Company used 5% of bulk alloy product sales as an estimate of warranties to be claimed.  The percentage is based on industry averages and historical information.  During the three months ended March 31, 2007, and 2006, the Company recorded $207 and $42 of warranty expense, respectively.  The product warranty accrual balance is included in accounts payable and accrued expenses.

7.  Notes Payable

Senior Convertible Note

On March 3, 2004, the Company issued $9,924 of 6% senior convertible notes due 2007 (the “March Notes”) to investor groups in a transaction led by Michigan Venture Capital Co., Ltd, a South Korea-based institutional investment firm, and IndiGo Ventures LLC, a New York-based investment firm (the “Placement Agents”) that served as a financial advisor to the Company for the transaction.  The notes were collateralized by the patents held by the Company and second priority mortgage interest in plant facilities and certain equipment in South Korea.  The notes were convertible at any time into common stock at a price of $3.00 per share.  Investors in the private placement and the Placement Agents received warrants to purchase an aggregate amount of up to approximately 1.2 million shares of common stock, exercisable at $3.00 per share for varying periods but no later than 100 days following the effectiveness of a registration statement covering the resale of shares issuable upon exercise of the warrants. The conversion and warrant exercise price are subject to price adjustments for anti-dilution purposes. In addition, the investors had the right to call for repayment of the notes prior to maturity at any time after the second anniversary of the closing of the transaction.

Pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” and EITF 05-2 “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19,” the original fair value of the embedded conversion feature of $7,595 have been recorded as conversion feature liabilities as the debt is considered non-conventional convertible debt. The original fair value was computed using the Black-Scholes model under the following assumptions: (1) expected life of 3 years; (2) volatility of 82%; (3) risk free interest of 2.15% and dividend rate of 0%.  The fair value of the conversion feature on the date of issuance has been recorded as debt discount to be amortized over the life the debt.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the original fair value of the 1.2 million warrants of $1,302 has been recorded as warrant liabilities as the shares issuable under the warrants have not been registered.  The original fair value was computed using the Black-Scholes pricing model under the following assumptions: (1) expected life of 3 years; (2) volatility of 82%, (3) risk free interest of 0.95% and dividend rate of 0%.

In March 2004, the original fair value of the embedded conversion feature of $7,595 and the original fair value of the 0.6 million warrants issued to investors of $584, and the original fair value of 0.6 million warrants issued to Placement Agents of $718 were recorded as discounts of the convertible note.  In addition, $581 direct costs incurred relating to issuance of the convertible note were recorded as debt issuance cost in other assets.

During 2004, the Company redeemed $4,465 of the outstanding note balance in cash.  The redemption resulted in a write down of debt issuance costs and debt discount of $3,571 to interest expense and a reduction in conversion feature liabilities of $914 from cancellation of the embedded conversion feature of the redeemed notes to additional paid in capital during the year ended December 31, 2004.  Further, 500,000 of warrants originally issued to a financial advisor for the transaction expired during June 2004 and 163,748 of unexercised warrants originally issued to investors were cancelled as a result of the Company’s redemption of the note balances during the year ended December 31, 2004.  The 663,748 total expired and canceled warrants immediately prior to the expiration and cancellation resulted in a reduction of warrant liability of $7 and $279 to additional paid in capital and change in value of warrants, respectively, during the year ended December 31, 2004.

On August 19, 2004, the Company completed a private exchange offer for its March Notes with the remaining holders after the redemption.  Under terms of the exchange offer, approximately $5,460 in aggregate principal amount of the March Notes have been exchanged for an aggregate of (i) $2,730 of 6% Senior Secured Notes Due 2007 (the “July 2007 Notes”) and (ii) $2,730 of 10% Senior Secured Notes Due 2005 (the “July 2005 Notes”), collectively referred to as “Exchange Notes”.  The Exchange Notes are collateralized by certain patents owned by the Company and second priority mortgage interest in plant facilities and certain equipment at our South Korea plant.  The July 2005 Notes had a maturity date of July 29, 2005, and a conversion price of $2.00 per share (compared to a conversion price of $3.00 per share under the March Notes).  The July 2005 Notes have been exchanged and redeemed subsequent to the close of the second quarter of 2005 (see 2005 Senior Convertible Notes below). The July 2007 Notes have a maturity date of July 29, 2007, and a conversion price of $1.00 per share.   The conversion prices of the July 2007 Notes and July 2005 Notes are subject to price adjustments for anti-dilution purposes.  Further, the exchange notes are convertible into Common Stock, at the option of the Company, if at any time after the issuance of the notes, the closing per share price of the Common Stock exceeds $4.00 (as adjusted for stock splits, reverse splits, stock dividends, and recapitalizations) for 30 consecutive trading days, and further provided that there has been effective registration during such period.  The convertible price of the Exchange Notes is subject to price adjustment for anti-dilution purposes.  As of March 31, 2007, the convertible price of the July 2007 Notes remained unchanged at $1.00 per share.  Holders of the July 2007 Notes also have the right to call for repayment of the July 2007 Notes prior to maturity at any time after the second anniversary of the closing of the exchange offer.  The July 2007 Notes have been amended subsequent to the close of the second quarter of 2005 to provide for an Amended Registration Rights Agreement, and Amended and Restated Security Agreement (see 2005 Senior Convertible Notes below).

A total of 563,151 warrants to purchase our common stock at an exercise price of $3.00 per share—all of which were previously issued in connection with the purchase of the March Notes—have been amended to provide for an extended expiration date of March 1, 2006.  There are no outstanding warrants at March 31, 2007.

The exchange offer was treated as an extinguishment of the March Notes in accordance with Emerging Issues Task Force No. 96-19, “Debtors Accounting for a Modification or Exchange of Debt Instruments.”  The exchange resulted in a $2,941 loss from extinguishment of the March Notes, which consisted of write down of $352 of deferred issue costs in other assets, $670 of debt discount, and an increase of $1,919 in conversion feature liability as a result of the change in carrying value of exchanged notes.

In connection with the private exchange offer, the Company issued $250 of private placement notes to certain Placement Agents as issuance costs.  Of the $250 notes issued, $125 was paid in the form of long-term notes which is due in 2007 with interest rate of 6% per annum (July 2007 Notes) and $125 was paid in the form of short-term notes which is due in 2005 with interest rate of 10% per annum (July 2005 Notes).  The July 2005 and July 2007 Notes are convertible into Common Stock at $2.00 and $1.00, respectively, and have the same terms as the Exchange Notes issued to the investors.  Further, $143 of original fair value of the embedded conversion feature of $250 notes issued to Placement Agents was recorded as conversion feature liabilities during August 2004.

The Company was obligated, pursuant to a Registration Rights Agreement, as amended by the Exchange Notes, between the Company, the Placement Agents and the note holders to file a registration statement with the Securities and Exchange Commission (“SEC”) to register the shares of Common Stock issuable upon conversion of the notes payable and the related warrants within 90 days following the effective closing date of the exchange notes (July 29, 2004), and to use best efforts to cause such registration statement to become effective within 60 days following the SEC’s first written comments on the registration statement.  Further, if the Company is not in compliance with the registration or listing requirements, the holders have rights to late registration payments equal to between 2% and 3% of the purchase price paid for the unconverted notes for the first 30 business days of late registration, and 1% and 3% percent for each 30 business days thereafter, but no more than 18% of the purchase price of the unconverted note balance.

Interest payments are due quarterly, and failure to make timely interest payments will result in increase in interest rate to 10% and 14% on the 6% and 10% senior convertible notes (“Default Rates”).  The Default Rates became effective on April 1, 2005 from non-payment of a scheduled interest payment.  As of March 31, 2007, the Company has complied with all scheduled interest payments.

On August 9, 2005, the July 2005 Notes, accrued interest and late registration fees were redeemed in cash and exchanged for 7% Convertible Secured Promissory Notes due August 2007  (see 2005 Senior Convertible Notes below).

During the year ended December 31, 2006, $286 of the July 2007 Notes were converted into 285,750 of the Company’s common stock at a conversion price of $1.00 per share.

The Company’s gross outstanding loan balance of the July 2007 Notes totaled $2,083, as of March 31, 2007 and December 31, 2006, respectively.  As of March 31, 2007 and December 31, 2006, un-amortized discounts for conversion feature and warrants totaled $224 and $391, respectively, and other asset debt issuance costs totaled $8 and $14, respectively.  Interest expense for the amortization of debt issuance cost and discount on note was $174 and $223 for the quarters ended March 31, 2007 and 2006, respectively.  As of March 31, 2007, the effective interest rate of the July 2007 Notes was 34.5%.

Pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” the Company is required to report a value of the conversion liability as a fair value and record the fluctuation to the fair value of the conversion feature liability to current operations.  The change in the fair value of the conversion feature liability resulted in a gain of $31 and a loss of $802 for the three months ended March 31, 2007 and 2006, respectively.  The fair value of conversion features outstanding at March 31, 2007 and December 31, 2006 was $1,188 and $1,218.  The fair value of conversion features of outstanding at March 31, 2007 was computed using the Black-Scholes model under the following assumptions: (1) 0.33 years; (2) volatility of 55%; (3) risk free interest of 5.04% and dividend rate of 0%.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the original relative fair values of the warrants of $1,302 have been recorded as warrant liability.  In addition, the Company is required to report a value of the warrant as a fair value and record the fluctuation to the fair value of the warrant liability to current operations.  The change in fair value of warrants resulted in a loss of $3 for the three months ended March 31, 2006.  The warrant has expired as of December 31, 2006.

Convertible Notes

On June 13, 2005, the Company completed a private placement (the “June 2005 Private Placement”) of 10% Convertible Unsecured Notes Due June 13, 2006 in the aggregate principal amount of $3,250 (the “June 2006 Notes”), together with warrants to purchase up to an aggregate of 893,750 shares of the Company’s common stock (the “Warrants”).

The June 2006 Notes issued by the Company in the June 2005 Private Placement are unsecured and was due on the earlier of June 13, 2006 or the consummation of a follow-on equity or debt offering or restructuring transaction pursuant to which the Company receives gross proceeds of at least $4,000.  Prior to maturity, the June 2006 Notes are interest-only, with interest payments due quarterly, at the rate of 10% per year.  The June 2006 Notes can be prepaid by the Company at any time without penalty.  If, within 120 days following the issue date of the June 2006 Notes, the Company either fails to redeem the notes for the principal amount and accrued interest thereon or fails to close a “Qualified Financing,” then the June 2006 Notes will thereafter be convertible at a conversion price equal to seventy five percent (75%) of the closing price of the Company’s common stock on the first trading day immediately preceding the conversion date.  A “Qualified Financing “ is defined in the June 2006 Notes as any debt or equity financing of the Company resulting in aggregate gross proceeds to the Company of at least $5,000 and in which the holders of at least sixty percent (60%) of the aggregate principal amount of the Company’s July 2007 Notes either (i) agree that the equity or debt securities to be issued in such financing shall be pari passu in order of payment to the July 2007 Notes held by them or (ii) exchange their July 2007 Notes for new securities in the financing transaction.  On August 9, 2005, the Company successfully completed Qualified Financing, which resulted in exchange and redemption of the Convertible Notes (see 2005 Senior Convertible Notes below).  As a result, the June 2006 Notes never became convertible.

 As a part of the June 2005 Private Placement, the Company issued warrants to the purchasers of the June 2006 Notes giving them the right to purchase up to an aggregate of 812,500 shares of the Company’s common stock.  In addition, warrants to purchase 81,250 shares of the Company’s common stock were issued to the placement agent in the transaction.  The warrants have an original exercise price of $2.00 per share, provided that upon the consummation of the first ensuing public or private equity or debt offering or restructuring transaction in which the Company receives gross proceeds of at least $3,250 (including without limitation any restructuring of the Company’s July 2005 Notes), the exercise price will be automatically adjusted downward (but not upward) as of the closing date of such offering or restructuring transaction so that it is equal to the lowest effective common stock purchase price paid for any securities issued by the Company to the investors in such offering or restructuring transaction.  The warrants will expire on June 13, 2010 and are subject to exercise price adjustment for anti-dilution purposes.  The exercise price of the warrants was reduced to $1.91. per share and total number of warrants was increased 935,873 as of March 31, 2007 as a result of our January 2007 private placement (see Convertible Subordinated Notes below).

The original fair value of the 893,750 warrants totaled $1,160 and was computed using the Black-Scholes pricing model under the following assumptions: (1) expected life of 5 years; (2) volatility of 118%, (3) risk free interest of 3.87% and dividend rate of 0%.  In accordance with Emerging Issues Task Force No. 00-27, “Application of Issue No. 98-5 to Certain

Convertible Instruments” the embedded beneficial conversion feature of the debt was not recorded as the debt is considered contingently convertible at the time of issuance, and as a result of the completion of the Qualified Financing the debt subsequent to the close of the second quarter, the debt was determined to be not convertible. In June 2005, the fair value of the 812,500 warrants issued to investors of $1,055 was recorded as discounts of the convertible note.  In addition $105 relating to the fair value of the 81,250 warrants issued to the Placement Agents and $278 direct costs incurred relating to issuance of the convertible note were recorded as debt issuance cost as a contra liability account in debt discount and other assets, respectively, and will be amortized using the effective interest rate method over the life of the loan.

On August 9, 2005, the June 2006 Notes were redeemed in cash and exchanged for 7% Convertible Secured Promissory Notes due August 2007 (see 2005 Senior Convertible Notes below).  The exchange offer was treated as an extinguishment of the June 2006 Notes in accordance with Emerging Issues Task Force No. 96-19, “Debtors Accounting for a Modification or Exchange of Debt Instruments.”  The exchange resulted in a $1,247 loss from extinguishment of the June 2006 Notes as of December 31, 2005, which consists of write down of $240 of deferred issue costs in other assets, $92 of contra liability deferred issuance costs, and $915 of debt discount as a result of the change in carrying value of exchanged notes.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the original fair values of the warrants of $1,160 have been recorded as warrant liability.  In addition, the Company is required to report a value of the warrant as a fair value and record the fluctuation to the fair value of the warrant liability to current operations.  The change in the fair value of the warrants resulted in a gain of $281 and a loss $302 for the three months ended March 31, 2007 and 2006, respectively.  The fair value of warrants outstanding at March 31, 2007 and December 31, 2006 was $206 and $487, respectively.  The fair value of warrants outstanding at March 31, 2007 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 3.2 years; (2) volatility of 55%, (3) risk free interest of 4.54% and dividend rate of 0%.

2005 Senior Convertible Notes

On August 9, 2005, the Company completed a private placement (the “August 2005 Private Placement”) of $9,878 in principal amount of new 7% Convertible Secured Promissory Notes due August 2007 (the “August 2007 Notes”).  The issuance consisted of $5,000 cash, exchange of $1,284 in principal amount of the July 2005 Notes, the exchange of $2,996 in principal amount of the June 2006 Notes, satisfaction of accrued interest and late registration fees in the amount of $589 on the July 2005 Notes, and satisfaction of accrued interest of $9 on the June 2006 Notes.  The August 2007 Notes were issued pursuant to a Securities Purchase Agreement dated effective as of August 2, 2005 among the Company, the purchasers of the August 2007 Notes, and the holders of July 2005 Notes and June 2006 Notes of the Company.

Interest payments are due quarterly, and failure to make timely interest payments will result in increase in interest rates to 14% per annum on the August 2007 Notes (“Default Rates”).  As of March 31, 2007, the Company has made timely interest payments.

The August 2007 Notes are convertible into shares of the Company’s common stock at $2.00 per share Pursuant to an Amended and Restated Security Agreement.  The convertible price of the August 2007 Notes is subject price adjustment for anti-dilution purposes.  As of March 31, 2007, the convertible price of the August 2007 Notes was reduced to $1.91 per share.

Further, pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” and EITF 05-2 “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19,” the original fair value of the embedded conversion feature of $4,808 have been recorded as conversion feature liability as the debt is considered nonconventional convertible debt. The original fair value was computed using the Black-Scholes model under the following assumptions: (1) expected life of 2 years; (2) volatility of 93%; (3) risk free interest of 4.06% and dividend rate of 0%.  In addition, the Company is required to report a value of the conversion liability as a fair value and record the fluctuation to the fair value of the conversion feature liability to current operations.  The change in the fair value of the conversion feature liability resulted in a gain of $342 and a loss of $981 for the three months ended March 31, 2007 and 2006, respectively.  The fair value of conversion features outstanding at March 31, 2007 and December 31, 2006 was $12 and $619, respectively.  The fair value of conversion feature outstanding at March 31, 2007 was computed using the Black-Scholes model under the following assumptions: (1) 0.34 year; (2) volatility of 55%, (3) risk free interest of 5.04% and dividend rate of 0%.

The August 2007 Notes are secured by substantially all assets of the Company and rank senior to all other obligations of the Company, other than the Company’s loan with Kookmin Bank of South Korea (or any refinancing of such loan), the July 2007 Notes, purchase money asset financing, trade creditors in the ordinary course of business, and any inventory or receivables-based credit facility that the Company may obtain in the future, provided that the amount of the credit facility does not exceed 50% of eligible inventory and 80% of eligible receivables. The August 2007 Notes will automatically convert into common stock if the Company’s common stock has an average closing price of more than $5.00 per share during 30 consecutive trading days.

The Company also issued warrants to the purchasers of the August 2007 Notes and placement agents giving them the right to purchase up to 2,469,470 and 414,495 shares of Company common stock, respectively, with an exercise price of  $2.00 per share, which is subject to price adjustment for anti-dilution purposes .  As of March 31, 2007, the exercise price of the warrants was reduced to $1.91 per share and total number of warrants was increased to 3,019,881.  The warrants will expire on August 2, 2010.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the original fair values of the warrants of $4,068 have been recorded as warrant liability, which was computed using the Black-Scholes pricing model under the following assumptions: (1) expected life of 5 years; (2) volatility of 93%; (3) risk free interest of 4.17% and dividend rate of 0%.  In addition, the Company is required to report a value of the warrant as a fair value and record the fluctuation to the fair value of the warrant liability to current operations.  The change in the fair value of the warrants resulted in a gain of $918 and a loss of $985 for the three months ended March 31, 2007 and 2006, respectively.  The fair value of warrants outstanding at March 31, 2007 and December 31, 2006 was $694 and $1,612, respectively.  The fair value of the warrants outstanding at March 31, 2007 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 3.34 years; (2) volatility of 55%; (3) risk free interest of 4.54% and dividend rate of 0%.

In connection with the August 2005 Private Placement, the Company entered into an amended and restated registration rights agreement with the holders of the July 2007 Notes, the holders of the August 2007 Notes, and the holders of the above-described outstanding warrants.  This amended and restated registration rights agreement replaced all other registration rights agreements previously entered into by us in connection with the private sale by us of convertible notes and warrants.  Under the amended and restated registration rights agreement, the Company is required to file a resale registration statement for the shares underlying all of our outstanding convertible notes and warrants, as described above, by October 31, 2005, to enable the resale of such shares by the selling stockholders on a delayed or continuous basis under Rule 415 of the Securities Act.  The Company is then required to cause such registration statement to become effective within 60 days after we receive the first written comments on the registration statement from the SEC, or if the SEC notifies us that it will not review the registration statement, within five days after such notification.  The Company will be subject to certain monetary penalties, as set forth in the registration rights agreement, if the registration statement is not filed or does not become effective on a timely basis.  Specifically, if the Company does not file the registration statement on a timely basis, we will be obligated to pay a late filing fee to the selling stockholders in the amount of 3% of the warrant exercise price on each of the warrants held by them plus 3% of the principal amount of the outstanding notes held by them.  This fee will be payable for each period of 30 business days that the filing of the registration statement is made past the required filing date, and the payments will be due 10 business days following the end of each 30-day period.  If the registration statement has not been declared effective by the required effective date, the Company will be obligated to pay a monthly late registration fee to the selling stockholders in the amount of 2% of the aggregate warrant exercise prices and aggregate note principal amounts for the first 30 business days after the required effective date, and 1% for each 30-business day period thereafter until the registration statement is declared effective.  Notwithstanding the foregoing, the late filing fees and late registration fees will not exceed 18% of the aggregate warrant exercise prices and aggregate note principal amounts.

The Company filed its Registration Statement on December 9, 2005 and on August 7, 2006, the registration statement became effective.  As of March 31, 2007, the Company has accrued $1,633 and paid $923 of the late filing and registration fees and the remaining $710 is included in accounts payable and accrued liabilities.

On January 3, 2007 as part of a private placement offer, as amended, $2,290 of August 2007 Notes and $116 of late registration fees were exchanged for 8% Convertible Subordinated Notes due January 2010 (see Convertible Subordinated Notes below).   As part of the January 2007 private placement offer, as amended, the Company entered into conversion agreements with the holders of August 2007 Notes totaling $400 of principal providing for the conversion of such notes at a reduced conversion price of $1.25 per share.

As of March 31, 2007 and December 31, 2006, our gross outstanding loan balance of the August 2007 Notes totaled $7,188 and $9,878, respectively.  As of March 31, 2007 and December 31, 2006, un-amortized discounts for embedded conversion feature and warrants totaled $1,022 and $2,441, respectively, and other asset debt issuance costs totaled $58 and $139, respectively, and contra liability debt issuance cost totaled $72 and $172, respectively.  Interest expense for the amortization of debt issuance cost and discount on note was $962 for the three months ended March 31, 2007.  As of March 31, 2007, the effective interest rate for the August 2007 Notes was 17.5%.

Subordinated Promissory Note

On March 17, 2006, the Company issued a $1,000 10% subordinated promissory note due October 16, 2006 (the “October 2006 Note”) to Atlantic Realty Group, Inc., a company controlled by Jack Chitayat, a former director of the Company.  On September 30, 2006, the October 2006 Note was amended to mature on November 15, 2006 and was subsequently amended again to mature on November 30, 2006.  The October 2006 Note is unsecured and subordinated to all prior indebtedness of the Company.  All accrued interest and unpaid principal under the note were due November 30, 2006.  The proceeds from the October 2006 Note is to be used solely for working capital purposes.  In connection with the October 2006 Note, the Company issued warrants to purchase an aggregate amount of up to 125,000 shares of common stock, exercisable at $2.00 per share.  The warrants will expire on March 17, 2009, and include price adjustment provisions for anti-dilution purposes.  As of March 31, 2007, the exercise price of the warrants remained unchanged at $2.00 per share. There are no registration rights of the shares issuable from the exercise of the warrants.  Further, cashless exercise of the warrants is permitted.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the original fair value of the warrants of $84 have been recorded as warrant liability as the warrant holders can elect to settle the warrants in cash, which was computed using Black-Scholes pricing model under the following assumptions: (1) expected life of 2.96 years; (2) volatility of 84%; (3) risk free interest of 4.64% and dividend rate of 0%.  In addition, the Company is required to report a value of the warrants as a fair value and record the fluctuation to the fair value of the warrant liability to current operations.  The change in the fair value of the warrants resulted in a gain of $36 and of $1 for the three months ended March 31, 2007 and 2006, respectively.  The fair value of warrants outstanding at March 31, 2007 and December 31, 2006 was $14 and $50, respectively.  The fair value of warrants outstanding at March 31, 2007 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 1.96 years; (2) volatility of 55%, (3) risk free interest of 4.58% and dividend rate of 0%. Interest expense for the amortization of discount on the note was $0 and $13 for the three months ended March 31, 2007, and 2006, respectively.

During the quarter ended March 31, 2007, $1,000 of October 2006 Note was redeemed in cash as part of a private placement offer of 8% Convertible Subordinated Notes due January 2010 (see Convertible Subordinated Notes below).

Unsecured Subordinated Notes

On May 17, 2006, the Company completed a private placement of 8% unsecured subordinated notes (the “May 2006 Private Placement”) in the aggregate principal amount of $3,625 (the “August 2007 Subordinated Notes”), together with warrants to purchase up to an aggregate of 705,233 shares of the Company’s common stock.  On September 21, 2006, and December 1, 2006 the Company completed an additional private placement under the terms of the May 2006 Private Placement in the aggregate principal amount of $500 and $459, respectively, together with warrants to purchase up to an aggregate of 96,900 and 88,857 shares of the Company’s common stock, respectively.  The May 2006 Private Placement, was made solely to “accredited investors” including Ricardo Salas, the Company’s former President and Chief Executive Officer.  Mr. Salas held $559 of the August 2007 Subordinated Notes.

The August 2007 Subordinated Notes are unsecured and will become due on the earlier of August 17, 2007 or the consummation of a follow-on equity or debt offering pursuant to which the Company receives gross proceeds of at least $6,000 to be used for working capital purposes and repayment of debt, but excluding financings for the purpose of purchasing capital assets (a “Follow-On Financing”).  Interest on the unpaid principal balance of each August 2007 Subordinated Note accrues at the rate of 8% per annum from May 17, 2006 until maturity date.  The August 2007 Subordinated Notes can be prepaid by the Company at any time without penalty.

The August 2007 Subordinated Notes is subordinate in right of payment and in all other respects to the July 2007 Notes, the August 2007 Notes, and any other notes that may be issued by the Company after May 17, 2006 in exchange for or in satisfaction of any July 2007 Notes or August 2007 Notes (collectively, the “Senior Notes”).  Notwithstanding the maturity date of the August 2007 Subordinated Notes, the Company will not make any payments of principal, interest or otherwise under the August 2007 Subordinated Notes until all amounts due and payable under the Senior Notes have been satisfied in full (whether through cash payments or conversion).

The August 2007 Subordinated Notes also gives the investors the opportunity to participate in a Follow-On Financing at a discounted rate.  If a holder of the August 2007 Subordinated Notes elects to participate in a Follow-On Financing, the holder of the Note will be entitled to purchase the securities being offered in the Follow-On Financing at a discount of 7% of the gross per share purchase price (in the case of an offering of common stock or preferred stock) or 7% of the face amount of the security being sold (in the case of an offering of debt securities).

As part of the August 2007 Private Placement, the Company issued warrants to the purchasers of the Notes giving them right to purchase up to an aggregate of 892,247 shares of the Company’s common stock.  In addition, warrants to purchase 80,717 shares of the Company’s common stock were issued to the placement agent in the transaction.  The warrants have an exercise price of $2.58 per share, which is subject to price adjustment for anti-dilution purposes.  The exercise price of the warrants was reduced to $2.33 per share and total amount of warrants was increased to 1,077,480 as of March 31, 2007.  The warrants will expire on May 17, 2011.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the original fair value of the warrants of $905 for the May 17, 2006 placement have been recorded as warrant liability, as the warrant holders can elect to settle the warrants in cash, which was computed using Black-Scholes pricing model under the following assumptions: (1) expected life of 5.00 years; (2) volatility of 80%; (3) risk free interest of 5.03% and dividend rate of 0%.  The original fair value of the warrants of $89 for the September 21, 2006 placement have been recorded as warrant liability, as the warrant holders can elect to settle the warrants in cash, which was computed using Black-Scholes pricing model under the following assumptions: (1) expected life of 4.65 years; (2) volatility of 76%; (3) risk free interest of 4.60% and dividend rate of 0%.  The original fair value of the warrants of $59 for the December 1, 2006 placement have been recorded as warrant liability, as the warrant holders can elect to settle the warrants in cash, which was computed using Black-Scholes pricing model under the following assumptions: (1) expected life of 4.46 years; (2) volatility of 67%; (3) risk free interest of 4.39% and dividend rate of 0%.

In addition, the Company is required to report a value of the warrant as a fair value and record the fluctuation to the fair value of the warrant liability to current operations.  The change in the fair value of the warrants resulted in a gain of $261 for the three months ended March 31, 2007.  The fair value of warrants outstanding at March 31, 2007 and December 31, 2006 was $252 and $513.The fair value of the warrants outstanding at March 31, 2007 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 4.13 years; (2) volatility of 55%; (3) risk free interest of 4.54% and dividend rate of 0%.

On January 3, 2007 as part of a private placement offer, as amended, $925 of August Subordinated 2007 Notes and $45 of accrued interest  were exchanged for 8% Convertible Subordinated Notes due January 2010 (see Convertible Subordinated Notes below).   Additionally, $650 of August Subordinated 2007 Notes and $26 of accrued interest were redeemed in cash during the three months ended March 31, 2007.

Our gross outstanding loan balance of the August 2007 Subordinated Notes totaled $3,009 and $4,585 as of March 31, 2007 and December 31, 2006, respectively.  As of March 31, 2007, un-amortized discounts for warrants totaled $329 and other asset deferred issuance costs totaled $83.  Interest expense for the amortization of discount on the note and deferred issuance cost was $218 for the three months ended March 31, 2007.  As of March 31, 2007, the effective interest rate for the August 2007 Subordinated Notes was 37.6%.

Convertible Subordinated Notes

On January 3, 2007, the Company completed a private placement of 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”).  As a result of an April 2007 amendment to this transaction, the Company ultimately issued $16,300 in principal amount of January 2010 Notes (see Note 13).  The January 2010 Notes were issued for aggregate cash in the amount of $12,850, in payment of a total of $3,377 in principal and accrued but unpaid interest under our previously issued 7% Senior Secured Convertible notes due August 2007 (“August 2007 Notes”) and our 8% Unsecured Subordinated notes (the “August 2007 Subordinated Notes”), and $73 cash discount.

The payment of the previously issued notes was treated as an extinguishment of the debt in accordance with Emerging Issues Task Force No. 96-19, “Debtors Accounting for a Modification or Exchange of Debt Instruments.”  The placement resulted in a $648 loss from extinguishment of debt, which consisted of write down of $64 of deferred issue costs, $733 of debt discount, and decrease of $149 in conversion feature liability as a result of the change in carrying value of exchanged notes.

The January 2010 Notes were originally convertible into the Company’s common stock at $1.55 per share.  As a part of the private placement, the Company issued warrants to the purchasers of the notes giving them the right to purchase up to an aggregate of 5,257,921 shares of our common stock at an exercise price of $1.93 per share. In connection with the private placement, the Company also issued to the placement agent for the transaction warrants to purchase an aggregate of 248,710 shares of our common stock at an exercise price of $1.55 per share.  The warrants will expire on January 3, 2012 and are subject to exercise price adjustment for anti-dilution purposes.  The Company is required to set aside $2,083 of the proceeds from the private placement for payment of the 6% Senior Secured Convertible notes due July 2007 (the “July 2007 Notes”).

Pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” and EITF 05-2 “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19,” the original fair value of the embedded conversion feature of $6,205 have been recorded as conversion feature liability as the debt is considered nonconventional convertible debt. The original fair value was computed using the Black-Scholes model under the following assumptions: (1) expected life of 1.6 to 3 years; (2) volatility of 55%; (3) risk free interest of 4.69% to 4.76% and dividend rate of 0%.  In addition, the Company is required to report a value of the conversion liability as a fair value and record the fluctuation to the fair value of the conversion feature liability to current operations.  The change in the fair value of the conversion feature liability resulted in a gain of $3,971 for the three months ended March 31, 2007.  The fair value of conversion feature outstanding at March 31, 2007 of $2,234 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 1.3 to 2.6 years; (2) volatility of 55%, (3) risk free interest of 4.54% to 4.90% and dividend rate of 0%.

Pursuant to EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”, the original fair values of the warrants of $3,964 have been recorded as warrant liability, which was computed using the Black-Scholes pricing model under the following assumptions: (1) expected life of 5 years; (2) volatility of 55%; (3) risk free interest of 4.68% and dividend rate of 0%.  In addition, the Company is required to report a value of the warrant as a fair value and record the fluctuation to the fair value of the warrant liability to current operations.  The change in the fair value of the warrants resulted in a gain of $2,197 for the three months ended March 31, 2007.  The fair value of the warrants outstanding at March 31, 2007 of $1,768 was computed using the Black-Scholes model under the following assumptions: (1) expected life of 4.76 years; (2) volatility of 55%; (3) risk free interest of 4.54% and dividend rate of 0%.

The original fair value of the embedded conversion feature of $6,205 and the original fair value of the 5,257,921 warrants issued to investors of $3,764, the original fair value of 248,710 warrants issued to Placement Agents of $200, and $73 cash discount were recorded as discounts of the convertible note.  In addition, $951 direct costs incurred relating to issuance of the convertible note was recorded as debt issuance cost in other assets.

The January 2010 Notes were issued pursuant to a Securities Purchase Agreement, dated January 3, 2007, between the Company and the purchasers of the January 2010 Notes (the “January Purchase Agreement”).  Under the terms of the original January Purchase Agreement, the Company agreed to repay or otherwise satisfy, within 5 days after the closing of the private placement, approximately $15,461 of the Company’s outstanding debt under previously issued promissory notes, including the August 2007 Notes, the Atlantic Note, and New Bridge Notes (the “Debt Satisfaction Covenant”).  The Company originally agreed to this covenant based on assurances that a substantial number of holders of the August 2007 Notes would elect to convert their August 2007 Notes at a reduced conversion price following the private placement under a note conversion agreement proposed by the Company, but most of such holders ultimately elected not to proceed with such conversion.  Accordingly, in an effort to preserve funds, the Company has not yet repaid the indebtedness as required by the original January Purchase Agreement, and in April 2007, the Company entered into an amendment to the January Purchase Agreement providing that the Company will have until October 1, 2007 (or such earlier date on which the indebtedness to be repaid is due) to comply with the Debt Satisfaction Covenant (see Note 13).

The January 2010 Notes bear interest at 8% per annum with interest payable quarterly in arrears in cash, or, at our option, in the form of additional January 2010 Notes (in which case the interest rate will be 10% per annum). The ability to pay interest with additional January 2010 Notes is subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of interest and certain minimum trading volumes in the stock to be issued. From and after an event of default under the January 2010 Notes and for so long as the event of default is continuing, the January 2010 Notes will bear default interest at a rate of 12% per annum (or 15% per annum if we elect to pay interest with additional January 2010 Notes).

Beginning July 31, 2008 and at the end of each month thereafter, the Company will be required to redeem 1/36th of the principal amount of the January 2010 Notes in cash or, at the Company’s election, with shares of our common stock. The ability to pay the redemption amounts with shares of common stock will be subject to specified conditions, including the existence of an effective registration statement covering the resale of the shares issued in payment of the redemption amount and certain minimum trading volumes in the stock to be issued. Any unconverted January 2010 Notes will become due on December 31, 2009, although the Company will have the right at any time after 18 months following the issuance of the January 2010 Notes to redeem the January 2010 Notes in whole or in part for a cash redemption price of 105% of the portion of the principal amount being redeemed plus all accrued and unpaid interest thereon. The January 2010 Notes are unsecured and are subordinate to the July 2007 Notes and to certain secured financing from commercial lenders incurred by the Company in the future.  The terms of the 2010 Notes also provide that the Company will be required to maintain a sufficient bank balance to provide for the timely repayment of our July 2007 Notes.

In connection with the January 2007 private placement, the Company entered into a Registration Rights Agreement with the purchasers of the January 2010 Notes under which the Company is required, on or before 45 days after the closing of the private placement, to use commercially reasonable efforts to file a registration statement with the SEC covering the resale of the shares of the common stock issuable pursuant to the January 2010 Notes and warrants and to use commercially reasonable efforts to have the registration declared effective at the earliest date (but in no event later than 90 days after filing if there is no SEC review of the registration statement, or 120 days if there is an SEC review).  The Company will be subject to monetary penalties up to a maximum amount of 18% of the aggregate amount of Notes sold in the Private Placement if the registration statement is not filed or does not become effective on a timely basis. The monetary penalties will accrue at the rate of 1% per month of the then-outstanding principal amount of the January 2010 Notes. In the event that the Company is unable to include in the registration statement all shares of our common stock issuable pursuant to the January 2010 Notes and warrants, then we will be required to file up to two additional registration statements to register the resale of any shares excluded from the originally filed registration statement and to pay the foregoing monetary penalties on the January 2010 Notes convertible into the excluded shares until the resale of such excluded shares is covered by an effective registration statement or until such shares can be sold under SEC Rule 144.  As of March 31, 2007, an aggregate of $20 in monetary penalties under the Registration Rights Agreement had already been paid to investors, while an additional $214 thousand in such penalties were accrued but unpaid.

On March 22, 2007, one of the purchasers of the January 2010 Notes (holding January 2010 Notes in the aggregate amount of $2.0 million) sent the Company an event of default notice (“Event of Default Notice”) indicating that the Company had defaulted under the January Purchase Agreement (and therefore under the January 2010 Note) by failing to comply with the Debt Satisfaction Covenant.  This holder did not execute the April 2007 amendment to the January Purchase Agreement.  In general, upon a breach of the January 2010 Notes or January Purchase Agreement, a holder of the January 2010 Notes may require us to redeem the January 2010 Notes at a price equal to the greater of (i) the conversion amount to be redeemed and (ii) the product of (A) the conversion rate with respect to such conversion amount in effect at such time as the purchaser of the January 2010 Note delivers an Event of Default Redemption Notice (as defined below) and (B) the closing sale price of our common stock on the date immediately preceding such event of default.  Under the terms of the January 2010 Notes and January Purchase Agreement, the Company has ten (10) business days after the receipt of an Event of Default Notice to cure a default (see Note 13).

In addition, because the Company repaid $1,763 of principal and interest under the October 2006 Note and certain August 2007 Subordinated Notes in January and February 2007 without first repaying the August 2007 Notes and July 2007 Notes, the Company may also be in breach of the August 2007 Notes and July 2007 Notes.

The Company’s gross outstanding loan balance of the January 2010 Notes totaled $16,300 as of March 31, 2007.  As of March 31, 2007, un-amortized discounts for conversion feature, warrants, and cash discount totaled $9,894, and other asset debt issuance costs totaled $918.  Interest expense for the amortization of debt issuance cost and discount on note was $382 for the three months ended March 31, 2007.  As of March 31, 2007, the effective interest rate of the January 2010 Notes was 54%.

Factoring Agreement

The Company entered into a Factoring, Loan, and Security Agreement (the “Agreement”) with a financing company on April 21, 2005, which allows for borrowings of up to $1,500.  The Agreement expires on April 21, 2006, and automatically renews annually thereafter. All borrowings are secured by outstanding receivables specifically assigned to the financing company.  Assigned receivables are considered “Approved” or “Non-Approved” by the financing company.  In January 2007, the Company entered into a second amendment to the Agreement to provide for increased borrowings against non-approved receivables assigned of 80%.  Borrowings made against non-approved receivables assigned are limited to $1,000 and total borrowings made on approved and non-approved receivables assigned are limited to $5,000.  Further, the amendment provides for interest charges of 0.5% plus prime rate of interest less 2%.  The agreement will continue until February 1, 2008 and will renew annually thereafter.  Payments on assigned receivables are received directly by the financing company, and applied to outstanding advances.  All outstanding advances and uncollected assigned receivables are subject to fees and interest charges ranging from 0.55% to 1.5% plus prime rate as published by the Wall Street Journal, with a minimum annual fee of $30. All receivables assigned and advances made are subject to return and recall by the financing company, respectively.  As such, the advances have been classified as short-term secured borrowings in accordance with SFAS No. 140 “Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities.”  For the three months ended March 31, 2007, the Company borrowed $3,667 and repaid $3,843 under the Agreement.  The total outstanding advance made under the agreement is $1,493 and $1,669 as of March 31, 2007 and December 31, 2006, respectively, which is presented as short-term debt.   The weighted average rate of interest for borrowings made under the Agreement was 9.71% for the three months ended March 31, 2007.  As of March 31, 2007, the Company’s availability for future borrowing under the agreement is $3,507, which is contingent on approval of eligible receivables by the financing company.

In February 2007, the Company entered into an agreement to deposit cash of $2,083 with a rate of prime rate of interest less 2% with the financing company.  The agreement is effective until July 27, 2007 and the cash deposit will be used to pay down principal amount of the July 2007 Notes. Additionally, the financing company reserves the right to offset outstanding advances against the cash deposit. As a result, the $2,083 cash deposit is presented as restricted cash as of March 31, 2007.

Kookmin Note

On February 4, 2003, our Korean subsidiary received 6,500,000 in South Korean Won, or approximately $5,488, under a loan from Kookmin Bank of South Korea.  The loan bears interest at an annual rate of 7.1%.  In the event of delayed repayment, the interest increases to a maximum of 21%, depending on the length of time the repayment is delayed.  As of March 31, 2007, the interest rate was increased to 9.2% from delayed interest payments made.  This loan is collateralized by the plant facilities and certain equipment in South Korea.  During the first eighteen months from the origination date, interest was payable on a monthly basis.  In October 2003, the Company paid $873 of principal at the request of Kookmin Bank due to the sale of machines that had been part of the collateral on the loan.  Subsequent to October 31, 2003, Kookmin Bank requested that the Company pay an additional $866 of principal by February 2004 due to the Company’s current credit rating.  The Company made two payments on the requested additional loan pay down in November and December 2003 of $320 and $205, respectively.  The remaining payment of $341 was subsequently made in February 2004.  Beginning in September 2004, the Company is required to make equal monthly installments of principal and interest to repay the remaining balance through February 2008.  Principal payments made to Kookmin Bank totaled $556 for the three months ended March 31, 2007, which includes $23 of foreign exchange translation loss.  The outstanding loan balance totaled $1,218 and $1,796, of which $1,218 and $225 is included in current portion of long-term debt, as of March 31, 2007 and December 31, 2006, respectively.

8.     Stock Compensation Plan

During the three months ended March 31, 2007, under the Company’s 2002 Non-employee Director Stock Option Plan, which provides for the grant of stock options to non-employee directors, the company granted 70,000 of the Company’s common shares for an average exercise price of $1.53.  Further, all options under this plan have exercise prices equal to the fair market value on the date of grant.

The Company cancelled 99,250 options during the three months ended March 31, 2007, for terminated employees and directors.

9.         Segment Reporting and Geographic Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires companies to provide certain information about their operating segments.  In April 2002, the Company began classifying operations into two reportable segments: Liquidmetal alloy industrial coatings and bulk Liquidmetal alloys.  The Liquidmetal alloy industrial coatings are used primarily as a protective coating for industrial machinery and equipment, such as drill pipe used by the oil drilling industry and boiler tubes used by coal burning power plants.  Bulk Liquidmetal alloys include market opportunities to manufacture and sell casing components for electronic devices, medical devices, sporting goods, tooling, prototype sampling, defense applications and metal processing equipment.  The expenses incurred by the bulk Liquidmetal alloy segment are manufacturing, research and development costs, and selling expenses associated with identifying and developing market opportunities.  Bulk Liquidmetal alloy products can be distinguished from Liquidmetal alloy coatings in that the bulk Liquidmetal alloy can have significant thickness, up to approximately one inch, which allows for their use in a wider variety of applications other than a thin protective coating applied to machinery and equipment.   Revenue and expenses associated with research and development services are included in the bulk Liquidmetal alloy segment.  The accounting policies of the reportable segments are the same as those described in Note 4 to the consolidated financial statements included in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2007.

Summarized financial information concerning the Company’s reportable segments is shown in the following tables:

	Coatings	Bulk Alloy	Segment Totals
Three Months Ended March 31, 2007
Revenue to external customers	$2,724	$2,343	$5,067
Gross profit (loss)	1,259	(2,633)	(1,374)
Income (loss) before interest expense and discontinued operations	795	(2,744)	(1,949)
Total identifiable assets at end of period	1,552	15,899	17,451

Three Months Ended March 31, 2006
Revenue to external customers	$2,384	$4,171	$6,555
Gross profit	990	241	1,231
Income (loss) before interest expense and discontinued operations	805	(386)	419
Total identifiable assets at end of period	878	17,488	18,366

Reconciling information between reportable segments and the Company’s consolidated totals is shown in the following table:

	For the Three Months
	Ended March 31,
	2007	2006
		(Restated)

Total segment income (loss) before minority interest, interest expense	$(1,949)	$419
General and administrative expenses, excluded	(2,220)	(1,616)

Consolidated loss before interest, other income, income taxes, minority interest	(4,169)	(1,197)
Loss from extinguishments of debt	(648)	—
Change in value of warrants, net	3,692	(1,289)
Change in value of conversion feature	4,344	(1,783)
Interest expense	(2,763)	(1,782)
Interest income	61	2
Consolidated net income (loss)	$517	$(6,049)

Included in bulk alloy segment income for the three months ended March 31, 2006 is $480 of other income recognized from termination of a distribution agreement in March 2006.

Excluded general and administrative expenses are attributable to the Company’s corporate headquarters.  These expenses primarily include corporate salaries, consulting, professional fees and facility costs.  Research and development expenses are included in the operating costs of the segment that performed the research and development.

Revenues from sales to companies in the United States were $2,928 and $2,266 during the three months ended March 31, 2007 and 2006, respectively.  The revenue related to the United States of America was earned under defense-related research and development contracts, sales of coatings products, and sales of Liquidmetal bulk alloy products.

During the three months ended March 31, 2007, the Company had revenues from companies outside of the United States of $2,139 of which $554 represented sales to companies located in South Korea.  During the three months ended March 31, 2006, the Company had revenues from companies outside of the United States of $4,289 of which $1,782 represented sales to companies located in South Korea.  The revenue related to sales to companies outside of the United States was from bulk alloy products.

Long-lived assets include net property, plant, and equipment, and net intangible assets. The Company had long-lived assets of $1,382 and $1,439 located in the United States at March 31, 2007 and December 31, 2006, respectively. The Company had long-lived assets of $10,816 and $11,799 located in South Korea at March 31, 2007 and December 31, 2006, respectively.

Reconciling information between reportable segments and the Company’s consolidated totals is shown in the following table:

March 31,
2007

Total segment assets	$17,451
Cash and cash equivalents	2,693
Restricted cash	2,083
Prepaid expenses and other current assets	824
Other property, plant and equipment	223
Intangibles, net	1,156
Other assets	1,031
Total consolidated assets	$25,461

Assets excluded from segment assets include assets attributable to the Company’s corporate headquarters.  The Company’s largest assets consist of prepaid expenses and other current assets and intangible assets, which consist primarily of the Company’s patents and trademarks.

10.      Income (Loss) Per Common Share

Basic earnings per share (“EPS”) is computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the periods. Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Options to purchase 7,763,341 shares of common stock at prices ranging from $0.77 to $15.00 per share were outstanding at March 31, 2007, but were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive.  Warrants to purchase 10,664,865 shares of common stock, with exercise prices between $1.55 and $2.33 per share outstanding at March 31, 2007 were not included in the computation of diluted EPS for the same period as the inclusion would have been antidilutive.  Additionally, 20,663,897 shares of common stock issuable upon conversion of the Company’s convertible notes with conversion prices between $1.00 and $1.91 per share outstanding at March 31, 2007 were not included in the computation of diluted EPS for the period as the inclusion would have been antidilutive.

11.      Commitments and Contingencies

The Company is from time to time a party to certain legal proceedings arising in the ordinary course of business. Although outcomes cannot be predicted with certainty, the Company does not believe that any legal proceeding to which it is a party will have a material adverse effect on the Company’s financial position, results of operations, and cash flows.

In April 2006, we reached agreements-in-principle to settle our previously-disclosed consolidated securities class action and shareholder derivative actions for a total of $7,500; $7,025 for the class action and $475 for the derivative actions.  In addition, we will commit to maintain or implement various corporate governance measures in connection with the settlement of the derivative actions.

The consolidated class action arose from a number of lawsuits filed in 2004 against our company and certain of our former and current directors and officers on behalf of persons who purchased our common stock between May 21, 2002 and May 13, 2004.  These actions, which were brought under the federal securities laws, alleged that the Prospectus issued in connection with our initial public offering in May 2002 contained material misrepresentations and omissions regarding our historical financial condition and regarding a personal stock transaction by our former chief executive officer.  They also alleged that our company and certain of our present and former officers and directors engaged in improper revenue recognition with respect to certain of our business transactions, failed to maintain adequate internal controls, and knowingly disclosed unrealistic but favorable information about market demand for and commercial viability of our products to artificially inflate the value of our stock.  On October 19, 2006, the presiding judge entered an Order giving final approval of the class action settlement.  In connection with the settlement, our directors and officers’ liability insurers contributed $7,025 to a settlement fund, from which approved claims of eligible class members will be paid in accordance with a court-approved plan of allocation.  Taking into account the insurance contribution, the net cost of the settlement to our company is approximately $475, which is the insurance deductible we paid over several quarters ending in the third quarter of 2005, and which was previously recorded as a charge.

In addition, in May 2004, two shareholder derivative actions were filed in the Superior Court of Orange County, California and later consolidated.  Shortly thereafter, one additional shareholder derivative action was filed in the United States District Court for the Middle District of Florida, Tampa Division.  These derivative actions were brought by certain shareholders against certain of our present and former officers and directors as well as our company (as a nominal defendant).  The suits alleged that the defendants breached various fiduciary duties and otherwise violated state law based primarily upon the same facts and circumstances underlying the federal securities class action.  On August 2, 2006, plaintiffs’ counsel in the California derivative action filed a Notice of Settlement in the Superior Court.  The action is presently stayed while the parties’ counsel negotiate and prepare formal settlement documents.  Final documentation and approval of the settlement of the derivative actions remains outstanding.

In August 2006, the United States Department of Justice (“DOJ”) instituted a grand jury proceeding in the Middle District of Florida to investigate, among other things, alleged accounting improprieties in relation to certain of our business transactions and a personal stock transaction by our former chief executive officer.  The grand jury proceeding is based primarily upon the same underlying facts and circumstances as alleged in the federal class action and shareholder derivative actions.  To date, subpoenas for the production of documents and/or grand jury testimony have been issued to our company and several present and former officers and directors.  We are cooperating with the DOJ in its investigation.

On January 3, 2007, we completed a private placement of new 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”) that, as amended, provided for the issuance of $16,300 in principal amount of January 2010 Notes.  The January 2010 Notes were issued pursuant to a Securities Purchase Agreement, dated January 3, 2007, between our company and the purchasers of the January 2010 Notes (the “January Purchase Agreement”).  Under the terms of the original January Purchase Agreement, we agreed to repay or otherwise satisfy, within 5 days after the closing of the private placement, approximately $15,461 of our outstanding debt under previously issued promissory notes, including the August 2007 Notes, the Atlantic Note, and New Bridge Notes (the “Debt Satisfaction Covenant”).  We originally agreed to this covenant based on assurances that a substantial number of holders of the August 2007 Notes would elect to convert their August 2007 Notes at a reduced conversion price following the private placement under a note conversion agreement proposed by us, but most of such holders ultimately elected not to proceed with such conversion.  Accordingly, in an effort to preserve funds, we have not yet repaid the indebtedness as required by the original January Purchase Agreement, and in April 2007, we entered into an amendment to the January Purchase Agreement providing that we will have until October 1, 2007 (or such earlier date on which the indebtedness to be repaid is due) to comply with the Debt Satisfaction Covenant.

On March 22, 2007, one of the purchasers of the January 2010 Notes (holding January 2010 Notes in the aggregate amount of $2,000) sent us an event of default notice (“Event of Default Notice”) indicating that we had defaulted under the January Purchase Agreement (and therefore under the January 2010 Note) by failing to comply with the Debt Satisfaction Covenant.  This holder did not execute the April 2007 amendment to the January Purchase Agreement.  In general, upon a breach of the January 2010 Notes or January Purchase Agreement, a holder of the January 2010 Notes may require us to redeem the January 2010 Notes at a price equal to the greater of (i) the conversion amount to be redeemed and (ii) the product of (A) the conversion rate with respect to such conversion amount in effect at such time as the purchaser of the January 2010 Note delivers an Event of Default Redemption Notice (as defined below) and (B) the closing sale price of our common stock on the date immediately preceding such event of default.  Under the terms of the January 2010 Notes and January Purchase Agreement, we have ten (10) business days after the receipt of an Event of Default Notice to cure a default.  On April 6, 2007, the holder which sent the Event of Default Notice further sent us an event of default redemption notice (“Event of Default Redemption Notice”).  The Event of Default Redemption Notice states that the holder has elected to require us to redeem its January 2010 Note for a price equal to $2,000 (the amount of the January 2010 Note) plus accrued and unpaid interest.

On April 16, 2007, we were served with a complaint filed by the holder in the Federal District Court in Minnesota to collect this amount. We will have until May 25, 2007 to formally respond to the complaint.  Although we believe that, as a result of the April 2007 amendment to the January Purchase Agreement, we may not be obligated to redeem the holder’s January 2010 Note because we are now in compliance with the Debt Satisfaction Covenant, a court of law may conclude otherwise, and we are therefore currently working to resolve this matter.

In March 1996, the Company entered into a distribution agreement whereby it granted to a third party exclusive rights to market and sell golf products incorporating Liquidmetal Technology to certain Japanese sporting equipment companies.  The third party paid the Company a $1,000 distribution fee as part of this agreement, of which a portion was refundable according to a formula based on the gross profit earned by the third party.  The remaining unearned distribution fee of $830 had not been refunded.  On March 28, 2003, the distribution agreement was terminated and the Company entered into a new agreement to pay to the same third party a commission on the net sales price of all Liquidmetal golf equipment that is shipped by the Company or its affiliates to Japanese golf companies for sale into the Japanese end-market.  This commission was to be applied to golf equipment shipped by the Company or its affiliates during the period beginning on March 28, 2003 and ending on March 28, 2006.  If, by March 28, 2006, the Company has not paid $350 in commission payments, the balance between commission paid and $350 were to be paid by April 30, 2006, thereby guaranteeing the third party a $350 minimum payment during the term of the agreement.  As of March 31, 2007 the Company has paid $15 of commission.  As of March 31, 2007, $325 remains as liability and is included in accounts payable and accrued liabilities.

On June 26, 2006, the Company entered into a joint venture agreement with SAGA, SpA in Padova, Italy, (“SAGA”) a specialist precision parts manufacturer.  The joint venture is named Liquidmetal SAGA Italy, Srl (“LSI”).  The Company also entered into an exclusive manufacturing license agreement for the eyewear industry with LSI.  Under the joint venture agreement, the Company has option to buy ownership interest in LSI, initially, of 19.9% to up to 50%.  In December 2006, the Company exercised the 19.9% interest in LSI and will have two years to purchase the additional interest at a nominal price. In January 2007, the Company contributed $217 to into LSI as additional investment.  The contribution did not change the Company’s 19.9% interest in LSI. Under the licensing agreement, at any time following 18 months after the effective date of the agreement, LSI may exercise its option to sell to the Company certain business assets including manufacturing equipment acquired under the joint venture.  During year ended December 31, 2006, the Company recognized revenues of $702 of Liquidmetal alloys sold to SAGA for use in the joint venture.  Company anticipates the alloys to be fully utilized by the joint venture prior to the 18 month period.  There were no revenues recognized from the joint venture for the three-months ended March 31, 2007.

12.    Related Party Transactions

In June 2003, the Company entered into an exclusive, ten-year license agreement with LLPG, Inc. (“LLPG”), a corporation headed by, Jack Chitayat, a former director of the Company.  Under the terms of the agreement, LLPG has the right to commercialize Liquidmetal alloys, particularly precious-metal based compositions, in jewelry and high-end luxury product markets.  The Company, in turn, will receive royalty payments over the life of the contract on all Liquidmetal products produced and sold by LLPG.  In conjunction with its technology licensing contract, LLPG purchased two proprietary Liquidmetal alloy melting machines and three proprietary Liquidmetal alloy casting machines for a total purchase price of $2,000.

In December 2006, the Company entered into an amended license agreement with LLPG, which extends the license agreement to fifteen years at reduced royalty rates.  Additionally, the amended license agreement includes a $400 termination fee to be paid out in quarterly installments in 2007.  The termination fee will be recognized as revenue when received in 2007.  There were no revenues recognized under the licensing agreement during the three months ended March 31, 2007 and 2006.

The Company has a license agreement with California Institute of Technology (“Caltech”) under which we exclusively license from Caltech certain inventions and technology relating to amorphous alloys.  Professor William Johnson, a member of the Company’s board of directors, is a professor at Caltech, and substantially all of the amorphous alloy technology licensed to us under the Caltech license agreement was developed in Professor Johnson’s Caltech laboratory.   Additionally, the Company reimburses Caltech for laboratory expenses incurred by Professor Johnson’s Caltech laboratory, which during the three months ended March 31, 2007 and 2006, amounted to $0 and $30, respectively.

Additionally, the Company is a party to a consulting agreement with Mr. Johnson.  Under this agreement, Mr. Johnson provides consulting services on an as-needed basis through 2004 as it relates to marketing and development Liquidmetal alloy.  During 2005, the agreement continued on a month to month basis.  In April 2006, the Company entered into an agreement with Mr. Johnson effective from January 1, 2006 through December 31, 2006.  During the three months ended March 31, 2007 and 2006, the Company incurred $16 and $15 in consulting fees from Mr. Johnson, respectively.

The Company is a party to a consulting agreement with Chitnis Consulting, Inc., which is owned 100% by Shekhar Chitnis, a former director and executive officer of the Company.  Under this agreement, the Company engaged Chitnis Consulting to provide consulting services on an as-needed basis through December 31, 2005.  On January 1, 2006, the term of the agreement was extended to December 31, 2006 and on January 1, 2007, the term of the agreement was once again extended to December 31, 2007.  During the three months ended March 31, 2007 and 2006, the Company incurred $0 in consulting fees from Chitnis Consulting for both periods.

In November 2004, the Company entered into an agreement with John Kang, our Chairman of the Board, in which Mr. Kang agreed that certain stock transactions by him in 2002 involving the Company’s common stock should have resulted in a liability under Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”).  These transactions include Mr. Kang’s private sale of 285,715 shares of his personal Liquidmetal Technologies common stock to Growell Metal Co., Ltd. in February 2002, prior to our initial public offering.  They also include Mr. Kang’s subsequent indirect purchase and disposition of Liquidmetal Technologies common stock in order to satisfy a personal agreement Mr. Kang made to Growell Metal in February 2002 regarding the guaranteed minimum value of the stock purchased by Growell Metal in February 2002 (the purchases and dispositions incident to this agreement occurred in August and November 2002, respectively).  Lastly, the transactions include open-market purchases of an aggregate of 89,300 shares of the Company’s common stock made by Mr. Kang in August 2002.

The Audit Committee of our Board of Directors conducted an independent inquiry into the above-described transactions with the aid of independent legal counsel and, as a result of such inquiry, the Audit Committee concluded that the transactions should have resulted in a liability to the Company under Section 16(b) in the amount of $302.  Mr. Kang has acknowledged this liability, and in an agreement negotiated between Mr. Kang and the Audit Committee and approved by the full Board, Mr. Kang will pay this liability through periodic installments in 2005 and 2006.  As a result, the Company accrued for the $302 receivable in other assets and other income as of December 31, 2004.  The above-described transactions involving Growell Metal was reported on a new Form 4 filed by Mr. Kang on November 15, 2004, and the open-market purchases were previously reported on a timely basis in August 2002.  As of March 31, 2007, the outstanding amount of the receivable was $235 and is included in prepaid and other current assets.

During 2006, the Company purchased production supplies and molds from Grace Metal, Lead Metal, and SDM, which are controlled by James Kang, a former director and officer of the Company.  The Company purchased a total of $141 for the three months ended March 31, 2007, of which $112 is included in accounts payable and accrued liabilities at March 31, 2007.

 13. Subsequent Events

In April 2007, the Company entered into an agreement to purchase the assets of a coatings application business effective June 1, 2007 for approximately $750.

In April 2007, the Company entered into a recession agreement with certain holders of the 7% Senior Convertible Notes Due August 2007, which affirmed the exchange of $1,500 of the notes for 8% Convertible Subordinated Convertible Notes due January 2010 (the “January 2010 Notes”).  As a result of this agreement, the total principal amount of the January 2010 Notes was increased to $16,300 (see Note 7).

In April 2007, the Company entered into an amendment to the Security Purchase Agreement (the “January Purchase Agreement”), dated January 3, 2007, with certain of the holders of the Company’s January 2010 Notes.  Under the terms of the January Purchase Agreement,  the Company agreed to satisfy, within 5 days after the closing of the private placement, through either repayment or conversion, approximately $15,461 of the Company’s outstanding debt under previously issued promissory notes, including the 7% Senior Convertible Notes Due August 2007 (the “Debt Satisfaction Covenant”).  The Company originally agreed to this covenant based on assurances that a substantial number of holders of the August 2007 Notes would elect to convert their 7% Senior Convertible Notes Due August 2007 at a reduced conversion price following the private placement under a note conversion agreement proposed by the Company, but most of such holders have elected not to proceed with such conversion.  Accordingly, in an effort to preserve funds, the Company has not yet repaid the indebtedness as required by the January Purchase Agreement. Under the April 2007 amendment, the Company will have until October 1, 2007 (or such earlier date on which the indebtedness to be repaid is due) to comply with the Debt Satisfaction Covenant.  In addition, the April 2007 amendment provides that the purchasers of the January 2010 Notes have the right to require the Company to redeem such notes prior to maturity in the event that the Company sell its Liquidmetal Coatings business unit, sell its manufacturing facility in South Korea, and/or engage in any debt or equity financing, provided that the foregoing transactions result in aggregate cumulative proceeds of $25,000, and it also provides that the Company will be obligated to grant to the purchasers of such notes a pari passu security interest in any collateral (if any) that is used to secure our next private placement of convertible notes.  As required by the January Purchase Agreement, the April 2007 amendment was executed by the holders of more than fifty percent (50%) of the outstanding principal amount of the Notes.  Additionally, the April 2007 amendment provides for a reduced warrant exercise price of $1.55 per share (compared to $1.93 per share) and reduced conversion price of $1.10 per share (compared to conversion price of $1.55 per share), subject to adjustment for anti-dilution.  As a result, the total number warrants issued to holders of our January 2010 Notes were increased to 7,408,881.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

This management’s discussion and analysis should be read in conjunction with the condensed consolidated financial statements and notes included elsewhere in this report on Form 10-Q.

This management’s discussion and analysis, as well as other sections of this report on Form 10-Q, may contain “forward-looking statements” that involve risks and uncertainties, including statements regarding our plans, future events, objectives, expectations, forecasts, or assumptions. Any statement that is not a statement of historical fact is a forward-looking statement, and in some cases, words such as “believe,” “estimate,” “ project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” and similar expressions identify forward-looking statements. These statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the anticipated outcomes or results, and undue reliance should not be placed on these statements. These risks and uncertainties include, but are not limited to, the matters discussed under the caption “Factors Affecting Future Results” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and other risks and uncertainties discussed in filings made with the Securities and Exchange Commission (including risks described in subsequent reports on Form 10-Q, Form 10-K, Form 8-K, and other filings). Liquidmetal Technologies disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Overview

We are a materials technology company that develops and commercializes products made from amorphous alloys.  Our Liquidmetal® family of alloys consists of a variety of coatings, powders, bulk alloys, and composites that utilize the advantages offered by amorphous alloy technology.  We develop, manufacture, and sell products and components from bulk amorphous alloys that are incorporated into the finished goods of our customers, and we also market and sell amorphous alloy industrial coatings.  We also partner with third-party licensees and distributors to develop and commercialize Liquidmetal alloy products.  We have the exclusive right to develop, manufacture, and sell what we believe are the only commercially viable bulk amorphous alloys.

Amorphous alloys are unique materials that are distinguished by their ability to retain a random atomic structure when they solidify, in contrast to the crystalline atomic structure that forms in ordinary metals and alloys when they solidify. Liquidmetal alloys possess a combination of performance, processing, and cost advantages that we believe makes them preferable to other materials in a variety of applications. The amorphous atomic structure of our alloys enables them to overcome certain performance limitations caused by inherent weaknesses in crystalline atomic structures, thus facilitating performance and processing characteristics superior in many ways to those of their crystalline counterparts. For example, our zirconium-titanium Liquidmetal alloys are approximately 250% stronger than commonly used titanium alloys, such as Ti-6Al-4V, but they have processing characteristics similar in many respects to plastics. We believe these advantages could result in Liquidmetal alloys supplanting other incumbent materials in a wide variety of applications. Moreover, we believe these advantages will enable the introduction of entirely new products and applications that are not possible or commercially viable with other materials.

Our revenues are derived from two principal operating segments: Liquidmetal alloy industrial coatings and bulk Liquidmetal alloy products.  Liquidmetal alloy industrial coatings are used primarily as a protective coating for industrial machinery and equipment, such as drill pipe used by the oil drilling industry and boiler tubes used in coal-burning power plants. The historical operating information for fiscal year 2001 is based substantially on sales of Liquidmetal alloy coatings. In the second half of 2002, we began producing bulk Liquidmetal alloy components and products for incorporation into our customers’ finished goods. Bulk Liquidmetal alloy segment revenue includes sales of parts or components of electronic devices, medical products, and sports and leisure goods, tooling and prototype parts (including demonstration parts and test samples) for customers with products in development, product licensing and arrangements, and research and development revenue relating primarily to defense and medical applications.  We expect that these sources of revenue will continue to significantly change the character of our revenue mix.

The cost of sales for our Liquidmetal coatings segment consists primarily of the costs of outsourcing our manufacturing to third parties. Consistent with our expectations, our cost of sales has been increasing over historical results as we further build our bulk Liquidmetal alloy business. Although we plan to continue outsourcing the manufacturing of our coatings, we will internally manufacture many products derived from our bulk Liquidmetal alloys.

Selling, general, and administrative expenses currently consist primarily of salaries and related benefits, stock-based compensation, severance costs, travel, consulting and professional fees, depreciation and amortization, insurance, office and administrative expenses, and other expenses related to our operations.

Research and development expenses represent salaries, related benefits expense, depreciation of research equipment, consulting and contract services, expenses incurred for the design and testing of new processing methods, expenses for the development of sample and prototype products, and other expenses related to the research and development of Liquidmetal alloys. Costs associated with research and development activities are expensed as incurred. We plan to enhance our competitive position by improving our existing technologies and developing advances in amorphous alloy technologies. We believe that our research and development efforts will focus on the discovery of new alloy compositions, the development of improved processing technology, and the identification of new applications for our alloys.

On August 4, 2004, the Company established a plant in the city of Weihai in Shandong province of China under Weihai Liquidmetal Company Limited, which is 100% owned by Liquidmetal Korea, to facilitate our bulk alloy manufacturing business.  Weihai Liquidmetal is consolidated into Liquidmetal Technologies with all intercompany transactions eliminated.

The following discussion and analysis of our financial condition and results of operations focuses on the historical results of our continuing operations.

Critical Accounting Policies and Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  These estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances.  Actual results could differ materially from these estimates under different assumptions or conditions.

We believe that the following accounting policies are the most critical to our condensed consolidated financial statements since these policies require significant judgment or involve complex estimates that are important to the portrayal of our financial condition and operating results:

•              Exchange rate fluctuations

•              Warranty accrual

•              Allowance for doubtful accounts

•              Inventories at lower of cost or net realizable value

•              Deferred tax assets

•              Valuation of derivatives of warrants and embedded conversion features

Our Annual Report on Form 10-K for the year ended December 31, 2006, contains further discussions on our critical accounting policies and estimates.

The company adopted Statement of Financial Accounting Standards No. 123, Share-Based Payment (“SFAS 123R”), on January 1, 2006. This new standard requires companies to expense the fair value of employee stock options and similar awards. The company adopted SFAS 123R using the modified prospective transition method. Therefore, stock based compensation expense measured in accordance with SFAS 123R was recorded during the first quarter of 2006, but the prior year consolidated statement of income was not restated. The adoption of SFAS 123R resulted in incremental expense of $0.2 million for the three months ended March 31, 2007 and 2006.

Results of Operations

Comparison of the three months ended March 31, 2007 and 2006

Revenue. Revenue decreased $1.5 million to $5.1 million for the three months ended March 31, 2007 from $6.6 million for the three months ended March 31, 2006.  The decrease consisted of a decrease of $1.8 million from the sales and prototyping of parts manufactured from bulk Liquidmetal alloys to consumer electronics customers as a result of decreased demand from electronic casings applications, offset by an increase of $0.3 million from sales of our coatings products as a result of increase in demand from oil drilling applications.

Cost of Sales. Cost of sales increased to $6.4 million, or 127% of revenue, for the three months ended March 31, 2007 from $5.3 million, or 81% of revenue, for the three months ended March 31, 2006.  The increase was a result of decreases in bulk Liquidmetal alloy business.  Significant portions of our manufacturing costs continue to remain fixed.  We believe that higher manufacturing volumes and greater mix of higher-margin products in the future will cause the gross profit to improve over time.  The cost to manufacture parts from our bulk Liquidmetal alloys is variable and differs based on the unique design of each product.  However, the cost of sales for the products sold by the coatings business segment is generally consistent because the Liquidmetal coatings products are produced by third parties and sold wholesale to various industries.

Selling, General, and Administrative Expenses. Selling, general, and administrative expenses decreased to $2.5 million, or 50% of revenue, for the three months ended March 31, 2007 from $2.7 million, or 41% of revenue, for the three months ended March 31, 2006.  This decrease was primarily a result of decrease in wages and expenses of $0.1 million, and a decrease in travel and advertising expenses $0.1 million.

Research and Development Expenses. Research and development expenses increased to $0.3 million, or 5% of revenue, for the three months ended March 31, 2007 from $0.2 million, or 3% of revenue, for the three months ended March 31, 2006.  The increase is primarily due to an increase in wages and expenses and professional fees of $0.1 million The Company continues to perform research and development of new Liquidmetal alloys and related processing capabilities, develop new manufacturing techniques, and contract with consultants to advance the development of Liquidmetal alloys.

Loss from Extinguishments of Debt.  Loss from extinguishments of debt increased to $0.6 million, or 13% of revenue, for the three months ended March 31, 2007 from $0 for the three months ended March 31, 2006.  The $0.6 million loss from extinguishment of debt was recognized from the extinguishment of certain of our convertible and subordinated notes in January 2007.

Change in Value of Warrants.  Change in value of warrants increased to a gain of $3.7 million, or 73% of revenue, for the three months ended March 31, 2007 from a loss of $1.3 million, or 20% of revenue, for the three months ended March 31, 2006.  The change in value of warrants consisted of warrants issued from convertible notes and subordinated notes funded between 2004 and 2007 primarily as a result of fluctuations in our stock price.

Change in Value of Conversion Feature. Change in the value of our conversion feature liability from our senior convertible debt funded in March 2004 and exchanged in August 2004, August 2005 and January 2007 resulted in a change in value of conversion feature gain of $4.3 million, or 86% of revenue, during the three months ended March 31, 2007 from a loss of $1.8 million or 27% of revenue, for the three months ended March 31, 2006, primarily as a result of fluctuations in our stock price.

Other Income. Other income was $0.5 million, or 7% of revenue, for the three months ended March 31, 2006 from termination of a distribution agreement with a Japanese sporting goods distributor originally entered into in March 1996.  There were no amounts recognized as other income during the three months ended March 31, 2007.

Interest Expense. Interest expense was $2.8 million, or 55% of revenue, for the three months ended March 31, 2007 and was $1.8 million, or 27% of revenue, for the three months ended March 31, 2006.  Interest expense consists primarily of interest accrued on the Kookmin Bank loan funded in 2003, convertible debts funded in 2004, 2005, and 2007, subordinated notes funded in 2006, fees charged from short-term borrowings under the April 2005 factoring, loan, and security agreement, as well as amortization of debt issuance costs and discount on the convertible and subordinated debt.  The increase was primarily due to higher debt balance, increased debt discount amortization, increases in fees from borrowings made under the April 2005 factoring, loan, and security agreement, and interest costs accrued for late filing penalties during the three months ended March 31, 2007.

Interest Income.  Interest income was $61 thousand for the three months ended March 31, 2007 and was $2 thousand for the three months ended March 31, 2006 from interest earned on cash deposits.

Liquidity and Capital Resources

Our cash used for operating activities was $5.4 million for the three months ended March 31, 2007 and $1.2 million for the three months ended March 31, 2006.  Our working capital deficit decreased from $ $23.2 million at December 31, 2006 to $16.1 million at March 31, 2007.  The Company’s working capital deficit decrease of $7.1 million was primarily attributable to increase in cash and cash equivalent of $2.8 million, increase in restricted cash of $2.1 million, increase in other assets of $1 million decrease in accounts payable and accrued liability of $2.1 million, decrease in short term debt of $1.2 million, decrease in current portion of long-term debt of $2.6 million, offset by decrease in trade accounts receivable of $0.9 million, inventories of $1.2 million, decrease in property, plant and equipment of $1.0 million, and increase in conversion feature liabilities of $1.6 million.

Our cash used in investing activities was $0.2 million for the three months ended March 31, 2007 primarily for investments in joint venture.

Our cash provided by financing activities was $8.5 million for the three months ended March 31, 2007.  The Company received net $3.7 million in borrowings from factoring agreement executed in April 2005. The proceeds from borrowings have been used to meet working capital requirements.   The Company has $3.5 million available for future borrowings under the factoring agreement, which is contingent on approval of eligible receivables by the financing company.

On January 3, 2007, the Company completed a private placement of $16.3 million in principal amount of 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”). The January 2010 Notes were issued for aggregate cash in the amount of $12.9 million, in payment of a total of $3.4 million in principal and accrued but unpaid interest under our previously issued 7% Senior Secured Convertible Notes due August 2007 and our  8% Unsecured Subordinated Notes.

We anticipate that the $12.9 million aggregate cash raised in the private placement will be sufficient to pursue our current operating plan only through the third quarter of 2007, and we will therefore require additional funding at or prior to that time.  As a result of the foregoing, we are actively seeking additional sources of capital and seeking to restructure and/or modify existing indebtedness.  The amount of funding that we seek and the timing of such fundraising efforts will depend on the extent to which we are able to increase revenues through obtaining additional purchase orders for our products and/or the extent to which we can restructure or modify our debt.  Because we cannot be certain that we will be able to obtain adequate funding from debt, equity, or other traditional financing sources, we are also actively exploring several strategic financing options, including the possible sale of our manufacturing plant in South Korea (which would then be replaced with a smaller facility), potential licensing and outsourcing of manufacturing operations including those in South Korea and China, and the possible sale of our Liquidmetal Coatings business.  We cannot guarantee that adequate funds will be available when needed, and if we do not receive sufficient capital, we may be required to alter or reduce the scope of our operations.

Contractual Obligations

The following table summarizes the Company’s obligations and commitments as of March 31, 2007:

	Payments Due by Period (in thousands)
		Less Than
Contractual Cash Obligations (1)	Total	1 Year	1-3 Years	3-5 Years	After 5 Years

Long-term debt (2)	$29,796	$13,496	$16,300	$—	$—
Short-term debt (3)	1,493	1,493	—	—	—
Operating leases and rents	1,701	94	1,095	512	—
Consulting services payable	47	47	—	—	—
Dongyang	12	12	—	—	—
Nichimen	335	335	—	—	—
	$33,384	$15,477	$17,395	$512	$—

(1) Contractual cash obligations include Long-Term Debt comprised of: $2,083 of Senior Convertible Notes issued in 2004 and $7,186 of Senior Convertible Notes issued in 2005, $3,009 of Unsecured Subordinated Notes issued in 2006, $16,300 of Convertible Unsecured Notes issued in 2007, and $1,218 of Kookmin Bank Loan, Short-Term Debt comprised of $1,493 outstanding advances received under factoring, loan, and security agreement, future minimum lease payments under capital and operating leases, and purchase commitments from consultants, payments due from our discontinued equipment manufacturing business (Dongyang), and minimum payments due under a distribution agreement (Nichimen).

(2) Does not include interest payments of $4,055; and un-amortized discounts for conversion feature and warrants of $11,540 of our notes.

(3) Does not include minimum interest and fee payments of $30.

Off Balance Sheet Arrangements

An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity, or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the company, or that engages in leasing, hedging, or research and development arrangements with the company.

On June 26, 2006, we entered into a joint venture agreement with SAGA, SpA in Padova, Italy, (‘SAGA”) a specialist precision parts manufacturer.  The joint venture is named Liquidmetal SAGA Italy, Srl (“LSI”).  We also entered into an exclusive manufacturing license agreement for the eyewear industry with LSI.  Under the joint venture agreement, we have the option to buy ownership interest in LSI, initially, of 19.9% to up to 50%.  In December 2006, we have purchased 19.9% interest in the joint venture.  Under the licensing agreement, at any time following 18 months after the effective date of the agreement, LSI may exercise its option to sell us certain business assets including manufacturing equipment acquired under the joint venture.  During the year ended December 31, 2006, we recognized revenues of $0.7 million of Liquidmetal alloys sold to SAGA for use in the joint venture.  We anticipate the alloys to be fully utilized by the joint venture prior to the 18 month period.

Item 3 – Quantitative and Qualitative Disclosures about Market Risk

We are exposed to various market risks in conducting the business of the Company, and we anticipate that this exposure will increase as a result of our planned growth.  In an effort to mitigate losses associated with these risks, we may at times enter into derivative financial instruments, although we have not historically done so.  These may take the form of forward sales contracts, option contracts, foreign currency exchange contracts, and interest rate swaps.  We have not, and do not intend to, engage in the practice of trading derivative securities for profit.

Interest Rates.  We are exposed to market risks relating to changes in interest rates as our borrowings are subject to the volatility of interest rate risk.

Commodity Prices.  We are exposed to price risk related to anticipated purchases of certain commodities used as raw materials by our businesses, including titanium and zirconium.  Although we do not currently enter into commodity future, forward, and option contracts to manage the fluctuations in prices of anticipated purchases, we may enter into such contacts in the future as our business grows and as our purchases of these raw materials increase.

Foreign Exchange Rates.  As a result of our operation of a manufacturing facility in South Korea, a substantial portion of our costs will be denominated in the South Korean won.  Consequently, fluctuations in the exchange rates of the South Korean won to the U.S. dollar will affect our costs of goods sold and operating margins and could result in exchange losses.  Although we do not currently enter into foreign exchange hedge transactions, we may do so in the future as our business grows.

Item 4 – Controls and Procedures

Evaluation of Disclosure Controls and Procedures.  Based on an evaluation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) as of March 31, 2007, the end of the period covered by this report, our Chief Executive Officer and Vice President of Finance have concluded that the disclosure controls and procedures were effective.

Changes in Internal Controls.  During the quarter ended March 31, 2007, there was no change in our internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II

OTHER INFORMATION

Item 1 – Legal Proceedings

Securities Class Action and Shareholder Derivative Actions

In April 2006, we reached agreements-in-principle to settle our previously-disclosed consolidated securities class action and shareholder derivative actions for a total of $7.5 million; $7.0 million for the class action and $0.5 million for the derivative actions.  In addition, we will commit to maintain or implement various corporate governance measures in connection with the settlement of the derivative actions.

The consolidated class action arose from a number of lawsuits filed in 2004 against our company and certain of our former and current directors and officers on behalf of persons who purchased our common stock between May 21, 2002 and May 13, 2004.  These actions, which were brought under the federal securities laws, alleged that the Prospectus issued in connection with our initial public offering in May 2002 contained material misrepresentations and omissions regarding our historical financial condition and regarding a personal stock transaction by our former chief executive officer.  They also alleged that our company and certain of our present and former officers and directors engaged in improper revenue recognition with respect to certain of our business transactions, failed to maintain adequate internal controls, and knowingly disclosed unrealistic but favorable information about market demand for and commercial viability of our products to artificially inflate the value of our stock.  On October 19, 2006, the presiding judge entered an Order giving final approval of the class action settlement.  In connection with the settlement, our directors and officers’ liability insurers contributed $7.0 million to a settlement fund, from which approved claims of eligible class members will be paid in accordance with a court-approved plan of allocation.  Taking into account the insurance contribution, the net cost of the settlement to our company is approximately $0.5 million, which is the insurance deductible we paid over several quarters ending in the third quarter of 2005, and which was previously recorded as a charge.

In addition, in May 2004, two shareholder derivative actions were filed in the Superior Court of Orange County, California and later consolidated.  Shortly thereafter, one additional shareholder derivative action was filed in the United States District Court for the Middle District of Florida, Tampa Division.  These derivative actions were brought by certain shareholders against certain of our present and former officers and directors as well as our company (as a nominal defendant).  The suits alleged that the defendants breached various fiduciary duties and otherwise violated state law based primarily upon the same facts and circumstances underlying the federal securities class action.  On August 2, 2006, plaintiffs’ counsel in the California derivative action filed a Notice of Settlement in the Superior Court.  The action is presently stayed while the parties’ counsel negotiate and prepare formal settlement documents.  Final documentation and approval of the settlement of the derivative actions remains outstanding.

Department of Justice Investigation

In August 2006, the United States Department of Justice (“DOJ”) instituted a grand jury proceeding in the Middle District of Florida to investigate, among other things, alleged accounting improprieties in relation to certain of our business transactions and a personal stock transaction by our former chief executive officer.  The grand jury proceeding is based primarily upon the same underlying facts and circumstances as alleged in the federal class action and shareholder derivative actions.  To date, subpoenas for the production of documents and/or grand jury testimony have been issued to our company and several present and former officers and directors.  We are cooperating with the DOJ in its investigation.

Noteholder Lawsuit

On January 3, 2007, we completed a private placement of new 8% Convertible Subordinated Notes due January 2010 (the “January 2010 Notes”) that, as amended, provided for the issuance of $16.3 million in principal amount of January 2010 Notes.  The January 2010 Notes were issued pursuant to a Securities Purchase Agreement, dated January 3, 2007, between our company and the purchasers of the January 2010 Notes (the “January Purchase Agreement”).  Under the terms of the original January Purchase Agreement, we agreed to repay or otherwise satisfy, within 5 days after the closing of the private placement, approximately $15.5 million of our outstanding debt under previously issued promissory notes, including the August 2007 Notes, the Atlantic Note, and New Bridge Notes (the “Debt Satisfaction Covenant”).  We originally agreed to this covenant based on assurances that a substantial number of holders of the August 2007 Notes would elect to convert their August 2007 Notes at a reduced conversion price following the private placement under a note conversion agreement proposed by us, but most of such holders ultimately elected not to proceed with such conversion.  Accordingly, in an effort to preserve funds, we have not yet repaid the indebtedness as required by the original January Purchase Agreement, and in April 2007, we entered into an amendment to the January Purchase Agreement providing that we will have until October 1, 2007 (or such earlier date on which the indebtedness to be repaid is due) to comply with the Debt Satisfaction Covenant.

On March 22, 2007, one of the purchasers of the January 2010 Notes (holding January 2010 Notes in the aggregate amount of $2.0 million) sent us an event of default notice (“Event of Default Notice”) indicating that we had defaulted under the January Purchase Agreement (and therefore under the January 2010 Note) by failing to comply with the Debt Satisfaction Covenant.  This holder did not execute the April 2007 amendment to the January Purchase Agreement.  In general, upon a breach of the January 2010 Notes or January Purchase Agreement, a holder of the January 2010 Notes may require us to redeem the January 2010 Notes at a price equal to the greater of (i) the conversion amount to be redeemed and (ii) the product of (A) the conversion rate with respect to such conversion amount in effect at such time as the purchaser of the January 2010 Note delivers an Event of Default Redemption Notice (as defined below) and (B) the closing sale price of our common stock on the date immediately preceding such event of default.  Under the terms of the January 2010 Notes and January Purchase Agreement, we have ten (10) business days after the receipt of an Event of Default Notice to cure a default.  On April 6, 2007, the holder which sent the Event of Default Notice further sent us an event of default redemption notice (“Event of Default Redemption Notice”).  The Event of Default Redemption Notice states that the holder has elected to require us to redeem its January 2010 Note for a price equal to $2.0 million (the amount of the January 2010 Note) plus accrued and unpaid interest.  On April 16, 2007, we were served with a complaint filed by the holder in the Federal District Court in Minnesota to collect this amount. We will have until May 25, 2007 to formally respond to the complaint.  Although we believe that, as a result of the April 2007 amendment to the January Purchase Agreement, we may not be obligated to redeem the holder’s January 2010 Note because we are now in compliance with the Debt Satisfaction Covenant, a court of law may conclude otherwise, and we are therefore currently working to resolve this matter.

Item 1A – Risk Factors

In addition to the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2006, the following is an additional risk factor that could adversely affect our business, results of operations or financial condition:

One of the investors in our January 2007 private placement has demanded the redemption of its note issued in the private placement.

The January 2010 Notes issued in our January 2007 private placement were issued pursuant to a Securities Purchase Agreement, dated January 3, 2007, between our company and the purchasers of the January 2010 Notes (the “January Purchase Agreement”).  Under the terms of the original January Purchase Agreement, we agreed to repay or otherwise satisfy, within 5 days after the closing of the private placement, approximately $15.5 million of our outstanding debt under previously issued promissory notes, including the August 2007 Notes (the “Debt Satisfaction Covenant”).  We originally agreed to this covenant based on assurances that a substantial number of holders of previously issued notes would elect to convert such notes at a reduced conversion price following the January 2007 private placement under a note conversion agreement proposed by us, but most of such holders ultimately elected not to proceed with such conversion.  Accordingly, in an effort to preserve funds, we have not yet repaid the indebtedness as required by the original January Purchase Agreement, and in April 2007, we entered into an amendment to the January Purchase Agreement providing that we will have until October 1, 2007 (or such earlier date on which the indebtedness to be repaid is due) to comply with the Debt Satisfaction Covenant.

On March 22, 2007, one of the purchasers of the January 2010 Notes (holding January 2010 Notes in the aggregate amount of $2.0 million) sent us an event of default notice (“Event of Default Notice”) indicating that we had defaulted under the January Purchase Agreement (and therefore under the January 2010 Note) by failing to comply with the Debt Satisfaction Covenant.  This holder did not execute the April 2007 amendment to the January Purchase Agreement.  In general, upon a breach of the January 2010 Notes or January Purchase Agreement, a holder of the January 2010 Notes may require us to redeem the January 2010 Notes at a price equal to the greater of (i) the conversion amount to be redeemed and (ii) the product of (A) the conversion rate with respect to such conversion amount in effect at such time as the purchaser of the January 2010 Note delivers an Event of Default Redemption Notice (as defined below) and (B) the closing sale price of our common stock on the date immediately preceding such event of default.  Under the terms of the January 2010 Notes and January Purchase Agreement, we have ten (10) business days after the receipt of an Event of Default Notice to cure a default.  On April 6, 2007, the holder which sent the Event of Default Notice further sent us an event of default redemption notice (“Event of Default Redemption Notice”).  The Event of Default Redemption Notice states that the holder has elected to require us to redeem its January 2010 Note for a price equal to $2,000,000 (the amount of the January 2010 Note) plus accrued and unpaid interest.  On April 16, 2007, we were served with a complaint filed by the holder in the Federal District Court in Minnesota to collect this amount. We will have until May 25, 2007 to formally respond to the complaint.  Although we believe that, as a result of the April 2007 amendment to the January Purchase Agreement, we may not be obligated to redeem the holder’s January 2010 Note because we are now in compliance with the Debt Satisfaction Covenant, a court of law may conclude otherwise, and we are therefore currently working to resolve this matter.

Also, because we repaid $1.8 million in principal and interest in January and February 2007 under certain subordinated bridge notes without first repaying the August 2007 Notes and July 2007 Notes, we may also be deemed to be in breach of the August 2007 Notes and July 2007 Notes, which case they would also have the right to accelerate such notes and foreclose on their security interest if the breach is not cured within thirty days of notice of default.  The August 2007 Notes and July 2007 Notes are secured by substantially all of the assets of our company.  If we fail to pay such notes, either at maturity or upon acceleration, then the noteholders may elect to foreclose upon the assets securing the notes.

Item 2 – Unregistered Sales of Equity Securities and Use of Proceeds

In February 2007, we entered into conversion agreements with certain holders of our August 2007 Notes holding $0.4 million of principal providing for the conversion of such notes at a reduced conversion price of $1.25 per share and issued 320,000 shares of our common stock.  This transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act, as such transaction did not involve any public offering, was made without general solicitation or advertising, and the holders were accredited investors with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment.

Item 3 - Defaults Upon Senior Securities

On March 22, 2007, one of the purchasers of the 8% Convertible Subordinated Notes Due January 2010 (the “January 2010 Notes”), holding January 2010 Notes in the aggregate amount of $2.0 million, sent us an event of default notice (“Event of Default Notice”) indicating that we had defaulted under the January Purchase Agreement (and therefore under the January 2010 Note) by failing to comply with the Debt Satisfaction Covenant.  This holder did not execute the April 2007 amendment to the January Purchase Agreement.  In general, upon a breach of the January 2010 Notes or January Purchase Agreement, a holder of the January 2010 Notes may require us to redeem the January 2010 Notes at a price equal to the greater of (i) the conversion amount to be redeemed and (ii) the product of (A) the conversion rate with respect to such conversion amount in effect at such time as the purchaser of the January 2010 Note delivers an Event of Default Redemption Notice (as defined below) and (B) the closing sale price of our common stock on the date immediately preceding such event of default.  Under the terms of the January 2010 Notes and January Purchase Agreement, we have ten (10) business days after the receipt of an Event of Default Notice to cure a default.  On April 6, 2007, the holder which sent the Event of Default Notice further sent us an event of default redemption notice (“Event of Default Redemption Notice”).  The Event of Default Redemption Notice states that the holder has elected to require us to redeem its January 2010 Note for a price equal to $2.0 million (the amount of the January 2010 Note) plus accrued and unpaid interest.  On April 16, 2007, we were served with a complaint filed by the holder in the Federal District Court in Minnesota to collect this amount. We will have until May 25, 2007 to formally respond to the complaint.  Although we believe that, as a result of the April 2007 amendment to the January Purchase Agreement, we may not be obligated to redeem the holder’s January 2010 Note because we are now in compliance with the Debt Satisfaction Covenant, a court of law may conclude otherwise, and we are therefore currently working to resolve this matter.

Also, because we repaid $1.8 million in principal and interest in January and February 2007 under certain subordinated bridge notes without first repaying the August 2007 Notes and July 2007 Notes, we may also be deemed to be in breach of the August 2007 Notes and July 2007 Notes, which case they would also have the right to accelerate such notes and foreclose on their security interest if the breach is not cured within thirty days of notice of default.  The August 2007 Notes and July 2007 Notes are secured by substantially all of the assets of our company.  If we fail to pay such notes, either at maturity or upon acceleration, then the noteholders may elect to foreclose upon the assets securing the notes.

Item 4 - Submission of Matters to a Vote of Security Holders

None

Item 5 – Other Information

There were no matters required to be disclosed in a current report on Form 8-K during the fiscal quarter covered by this report that were not so disclosed.

Item 6 – Exhibits

The following documents are filed as an exhibit to this Report:

Exhibit Number	Description of Document

10.1	Standard Industrial / Commercial Single-Tenant Lease, dated February 13, 2007, between Liquidmetal Technologies, Inc. and 30452 Esperanza LLC.

10.2	Lease, dated March 19, 2007, between Liquidmetal Technologies, Inc. and Larry Ruffino and Roland Ruffino.

31.1	Certification of the President and Chief Executive Officer, Larry Buffington, as required by Section 302 of Sarbanes-Oxley Act of 2002

31.2	Certification of Principal Financial Officer, Won Chung, as required by Section 302 of Sarbanes-Oxley Act of 2002

32.1	Certification of Principal Executive Officer, Larry Buffington, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of Sarbanes-Oxley Act of 2002

32.2	Certification of Principal Financial Officer, Won Chung, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of Sarbanes-Oxley Act of 2002

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDMETAL TECHNOLOGIES
(Registrant)

Date: May 15, 2007	/s/ Larry Buffington
Larry Buffington
President and Chief Executive Officer
(Principal Executive Officer)

Date: May 15, 2007	/s/ Won Chung
Won Chung
Vice President of Finance
(Principal Financial and Accounting Officer)

Exhibit 10.1

AIR COMMERCIAL REAL ESTATE ASSOCIATION

STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE — NET

(DO NOT USE THIS FORM FOR MULTI-TENANT BUILDINGS)

1. Basic Provisions (“Basic Provisions”).

1.1 Parties: This Lease (“Lease”), dated for reference purposes only February 13, 2007                       , is made by and between 30452 Esperanza LLC, a California limited liability company (“Lessor”) and Liquidmetal Technologies, Inc., a Delaware corporation                                                      “Lessee”), (collectively the “Parties,” or individually a “Party”).

1.2 Premises: That certain real property, including all improvements therein or to be provided by Lessor under the  terms of this Lease, and commonly known as 30452 Esperanza; Rancho Santa Margarita                                                          , located in the County of Orange , State of California 92688                                                                                                      , and generally described as (describe briefly the nature of the property and, if applicable, the “Project”, if the property is located within a Project) an approximate 15,070 rentable square foot R&D building referred to as Building D of the Brookhollow Business Park - Phase III (the “Project”)                                                                                                                                                   —(“Premises”). (See also Paragraph 2)

1.3 Term: 5      years and N/A                               months (“Original Term”) commencing May 1, 2007                       (“Commencement Date”) and ending April 30, 2012                                          (“Expiration Date”). (See also Paragraph 3)

1.4 Early Possession: Upon execution of the Lease by all parties and the delivery of the certificate or copies of insurance policies referred to in Paragraph 8.5, the payment of the sum set out in Paragaph 1.6(e), and the incumbency certificate set out in Exhibit “D”. (“Early Possession Date”). (See also Paragraphs 3.2 and 3.3)

1.5 Base Rent: $14,919.30    per month (“Base Rent”), payable on the 1st                                . day of each month commencing June 1, 2007                                                                                                                .(See also Paragraph 4)

☒  If this box is checked, there are provisions in this Lease for the Base Rent to be adjusted.

1.6 Base Rent and Other Monies Paid Upon Execution:

(a) Base Rent: $14,919.30             for the period May 1, 2007 through May 31, 2007                                              .

(b) Security Deposit: $76,555.60                 (“Security Deposit” ). (See also Paragraph 5)

(c) Association Fees: $See (d)                      for the period

(d) Other: $4,219.60                                                for estimated NNN fees for May 1, 2007 through May 31, 2007 .

(e) Total Due Upon Execution of this Lease: $95,694.50                                          .

1.7 Agreed Use: Administrative office and research, development, design, engineering, and light manufacturing (but not mass production) of amorphous alloys . (See also Paragraph 6)

1.8 Insuring Party: Lessor is the “Insuring Party” unless otherwise stated herein. (See also Paragraph 8)

1.9 Real Estate Brokers: (See also Paragraph 15)

(a) Representation: The following real estate brokers (the “Brokers”) and brokerage relationships exist in this transaction (check applicable boxes):

☒  Lee & Associates - Irvine, Inc.                         represents Lessor exclusively ( “Lessor’s Broker”);

☒  CB Richard Ellis                                                               represents Lessee exclusively ( “Lessee’s Broker”); or

☐  N/A                                                                                                   represents both Lessor and Lessee ( “Dual Agency”).

(b) Payment to Brokers: Upon execution and delivery of this Lease by both Parties, Lessor shall pay to the Broker the fee agreed to in their separate written agreement ~~(or if there is no such agreement, the sum of or % of the total Base Rent)~~ for the brokerage services rendered by the Brokers.

1.10 Guarantor. The obligations of the Lessee under this Lease are to be guaranteed by N/A                                                                                                            (“Guarantor”). (See also Paragraph 37)

1.11 Attachments. Attached hereto are the following, all of which constitute a part of this Lease:

☒  an Addendum One consisting of Paragraphs 51               through 52, and 56-58            ;

☒  a plot plan depicting the Premises; Exhibit “A”

☒  a current set of the Rules and Regulations; Exhibit “C”

☐  a Work Letter;

☒  other (specify): Addendum Two consisting of Paragraph 53; Addendum Three consisting of Paragraph 54; Addendum Four consisting of Paragraph 55; Exhibit “B” Floor Plan; and Exhibit “D” Incumbency Certificate and Resolution                                                 ..

2. Premises.

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                                     FORM STN-8-5/05E

2.1 Letting. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Premises, for the term, at the rental, and upon all of the terms, covenants and conditions set forth in this Lease. Unless otherwise provided herein, any statement of size set forth in this Lease, or that may have been used in calculating Rent, is an approximation which the Parties agree is reasonable and any payments based thereon are not subject to revision whether or not the actual size is more or less. Note: Lessee is advised to verify the actual size prior to executing this Lease.

2.2 Condition. Lessor shall deliver the Premises to Lessee broom clean and free of debris on the Commencement Date or the Early Possession Date, whichever first occurs ( “Start Date”), and, so long as the required service contracts described in Paragraph 7.1(b) below are obtained by Lessee and in effect within thirty days following the Start Date, warrants that the existing electrical, plumbing, fire sprinkler, lighting, heating,  ventilating and air conditioning systems (“HVAC”), loading doors, sump pumps, if any, and all other such elements in the Premises, other than those constructed by Lessee, shall be in good operating condition on said date, that the structural elements of the roof, bearing walls and foundation of any buildings on the Premises (the “Building”) shall be free of material defects, and that the Premises do not contain hazardous levels of any mold or fungi defined as toxic under applicable state or federal law. If a non-compliance with said warranty exists as of the Start Date, or if one of such systems or elements should malfunction or fail within the appropriate warranty period, Lessor shall, as Lessor’s sole obligation with respect to such matter, except as otherwise provided in this Lease, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, malfunction or failure, rectify same at Lessor’s expense. The warranty periods shall be as follows: (i) 6 months as to the HVAC systems, and (ii) 30 days as to the remaining systems and other elements of the Building . If Lessee does not give Lessor the required notice within the appropriate warranty period, correction of any such non-compliance, malfunction or failure shall be the obligation of Lessee at Lessee’s sole cost and expense.

2.3 Compliance. Lessor warrants that to the best of its knowledge the improvements on the Premises comply with the building codes, applicable laws, covenants or restrictions of record, regulations, and ordinances ( “Applicable Requirements” ) that were in effect at the time that each improvement, or portion thereof, was constructed. Said warranty does not apply to the use to which Lessee will put the Premises, modifications which may be required by the Americans with Disabilities Act or any similar laws as a result of Lessee’s use (see Paragraph 50), or to any Alterations or Utility Installations (as defined in Paragraph 7.3(a)) made or to be made by Lessee. NOTE: Lessee is responsible for determining whether or not the Applicable Requirements, and especially the zoning, are appropriate for Lessee’s intended use, and acknowledges that past uses of the Premises may no longer be allowed. If the Premises do not comply with said warranty, Lessor shall, except as otherwise provided, promptly after receipt of written notice from Lessee setting forth with specificity the nature and extent of such non-compliance, rectify the same at Lessor’s expense. If Lessee does not give Lessor written notice of a non-compliance with this warranty within 6 months following the Start Date, correction of that non-compliance shall be the obligation of Lessee at Lessee’s sole cost and expense. If the Applicable Requirements are hereafter changed so as to require during the term of this Lease the construction of an addition to or an alteration of the Premises and/or Building, the remediation of any Hazardous Substance, or the reinforcement or other physical modification of the Unit, Premises and/or Building ( “Capital Expenditure”), Lessor and Lessee shall allocate the cost of such work as follows:

(a) Subject to Paragraph 2.3(c) below, if such Capital Expenditures are required as a result of the specific and unique use of the Premises by Lessee as compared with uses by tenants in general, Lessee shall be fully responsible for the cost thereof, provided, however that if such Capital Expenditure is required during the last 2 years of this Lease and the cost thereof exceeds 6 months’ Base Rent, Lessee may instead terminate this Lease unless Lessor notifies Lessee, in writing, within 10 days after receipt of Lessee’s termination notice that Lessor has elected to pay the difference between the actual cost thereof and an amount equal to 6 months’ Base Rent. If Lessee elects termination, Lessee shall immediately cease the use of the Premises which requires such Capital Expenditure and deliver to Lessor written notice specifying a termination date at least 90 days thereafter. Such termination date shall, however, in no event be earlier than the last day that Lessee could legally utilize the Premises without commencing such Capital Expenditure.

(b) If such Capital Expenditure is not the result of the specific and unique use of the Premises by Lessee (such as, governmentally mandated seismic modifications), then Lessor and Lessee shall allocate the obligation to pay for such costs pursuant to the provisions of Paragraph 7.1(d); provided, however, that if such Capital Expenditure is required during the last 2 years of this Lease or if Lessor reasonably determines that it is not economically feasible to pay its share thereof, Lessor shall have the option to terminate this Lease upon 90 days prior written notice to Lessee unless Lessee notifies Lessor, in writing, within 10 days after receipt of Lessor’s termination notice that Lessee will pay for such Capital Expenditure. If Lessor does not elect to terminate, and fails to tender its share of any such Capital Expenditure, Lessee may advance such funds and deduct same, with Interest, from Rent until Lessor’s share of such costs have been fully paid. If Lessee is unable to finance Lessor’s share, or if the balance of the Rent due and payable for the remainder of this Lease is not sufficient to fully reimburse Lessee on an offset basis, Lessee shall have the right to terminate this Lease upon 30 days written notice to Lessor.

(c) Notwithstanding the above, the provisions concerning Capital Expenditures are intended to apply only to non-voluntary, unexpected, and new Applicable Requirements. If the Capital Expenditures are instead triggered by Lessee as a result of an actual or proposed change in use, change in intensity of use, or modification to the Premises then, and in that event, Lessee shall either: (i) immediately cease such changed use or intensity of use and/or take such other steps as may be necessary to eliminate the requirement for such Capital Expenditure, or (ii) complete such Capital Expenditure at its own expense. Lessee shall not, however, have any right to terminate this Lease.

2.4 Acknowledgements. Lessee acknowledges that: (a) it has been advised by Lessor and/or Brokers to satisfy itself with respect to the condition of the Premises (including but not limited to the electrical, HVAC and fire sprinkler systems, security, environmental aspects, and compliance with Applicable Requirements and the Americans with Disabilities Act), and their suitability for Lessee’s intended use, (b) Lessee has made such investigation as it deems necessary with reference to such matters and assumes all responsibility therefor as the same relate to its occupancy of the Premises, and (c) neither Lessor, Lessor’s agents, nor Brokers have made any oral or written representations or warranties with respect to said matters other than as set forth in this Lease. In addition, Lessor acknowledges that: (i) Brokers have made no representations, promises or warranties concerning Lessee’s ability to honor the Lease or suitability to occupy the Premises, and (ii) it is Lessor’s sole responsibility to investigate the financial capability and/or suitability of all proposed tenants.

2.5 Lessee as Prior Owner/Occupant. The warranties made by Lessor in Paragraph 2 shall be of no force or effect if immediately prior to the Start Date Lessee was the owner or occupant of the Premises. In such event, Lessee shall be responsible for any necessary corrective work.

3. Term.

3.1 Term. The Commencement Date, Expiration Date and Original Term of this Lease are as specified in Paragraph 1.3.

3.2 Early Possession. If Lessee totally or partially occupies the Premises prior to the Commencement Date, the obligation to pay Base Rent shall be abated for the period of such early possession. All other terms of this Lease (including but not limited to the obligations to pay Real

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                     FORM STN-8-5/05E

Property Taxes and insurance premiums and all other monetary obligations and NNN charges other than Base Rent and to maintain the Premises) shall be in effect during such period. Any such early possession shall not affect the Expiration Date.

3.3 Delay In Possession. Lessor agrees to use its best commercially reasonable efforts to deliver possession of the Premises to Lessee by the Commencement Date. If, despite said efforts, Lessor is unable to deliver possession by such date, Lessor shall not be subject to any liability therefor, nor shall such failure affect the validity of this Lease. Lessee shall not, however, be obligated to pay Rent or perform its other obligations until Lessor delivers possession of the Premises and any period of rent abatement that Lessee would otherwise have enjoyed shall run from the date of delivery of possession and continue for a period equal to what Lessee would otherwise have enjoyed under the terms hereof, but minus any days of delay caused by the acts or omissions of Lessee. If possession is not delivered within 60 days after the Commencement Date, Lessee may, at its option, by notice in writing within 10 days after the end of such 60 day period, cancel this Lease, in which event the Parties shall be discharged from all obligations hereunder. If such written notice is not received by Lessor within said 10 day period, Lessee’s right to cancel shall terminate. If possession of the Premises is not delivered within 120 days after the Commencement Date, this Lease shall terminate unless other agreements are reached between Lessor and Lessee, in writing.

3.4 Lessee Compliance. Lessor shall not be required to deliver possession of the Premises to Lessee until Lessee complies with its obligation to provide evidence of insurance (Paragraph 8.5). Pending delivery of such evidence, Lessee shall be required to perform all of its obligations under this Lease from and after the Start Date, including the payment of Rent, notwithstanding Lessor’s election to withhold possession pending receipt of such evidence of insurance. Further, if Lessee is required to perform any other conditions prior to or concurrent with the Start Date, the Start Date shall occur but Lessor may elect to withhold possession until such conditions are satisfied. For the purposes of this Paragraph 3.4 only, the Start Date shall be determined as if Paragraph 1.4 excluded the phrase “the certificate or copies of insurance policies referred to in Paragraph 8.5 and”.

4. Rent.

4.1. Rent Defined. All monetary obligations of Lessee to Lessor under the terms of this Lease (except for the Security Deposit) are deemed to be rent (“Rent”).

4.2 Payment. Lessee shall cause payment of Rent to be received by Lessor in advance in lawful money of the United States, without offset or deduction (except as specifically permitted in this Lease), on or before the day on which it is due. All monetary amounts shall be rounded to the nearest whole dollar. In the event that any invoice prepared by Lessor is inaccurate such inaccuracy shall not constitute a waiver and Lessee shall be obligated to pay the amount set forth in this Lease. Rent for any period during the term hereof which is for less than one full calendar month shall be prorated based upon the actual number of days of said month. Payment of Rent shall be made to Lessor at its address stated herein or to such other persons or place as Lessor may from time to time designate in writing. Acceptance of a payment which is less than the amount then due shall not be a waiver of Lessor’s rights to the balance of such Rent, regardless of Lessor’s endorsement of any check so stating. In the event that any check, draft, or other instrument of payment given by Lessee to Lessor is dishonored for any reason, Lessee agrees to pay to Lessor the sum of $25 in addition to any Late Charge and Lessor, at its option, may require all future Rent be paid by cashier’s check. Payments will be applied first to accrued bad check charges, late charges and attorney’s fees, second to accrued interest, then to Base Rent and Common Area Operating Expenses, and any remaining amount to any other outstanding charges or costs.

4.3 Association Fees. In addition to the Base Rent, Lessee shall pay to Lessor each month an amount equal to 1/12 of the annual amount of any owner’s association or condominium fees levied or assessed against the Premises. Said monies shall be paid at the same time and in the same manner as the Base Rent.

5. Security Deposit. Lessee shall deposit with Lessor upon execution hereof the Security Deposit as security for Lessee’s faithful performance of its obligations under this Lease. If Lessee fails to pay Rent, or otherwise Defaults under this Lease, Lessor may use, apply or retain all or any portion of said Security Deposit for the payment of any amount due Lessor or to reimburse or compensate Lessor for any liability, expense, loss or damage which Lessor may suffer or incur by reason thereof. If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within 10 days after written request therefor deposit monies with Lessor sufficient to restore said Security Deposit to the full amount required by this Lease. If the Base Rent increases during the renewed or extended term of this Lease (but not the original term), Lessee shall, upon written request from Lessor, deposit additional moneys with Lessor so that the total amount of the Security Deposit shall at all times bear the same proportion to the increased Base Rent as the initial Security Deposit bore to the initial Base Rent. Should the Agreed Use be amended to accommodate a material change in the business of Lessee or to accommodate a sublessee or assignee, Lessor shall have the right to increase the Security Deposit to the extent necessary, in Lessor’s reasonable judgment, to account for any increased wear and tear that the Premises may suffer as a result thereof. If a change in control of Lessee occurs during this Lease and following such change the financial condition of Lessee is, in Lessor’s reasonable judgment, significantly reduced, Lessee shall deposit such additional monies with Lessor as shall be sufficient to cause the Security Deposit to be at a commercially reasonable level based on such change in financial condition. Lessor shall not be required to keep the Security Deposit separate from its general accounts. Within 14 days after the expiration or termination of this Lease, if Lessor elects to apply the Security Deposit only to unpaid Rent, whether past or future, and otherwise within 30 days after the Premises have been vacated pursuant to Paragraph 7.4(c) below, Lessor shall return that portion of the Security Deposit not used or applied by Lessor. Notwithstanding anything in California Civil Code Section 1950.7 to the contrary, Lessor may apply the Security Deposit to defaults in the payment of Rent accruing after the date referred to in that section or in the immediately preceding sentence of this Lease, and Lessee waives the provisions of California Civil Code Section 1950.7 to the extent that such provisions would otherwise prevent Lessor from applying the Security Deposit to a default in Rent accruing after the date specified in that section or in this Lease for the return of the Security Deposit. No part of the Security Deposit shall be considered to be held in trust, to bear interest or to be prepayment for any monies to be paid by Lessee under this Lease. See also Paragraph 52 in Addendum One.

6. Use.

6.1 Use. Lessee shall use and occupy the Premises only for the Agreed Use, or any other legal use which is reasonably comparable thereto, and for no other purpose. Lessee shall not use or permit the use of the Premises in a manner that is unlawful, creates damage, waste or a nuisance, or that unreasonably disturbs occupants of or causes damage to neighboring premises or properties. Other than guide, signal and seeing eye

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                     FORM STN-8-5/05E

dogs, Lessee shall not keep or allow in the Premises any pets, animals, birds, fish, or reptiles. Lessor shall not unreasonably withhold or delay its consent to any written request for a modification of the Agreed Use, so long as the same will not impair the structural integrity of the improvements on the Premises or the mechanical or electrical systems therein, and/or is not significantly more burdensome to the Premises or more likely to increase the risk of release of a Hazardous Substance in the Premises or a Reportable Use therein . If Lessor elects to withhold consent, Lessor shall within 7 days after such request give written notification of same, which notice shall include an explanation of Lessor’s objections to the change in the Agreed Use.

6.2 Hazardous Substances.

(a) Reportable Uses Require Consent. The term “Hazardous Substance” as used in this Lease shall mean any product, substance, or waste whose presence, use, manufacture, disposal, transportation, or release, either by itself or in combination with other materials expected to be on the Premises, is either: (i) potentially injurious to the public health, safety or welfare, the environment or the Premises, (ii) regulated or monitored by any governmental authority, or (iii) a basis for potential liability of Lessor to any governmental agency or third party under any applicable statute or common law theory. Hazardous Substances shall include, but not be limited to, hydrocarbons, petroleum, gasoline, and/or crude oil or any products, by-products or fractions thereof. Lessee shall not engage in any activity in or on the Premises which constitutes a Reportable Use of Hazardous Substances without the express prior written consent of Lessor and timely compliance (at Lessee’s expense) with all Applicable Requirements. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of a Hazardous Substance that requires a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises of a Hazardous Substance with respect to which any Applicable Requirements requires that a notice be given to persons entering or occupying the Premises or neighboring properties. Notwithstanding the foregoing, Lessee may use any ordinary and customary materials reasonably required to be used in the normal course of the Agreed Use, ordinary office supplies (copier toner, liquid paper, glue, etc.) and common household cleaning materials, so long as such use is in compliance with all Applicable Requirements, is not a Reportable Use, and does not expose the Premises or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.

(b) Duty to Inform Lessor. If Lessee knows, or has reasonable cause to believe, that a Hazardous Substance has come to be located in, on, under or about the Premises, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor, and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Substance.

(c) Lessee Remediation. Lessee shall not cause or permit any Hazardous Substance to be spilled or released in, on, under, or about the Premises (including through the plumbing or sanitary sewer system) and shall promptly, at Lessee’s expense, comply with all Applicable Requirements and take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties, that was caused or materially contributed to by Lessee, or pertaining to or involving any Hazardous Substance brought onto the Premises during the term of this Lease, by or for Lessee, or any third party acting for Lessee or on behalf of Lessee, or under Lessee’s direction or control .

(d) Lessee Indemnification. Lessee shall indemnify, defend and hold Lessor, its agents, employees, lenders and ground lessor, if any, harmless from and against any and all loss of rents and/or damages, liabilities, judgments, claims, expenses, penalties, and attorneys’ and consultants’ fees arising out of or involving any Hazardous Substance brought onto the Premises by or for Lessee, or any third party (provided, however, that Lessee shall have no liability under this Lease with respect to underground migration of any Hazardous Substance under the Premises from adjacent properties not caused or contributed to by Lessee). Lessee’s obligations shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment created or suffered by Lessee, and the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Substances, unless specifically so agreed by Lessor in writing at the time of such agreement.

(e) Lessor Indemnification. Lessor and its successors and assigns shall indemnify, defend, reimburse and hold Lessee, its employees and lenders, harmless from and against any and all environmental damages, including the cost of remediation, which result from Hazardous Substances which existed on the Premises prior to Lessee’s occupancy or which are caused by the gross negligence or willful misconduct of Lessor, its agents or employees. Lessor’s obligations, as and when required by the Applicable Requirements, shall include, but not be limited to, the cost of investigation, removal, remediation, restoration and/or abatement, and shall survive the expiration or termination of this Lease.

(f) Investigations and Remediations. Lessor shall retain the responsibility and pay for any investigations or remediation measures required by governmental entities having jurisdiction with respect to the existence of Hazardous Substances on the Premises prior to Lessee’s occupancy, unless such remediation measure is required as a result of Lessee’s use (including “Alterations”, as defined in paragraph 7.3(a) below) of the Premises, in which event Lessee shall be responsible for such payment. Lessee shall cooperate fully in any such activities at the request of Lessor, including allowing Lessor and Lessor’s agents to have reasonable access to the Premises at reasonable times in order to carry out Lessor’s investigative and remedial responsibilities.

(g) Lessor Termination Option. If a Hazardous Substance Condition (see Paragraph 9.1(e)) occurs during the term of this Lease, unless Lessee is legally responsible therefor (in which case Lessee shall make the investigation and remediation thereof required by the Applicable Requirements and this Lease shall continue in full force and effect, but subject to Lessor’s rights under Paragraph 6.2(d) and Paragraph 13), Lessor may, at Lessor’s option, either (i) investigate and remediate such Hazardous Substance Condition, if required, as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) if the estimated cost to remediate such condition exceeds 12 times the then monthly Base Rent or $100,000, whichever is greater, give written notice to Lessee, within 30 days after receipt by Lessor of knowledge of the occurrence of such Hazardous Substance Condition, of Lessor’s desire to terminate this Lease as of the date 60 days following the date of such notice. In the event Lessor elects to give a termination notice, Lessee may, within 10 days thereafter, give written notice to Lessor of Lessee’s commitment to pay the amount by which the cost of the remediation of such Hazardous Substance Condition exceeds an amount equal to 12 times the then monthly Base Rent or $100,000, whichever is greater. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days following such

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                     FORM STN-8-5/05E

commitment. In such event, this Lease shall continue in full force and effect, and Lessor shall proceed to make such remediation as soon as reasonably possible after the required funds are available. If Lessee does not give such notice and provide the required funds or assurance thereof within the time provided, this Lease shall terminate as of the date specified in Lessor’s notice of termination.

6.3 Lessee’s Compliance with Applicable Requirements. Except as otherwise provided in this Lease, Lessee shall, at Lessee’s sole expense, fully, diligently and in a timely manner, materially comply with all Applicable Requirements, including without limitation the covenants, conditions , reservations, and restrictions of the Brookhollow Business Park, the requirements of any applicable fire insurance underwriter or rating bureau, and the reasonable recommendations of Lessor’s engineers and/or consultants which relate in any manner to the such Requirements, without regard to whether such Requirements are now in effect or become effective after the Start Date. Lessee shall, within 10 days after receipt of Lessor’’s written request, provide Lessor with copies of all permits and other documents, and other information evidencing Lessee’s compliance with any Applicable Requirements specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving the failure of Lessee or the Premises to comply with any Applicable Requirements. Likewise, Lessee shall immediately give written notice to Lessor of: (i) any water damage to the Premises and any suspected seepage, pooling, dampness or other condition conducive to the production of mold; or (ii) any mustiness or other odors that might indicate the presence of mold in the Premises.

6.4 Inspection; Compliance. Lessor and Lessor’’s “Lender” (as defined in Paragraph 30) and consultants shall have the right to enter into Premises at any time, in the case of an emergency, and otherwise at reasonable times during business hours as defined below after reasonable notice, for the purpose of inspecting the condition of the Premises and for verifying compliance by Lessee with this Lease. The cost of any such inspections shall be paid by Lessor, unless a violation of Applicable Requirements, or a Hazardous Substance Condition (see paragraph 9.1) is found to exist or be imminent, or the inspection is requested or ordered by a governmental authority. In such case, Lessee shall upon request reimburse Lessor for the cost of such inspection, so long as such inspection is reasonably related to the violation or contamination. In addition, Lessee shall provide copies of all relevant material safety data sheets (MSDS) to Lessor within 10 days of the receipt of a written request therefor. The inspections referred to in this paragraph shall not unreasonably interfere with Lessee’s business. For the purposes of this paragraph the term “business hours” shall be from 9:00 a.m. to 5:00 p.m., or within shall other hours as Lessee shall customarily be conducting business, on business days as that term is defined in Calfironia Civil Code Section 9.

7. Maintenance; Repairs, Utility Installations; Trade Fixtures and Alterations.

7.1 Lessee’s Obligations.

(a) In General. Subject to the provisions of Paragraph 2.2 (Condition), 2.3 (Compliance), 6.3 (Lessee’s Compliance with Applicable Requirements), 7.2 (Lessor’s Obligations), 9 (Damage or Destruction), and 14 (Condemnation), Lessee shall, at Lessee’s sole expense, keep the Premises, Utility Installations (intended for Lessee’s exclusive use, no matter where located), and Alterations in good order, condition and repair (whether or not the portion of the Premises requiring repairs, or the means of repairing the same, are reasonably or readily accessible to Lessee, and whether or not the need for such repairs occurs as a result of Lessee’s use, any prior use, the elements or the age of such portion of the Premises), including, but not limited to, all equipment or facilities, such as plumbing, HVAC equipment, electrical, lighting facilities, boilers, pressure vessels, fire protection system, fixtures, walls (interior and exterior), foundations, ceilings, roofs, roof drainage systems, floors, windows, doors, plate glass, skylights, landscaping, driveways, parking lots, fences, retaining walls, signs, sidewalks and parkways located in, on, or adjacent to the Premises. Lessee, in keeping the Premises in good order, condition and repair, shall exercise and perform good maintenance practices, specifically including the procurement and maintenance of the service contracts required by Paragraph 7.1(b) below. Lessee’s obligations shall include restorations, replacements or renewals when necessary to keep the Premises and all improvements thereon or a part thereof in good order, condition and state of repair. Lessee shall, during the term of this Lease, keep the exterior appearance of the Building in a first-class condition (including, e.g. graffiti removal) consistent with the exterior appearance of other similar facilities of comparable age and size in the vicinity, including, when necessary, the exterior repainting of the Building.

(b) Service Contracts. Lessee shall, at Lessee’s sole expense, procure and maintain contracts, with copies to Lessor, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire alarm and/or smoke detection, (iv) landscaping and irrigation systems, (v) roof covering and drains, (vi) clarifiers (vii) basic utility feed to the perimeter of the Building, and (viii) any other equipment, if reasonably required by Lessor. However, Lessor reserves the right, upon notice to Lessee, to procure and maintain any or all of such service contracts, and Lessee shall reimburse Lessor, upon demand, for the reasonable cost thereof.

(c) Failure to Perform. If Lessee fails to perform Lessee’s obligations under this Paragraph 7.1, Lessor may enter upon the Premises after 10 days’ prior written notice to Lessee (except in the case of an emergency, in which case no notice shall be required), perform such obligations on Lessee’s behalf, and put the Premises in good order, condition and repair, and Lessee shall promptly pay to Lessor a sum equal to 115% of the cost thereof.

(d) Replacement. Subject to Lessee’s indemnification of Lessor as set forth in Paragraph 8.7 below, and without relieving Lessee of liability resulting from Lessee’s failure to exercise and perform good maintenance practices, if an item described in Paragraph 7.1(b) cannot be repaired other than at a cost which is in excess of 50% of the cost of replacing such item, then such item shall be replaced by Lessor, and the cost thereof shall be prorated between the Parties and Lessee shall only be obligated to pay, each month during the remainder of the term of this Lease, on the date on which Base Rent is due, an amount equal to the product of multiplying the cost of such replacement by a fraction, the numerator of which is one, and the denominator of which is 144 (ie. 1/144th of the cost per month). In addition, and on the date each month on which Base Rent is due, Lessee shall pay interest on the unamortized balance but may prepay its obligation at any time.

7.2 Lessor’s Obligations. Subject to the provisions of Paragraphs 2.2 (Condition), 2.3 (Compliance), 9 (Damage or Destruction) and 14 (Condemnation), it is intended by the Parties hereto that Lessor have no obligation, in any manner whatsoever, to repair and maintain the Premises, or the equipment therein, all of which obligations are intended to be that of the Lessee. It is the intention of the Parties that the terms of this Lease govern the respective obligations of the Parties as to maintenance and repair of the Premises, and they expressly waive the benefit of any statute now or hereafter in effect to the extent it is inconsistent with the terms of this Lease.

7.3 Utility Installations; Trade Fixtures; Alterations.

(a) Definitions. The term “Utility Installations” refers to all floor and window coverings, air and/or vacuum lines, power panels, electrical distribution, security and fire protection systems, communication cabling, lighting fixtures, HVAC equipment, plumbing, and fencing in or on the

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                     FORM STN-8-5/05E

Premises. The term “Trade Fixtures” shall mean Lessee’s machinery and equipment that can be removed without doing material damage to the Premises. The term “Alterations” shall mean any modification of the improvements, other than Utility Installations or Trade Fixtures, whether by addition or deletion. “Lessee Owned Alterations and/or Utility Installations “ are defined as Alterations and/or Utility Installations made by Lessee that are not yet owned by Lessor pursuant to Paragraph 7.4(a).

(b) Consent. Lessee shall not make any Alterations or Utility Installations to the Premises without Lessor’s prior written consent. Lessee may, however, make non-structural Utility Installations to the interior of the Premises (excluding the roof) without such consent but upon notice to Lessor, as long as they are not visible from the outside, do not involve puncturing, relocating or removing the roof or any existing walls, will not affect the electrical, plumbing, HVAC, and/or life safety systems, and the cumulative cost thereof during this Lease as extended does not exceed a sum equal to 3 month’s Base Rent in the aggregate or a sum equal to one month’s Base Rent in any one year. Notwithstanding the foregoing, Lessee shall not make or permit any roof penetrations and/or install anything on the roof without the prior written approval of Lessor. Lessor may, as a precondition to granting such approval, require Lessee to utilize a contractor chosen and/or approved by Lessor. Any Alterations or Utility Installations that Lessee shall desire to make and which require the consent of the Lessor shall be presented to Lessor in written form with detailed plans. Consent shall be deemed conditioned upon Lessee’s: (i) acquiring all applicable governmental permits, (ii) furnishing Lessor with copies of both the permits and the plans and specifications prior to commencement of the work, and (iii) compliance with all conditions of said permits and other Applicable Requirements in a prompt and expeditious manner. Any Alterations or Utility Installations shall be performed in a workmanlike manner with good and sufficient materials. Lessee shall promptly upon completion furnish Lessor with as-built plans and specifications. For work which costs an amount in excess of one month’s Base Rent, Lessor may condition its consent upon Lessee providing a lien and completion bond in an amount equal to 150% of the estimated cost of such Alteration or Utility Installation and/or upon Lessee’s posting an additional Security Deposit with Lessor.

c) Liens; Bonds. Lessee shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Lessee at or for use on the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or any interest therein. Lessee shall give Lessor not less than 10 days notice prior to the commencement of any work in, on or about the Premises, and Lessor shall have the right to post notices of non-responsibility. If Lessee shall contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense defend and protect itself, Lessor and the Premises against the same and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof. If Lessor shall require, Lessee shall furnish a surety bond in an amount equal to 150% of the amount of such contested lien, claim or demand, indemnifying Lessor against liability for the same. If Lessor elects to participate in any such action, Lessee shall pay Lessor’s reasonable attorneys’ fees and costs immediately upon presentation of invoices.

7.4 Ownership; Removal; Surrender; and Restoration.

(a) Ownership. Subject to Lessor’s right to require removal or elect ownership as hereinafter provided, all Alterations and Utility Installations made by Lessee shall be the property of Lessee, but considered a part of the Premises. Lessor may, at any time, elect in writing to be the owner of all or any specified part of the Lessee Owned Alterations and Utility Installations. Unless otherwise instructed per paragraph 7.4(b) hereof, all Lessee Owned Alterations and Utility Installations shall, at the expiration or termination of this Lease, become the property of Lessor and be surrendered by Lessee with the Premises.

(b) Removal. By delivery to Lessee of written notice from Lessor not earlier than 90 and not later than 30 days prior to the end of the term of this Lease, Lessor may require that any or all Lessee Owned Alterations or Utility Installations be removed by the expiration or termination of this Lease. Lessor may require the removal at any time of all or any part of any Lessee Owned Alterations or Utility Installations made without the required consent.

(c) Surrender; Restoration. Subject to the provisions of Paragraph 9 below, Lessee shall surrender the Premises by the Expiration Date or any earlier termination date, with all of the improvements, parts and surfaces thereof broom clean and free of debris, and in good operating order, condition and state of repair, ordinary wear and tear excepted. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice. Notwithstanding the foregoing, if this Lease is for 12 months or less, then Lessee shall surrender the Premises in the same condition as delivered to Lessee on the Start Date with NO allowance for ordinary wear and tear. Lessee shall repair any damage occasioned by the installation, maintenance or removal of Trade Fixtures, Lessee owned Alterations and/or Utility Installations, furnishings, and equipment as well as the removal of any storage tank installed by or for Lessee. Lessee shall completely remove from the Premises any and all Hazardous Substances brought onto the Premises by or for Lessee, or any third party (except Hazardous Substances which were deposited via underground migration from areas outside of the Premises, or if applicable, the Premises) even if such removal would require Lessee to perform or pay for work that exceeds statutory requirements. Trade Fixtures shall remain the property of Lessee and shall be removed by Lessee. Any personal property of Lessee not removed on or before the Expiration Date or any earlier termination date shall be deemed to have been abandoned by Lessee and may be disposed of or retained by Lessor as Lessor may desire. The failure by Lessee to timely vacate the Premises pursuant to this Paragraph 7.4(c) without the express written consent of Lessor shall constitute a holdover under the provisions of Paragraph 26 below.

8. Insurance; Indemnity.

8.1 Payment For Insurance. Lessee shall pay for all insurance required under Paragraph 8 except to the extent of the cost attributable to liability insurance carried by Lessor under Paragraph 8.2(b) in excess of $ 4,000,000 ~~,000,000~~ per occurrence. Premiums for policy periods commencing prior to or extending beyond the Lease term shall be prorated to correspond to the Lease term. Payment shall be made by Lessee to Lessor within 10 days following receipt of an invoice or at Lessor’s election by monthly estimates due and payable in advance with the payment of Base Rent .

8.2 Liability Insurance.

(a) Carried by Lessee. Lessee shall obtain and keep in force a Commercial General Liability policy of insurance protecting Lessee and Lessor as an additional insured against claims for bodily injury, personal injury and property damage based upon or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 ~~1,000,000~~ per occurrence with an annual aggregate of not less than $ 4,000,000 ~~2,000,000~~. Lessee shall add Lessor as an additional insured by means of an endorsement at least as broad as the Insurance Service Organization’s “Additional Insured-Managers or Lessors of Premises” Endorsement and coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease as an “ insured contract” for the performance of Lessee’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Lessee nor relieve Lessee of any obligation hereunder. Lessee shall provide an endorsement on its

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                     FORM STN-8-5/05E

liability policy(ies) which provides that its insurance shall be primary to and not contributory with any similar insurance carried by Lessor, whose insurance shall be considered excess insurance only.

(b) Carried by Lessor. Lessor shall maintain liability insurance as described in Paragraph 8.2(a), in addition to, and not in lieu of, the insurance required to be maintained by Lessee. Lessee shall not be named as an additional insured therein.

8.3 Property Insurance - Building, Improvements and Rental Value.

(a) Building and Improvements. The Insuring Party shall obtain and keep in force a policy or policies in the name of Lessor, with loss payable to Lessor, any ground-lessor, and to any Lender insuring loss or damage to the Premises. The amount of such insurance shall be equal to the full insurable replacement cost of the Premises, as the same shall exist from time to time, or the amount required by any Lender, but in no event more than the commercially reasonable and available insurable value thereof. If Lessor is the Insuring Party, however, Lessee Owned Alterations and Utility Installations, Trade Fixtures, and Lessee’s personal property shall be insured by Lessee under Paragraph 8.4 rather than by Lessor. If the coverage is available and commercially appropriate, such policy or policies shall insure against all risks of direct physical loss or damage (except the perils of flood and/or earthquake unless required by a Lender), including coverage for debris removal and the enforcement of any Applicable Requirements requiring the upgrading, demolition, reconstruction or replacement of any portion of the Premises as the result of a covered loss. Said policy or policies shall also contain an agreed valuation provision in lieu of any coinsurance clause, waiver of subrogation, and inflation guard protection causing an increase in the annual property insurance coverage amount by a factor of not less than the adjusted U.S. Department of Labor Consumer Price Index for All Urban Consumers for the city nearest to where the Premises are located. If such insurance coverage has a deductible clause, the deductible amount shall not exceed $1,000 per occurrence, and Lessee shall be liable for such deductible amount in the event of an Insured Loss.

(b) Rental Value. The Insuring Party shall obtain and keep in force a policy or policies in the name of Lessor with loss payable to Lessor and any Lender, insuring the loss of the full Rent for one year with an extended period of indemnity for an additional 180 days (“Rental Value insurance”). Said insurance shall contain an agreed valuation provision in lieu of any coinsurance clause, and the amount of coverage shall be adjusted annually to reflect the projected Rent otherwise payable by Lessee, for the next 12 month period. Lessee shall be liable for any deductible amount in the event of such loss.

(c) Adjacent Premises. If the Premises are part of a larger building, or of a group of buildings owned by Lessor which are adjacent to the Premises, the Lessee shall pay for any increase in the premiums for the property insurance of such building or buildings if said increase is caused by Lessee’s acts, omissions, use or occupancy of the Premises.

8.4 Lessee’s Property; Business Interruption Insurance.

(a) Property Damage. Lessee shall obtain and maintain insurance coverage on all of Lessee’s personal property, Trade Fixtures, and Lessee Owned Alterations and Utility Installations. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $1,000 per occurrence. The proceeds from any such insurance shall be used by Lessee for the replacement of personal property, Trade Fixtures and Lessee Owned Alterations and Utility Installations. Lessee shall provide Lessor with written evidence that such insurance is in force.

(b) Business Interruption. Lessee shall obtain and maintain loss of income and extra expense insurance in amounts as will reimburse Lessee for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent lessees in the business of Lessee or attributable to prevention of access to the Premises as a result of such perils.

(c) No Representation of Adequate Coverage. Lessor makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Lessee’s property, business operations or obligations under this Lease.

8.5 Insurance Policies. Insurance required herein shall be by companies duly licensed or admitted to transact business in the state where the Premises are located, and maintaining during the policy term a “General Policyholders Rating” of at least A-, VI, as set forth in the most current issue of “Best’s Insurance Guide”, or such other rating as may be required by a Lender. Lessee shall not do or permit to be done anything which invalidates the required insurance policies. Lessee shall, prior to the Start Date, deliver to Lessor certified copies of policies of such insurance or certificates evidencing the existence and amounts of the required insurance. No such policy shall be cancelable or subject to modification except after 30 days prior written notice to Lessor. Lessee shall, at least 10 days prior to the expiration of such policies, furnish Lessor with evidence of renewals or “insurance binders” evidencing renewal thereof, or Lessor may order such insurance and charge the cost thereof to Lessee, which amount shall be payable by Lessee to Lessor upon demand. Such policies shall be for a term of at least one year, or the length of the remaining term of this Lease, whichever is less. If either Party shall fail to procure and maintain the insurance required to be carried by it, the other Party may, but shall not be required to, procure and maintain the same.

8.6 Waiver of Subrogation. Without affecting any other rights or remedies, Lessee and Lessor each hereby release and relieve the other, and waive their entire right to recover damages against the other, for loss of or damage to its property arising out of or incident to the perils required to be insured against herein. The effect of such releases and waivers is not limited by the amount of insurance carried or required, or by any deductibles applicable hereto. The Parties agree to have their respective property damage insurance carriers waive any right to subrogation that such companies may have against Lessor or Lessee, as the case may be, so long as the insurance is not invalidated thereby.

8.7 Indemnity. Except for Lessor’s gross negligence or willful misconduct, Lessee shall indemnify, reimburse, protect, defend and hold harmless the Premises, Lessor and its agents, Lessor’s master or ground lessor, partners and Lenders, from and against any and all claims, losses including without limitation loss of rents and/or damages, liens, judgments, penalties, attorneys’ and consultants’ fees, expenses and/or liabilities arising out of, involving, or in connection with, the use and/or occupancy of the Premises by Lessee. If any action or proceeding is brought against Lessor by reason of any of the foregoing matters, Lessee shall upon notice defend the same at Lessee’s expense by counsel reasonably satisfactory to Lessor and Lessor shall cooperate with Lessee in such defense. Lessor need not have first paid any such claim in order to be defended or indemnified.

8.8 Exemption of Lessor and its Agents from Liability . Notwithstanding the negligence or breach of this Lease by Lessor or its agents, neither Lessor nor its agents shall be liable under any circumstances except to the extent of injury or damage caused by the gross negligence or willful misconduct of Lessor for: (i) injury or damage to the person or goods, wares, merchandise or other property of Lessee, Lessee’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, indoor air quality, the presence of mold or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part, or from other sources or places, (ii) any damages arising from any act or neglect of any other tenant of Lessor or from the failure of Lessor or its agents to enforce the provisions of any other lease in the Project, or (iii) injury to Lessee’s business or for any loss of income or profit therefrom. Instead, it is intended that Lessee’s sole recourse in

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                     FORM STN-8-5/05E

the event of such damages or injury be to file a claim on the insurance policy(ies) that Lessee is required to maintain pursuant to the provisions of paragraph 8.

8.9 Failure to Provide Insurance. Lessee acknowledges that any failure on its part to obtain or maintain the insurance required herein will expose Lessor to risks and potentially cause Lessor to incur costs not contemplated by this Lease, the extent of which will be extremely difficult to ascertain. Accordingly, for any month or portion thereof that Lessee does not maintain the required insurance and/or does not provide Lessor with the required binders or certificates evidencing the existence of the required insurance, the Base Rent shall be automatically increased, without any requirement for notice to Lessee, by an amount equal to 10% of the then existing Base Rent or $100, whichever is greater. The parties agree that such increase in Base Rent represents fair and reasonable compensation for the additional risk/costs that Lessor will incur by reason of Lessee’s failure to maintain the required insurance. Such increase in Base Rent shall in no event constitute a waiver of Lessee’s Default or Breach with respect to the failure to maintain such insurance, prevent the exercise of any of the other rights and remedies granted hereunder, nor relieve Lessee of its obligation to maintain the insurance specified in this Lease.

9. Damage or Destruction.

9.1 Definitions.

(a) “Premises Partial Damage” shall mean damage or destruction to the improvements on the Premises, other than Lessee Owned Alterations and Utility Installations, which can reasonably be repaired in 6 months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total. Notwithstanding the foregoing, Premises Partial Damage shall not include damage to windows, doors, and/or other similar items which Lessee has the responsibility to repair or replace pursuant to the provisions of Paragraph 7.1.

(b) “Premises Total Destruction” shall mean damage or destruction to the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which cannot reasonably be repaired in 6 months or less from the date of the damage or destruction. Lessor shall notify Lessee in writing within 30 days from the date of the damage or destruction as to whether or not the damage is Partial or Total.

(c) “Insured Loss” shall mean damage or destruction to improvements on the Premises, other than Lessee Owned Alterations and Utility Installations and Trade Fixtures, which was caused by an event required to be covered by the insurance described in Paragraph 8.3(a), irrespective of any deductible amounts or coverage limits involved.

(d) “Replacement Cost” shall mean the cost to repair or rebuild the improvements owned by Lessor at the time of the occurrence to their condition existing immediately prior thereto, including demolition, debris removal and upgrading required by the operation of Applicable Requirements, and without deduction for depreciation.

(e) “Hazardous Substance Condition” shall mean the occurrence or discovery of a condition involving the presence of, or a contamination by, a Hazardous Substance as defined in Paragraph 6.2(a), in, on, or under the Premises which requires repair, remediation, or restoration.

9.2 Partial Damage - Insured Loss. If a Premises Partial Damage that is an Insured Loss occurs, then Lessor shall, at Lessor’s expense, repair such damage (but not Lessee’s Trade Fixtures or Lessee Owned Alterations and Utility Installations) as soon as reasonably possible and this Lease shall continue in full force and effect; provided, however, that Lessee shall, at Lessor’s election, make the repair of any damage or destruction the total cost to repair of which is $10,000 or less, and, in such event, Lessor shall make any applicable insurance proceeds available to Lessee on a reasonable basis for that purpose. Notwithstanding the foregoing, if the required insurance was not in force or the insurance proceeds are not sufficient to effect such repair, the Insuring Party shall promptly contribute the shortage in proceeds (except as to the deductible which is Lessee’s responsibility) as and when required to complete said repairs. In the event, however, such shortage was due to the fact that, by reason of the unique nature of the improvements, full replacement cost insurance coverage was not commercially reasonable and available, Lessor shall have no obligation to pay for the shortage in insurance proceeds or to fully restore the unique aspects of the Premises unless Lessee provides Lessor with the funds to cover same, or adequate assurance thereof, within 10 days following receipt of written notice of such shortage and request therefor. If Lessor receives said funds or adequate assurance thereof within said 10 day period, the party responsible for making the repairs shall complete them as soon as reasonably possible and this Lease shall remain in full force and effect. If such funds or assurance are not received, Lessor may nevertheless elect by written notice to Lessee within 10 days thereafter to: (i) make such restoration and repair as is commercially reasonable with Lessor paying any shortage in proceeds, in which case this Lease shall remain in full force and effect, or (ii) have this Lease terminate 30 days thereafter. Lessee shall not be entitled to reimbursement of any funds contributed by Lessee to repair any such damage or destruction. Premises Partial Damage due to flood or earthquake shall be subject to Paragraph 9.3, notwithstanding that there may be some insurance coverage, but the net proceeds of any such insurance shall be made available for the repairs if made by either Party.

9.3 Partial Damage - Uninsured Loss. If a Premises Partial Damage that is not an Insured Loss occurs, unless caused by a negligent or willful act of Lessee (in which event Lessee shall make the repairs at Lessee’s expense), Lessor may either: (i) repair such damage as soon as reasonably possible at Lessor’s expense, in which event this Lease shall continue in full force and effect, or (ii) terminate this Lease by giving written notice to Lessee within 30 days after receipt by Lessor of knowledge of the occurrence of such damage. Such termination shall be effective 60 days following the date of such notice. In the event Lessor elects to terminate this Lease, Lessee shall have the right within 10 days after receipt of the termination notice to give written notice to Lessor of Lessee’s commitment to pay for the repair of such damage without reimbursement from Lessor. Lessee shall provide Lessor with said funds or satisfactory assurance thereof within 30 days after making such commitment. In such event this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available. If Lessee does not make the required commitment, this Lease shall terminate as of the date specified in the termination notice.

9.4 Total Destruction. Notwithstanding any other provision hereof, if a Premises Total Destruction occurs, this Lease shall terminate 45 60 days following such Destruction ; provided, however, that if the Premises Total Destruction is the result of a natural disaster or other cause resulting in widespread damage causing a shortage of available contractors the number of days shall be 60 . If the damage or destruction was caused by the gross negligence or willful misconduct of Lessee, Lessor shall have the right to recover Lessor’s damages from Lessee, except as provided in Paragraph 8.6.

9.5 Damage Near End of Term. If at any time during the last 6 months of this Lease there is damage for which the cost to repair exceeds one month’s Base Rent, whether or not an Insured Loss, Lessor may terminate this Lease effective 60 days following the date of occurrence of such damage by giving a written termination notice to Lessee within 30 days after the date of occurrence of such damage. Notwithstanding the foregoing,

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                     FORM STN-8-5/05E

if Lessee at that time has an exercisable option to extend this Lease or to purchase the Premises, then Lessee may preserve this Lease by, (a) exercising such option and (b) providing Lessor with any shortage in insurance proceeds (or adequate assurance thereof) needed to make the repairs on or before the earlier of (i) the date which is 10 days after Lessee’s receipt of Lessor’s written notice purporting to terminate this Lease, or (ii) the day prior to the date upon which such option expires. If Lessee duly exercises such option during such period and provides Lessor with funds (or adequate assurance thereof) to cover any shortage in insurance proceeds, Lessor shall, at Lessor’s commercially reasonable expense, repair such damage as soon as reasonably possible and this Lease shall continue in full force and effect. If Lessee fails to exercise such option and provide such funds or assurance during such period, then this Lease shall terminate on the date specified in the termination notice and Lessee’s option shall be extinguished.

9.6 Abatement of Rent; Lessee’s Remedies.

(a) Abatement. In the event of Premises Partial Damage or Premises Total Destruction or a Hazardous Substance Condition for which Lessee is not responsible under this Lease, the Rent payable by Lessee for the period required for the repair, remediation or restoration of such damage shall be abated in proportion to the degree to which Lessee’s use of the Premises is impaired, but not to exceed the proceeds received from the Rental Value insurance. All other obligations of Lessee hereunder shall be performed by Lessee, and Lessor shall have no liability for any such damage, destruction, remediation, repair or restoration except as provided herein.

(b) Remedies. If Lessor shall be obligated to repair or restore the Premises and does not commence, in a substantial and meaningful way, such repair or restoration within 60 90 days after such obligation shall accrue, Lessee may, at any time prior to the commencement of such repair or restoration, give written notice to Lessor and to any Lenders of which Lessee has actual notice, of Lessee’s election to terminate this Lease on a date not less than 45 60 days following the giving of such notice. If Lessee gives such notice and such repair or restoration is not commenced within 30 days thereafter, this Lease shall terminate as of the date specified in said notice. If the repair or restoration is commenced within such 30 days, this Lease shall continue in full force and effect. “Commence” shall mean either the unconditional authorization of the preparation of the required plans, or the beginning of the actual work on the Premises, whichever first occurs.

9.7 Termination; Advance Payments. Upon termination of this Lease pursuant to Paragraph 6.2(g) or Paragraph 9, an equitable adjustment shall be made concerning advance Base Rent and any other advance payments made by Lessee to Lessor. Lessor shall, in addition, return to Lessee so much of Lessee’s Security Deposit as has not been, or is not then required to be, used by Lessor.

9.8 Waive Statutes. Lessor and Lessee agree that the terms of this Lease shall govern the effect of any damage to or destruction of the Premises with respect to the termination of this Lease and hereby waive the provisions of any present or future statute to the extent inconsistent herewith.

10. Real Property Taxes.

10.1 Definition. As used herein, the term “Real Property Taxes” shall include any form of assessment; real estate, general, special, ordinary or extraordinary, or rental levy or tax (other than inheritance, personal income or estate taxes); improvement bond; and/or license fee imposed upon or levied against any legal or equitable interest of Lessor in the Premises or the Project, Lessor’s right to other income therefrom, and/or Lessor’s business of leasing, by any authority having the direct or indirect power to tax and where the funds are generated with reference to the Building address and where the proceeds so generated are to be applied by the city, county or other local taxing authority of a jurisdiction within which the Premises are located. Real Property Taxes shall also include any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Premises, and (ii) levied or assessed on machinery or equipment provided by Lessor to Lessee pursuant to this Lease.

10.2 Payment of Taxes. In addition to Base Rent, Lessee shall pay to Lessor an amount equal to the Real Property Tax installment due at least 20 days prior to the applicable delinquency date. If any such installment shall cover any period of time prior to or after the expiration or termination of this Lease, Lessee’s share of such installment shall be prorated. In the alternative, at Lessor’s election event Lessee incurs a late charge on any Rent payment, Lessor may estimate the current Real Property Taxes, and require that such taxes be paid in advance to Lessor by Lessee monthly in advance with the payment of the Base Rent. Such monthly payments shall be an amount equal to the amount of the estimated installment of taxes divided by the number of months remaining before the month in which said installment becomes delinquent. When the actual amount of the applicable tax bill is known, the amount of such equal monthly advance payments shall be adjusted as required to provide the funds needed to pay the applicable taxes. If the amount collected by Lessor is insufficient to pay such Real Property Taxes when due, Lessee shall pay Lessor, upon demand, such additional sum as is necessary. Advance payments may be intermingled with other moneys of Lessor and shall not bear interest. In the event of a Breach by Lessee in the performance of its obligations under this Lease, then any such advance payments may be treated by Lessor as an additional Security Deposit.

10.3 Joint Assessment. If the Premises are not separately assessed, Lessee’s liability shall be an equitable proportion of the Real Property Taxes for all of the land and improvements included within the tax parcel assessed, such proportion to be conclusively determined by Lessor from the respective valuations assigned in the assessor’s work sheets or such other information as may be reasonably available.

10.4 Personal Property Taxes. Lessee shall pay, prior to delinquency, all taxes assessed against and levied upon Lessee Owned Alterations, Utility Installations, Trade Fixtures, furnishings, equipment and all personal property of Lessee. When possible, Lessee shall cause its Lessee Owned Alterations and Utility Installations, Trade Fixtures, furnishings, equipment and all other personal property to be assessed and billed separately from the real property of Lessor. If any of Lessee’s said property shall be assessed with Lessor’s real property, Lessee shall pay Lessor the taxes attributable to Lessee’s property within 10 days after receipt of a written statement setting forth the taxes applicable to Lessee’s property.

11. Utilities and Services. Lessee shall pay for all water, gas, heat, light, power, telephone, trash disposal and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered or billed to Lessee, Lessee shall pay a reasonable proportion, to be determined by Lessor, of all charges jointly metered or billed. There shall be no abatement of rent and Lessor shall not be liable in any respect whatsoever for the inadequacy, stoppage, interruption or discontinuance of any utility or service due to riot, strike, labor dispute, breakdown, accident, repair or other cause beyond Lessor’s reasonable control or in cooperation with governmental request or directions.

12. Assignment and Subletting.

12.1 Lessor’s Consent Required.

(a) Lessee shall not voluntarily or by operation of law assign, transfer, mortgage or encumber (collectively, “assign or assignment”) or sublet all or any part of Lessee’s interest in this Lease or in the Premises without Lessor’s prior written consent.

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                     FORM STN-8-5/05E

(b) Unless Lessee is a corporation and its stock is publicly traded on a national stock exchange, a change in the control of Lessee shall constitute an assignment requiring consent. The transfer, on a cumulative basis, of more than 50% 25% or more of the voting control of Lessee shall constitute a change in control for this purpose.

(c) The involvement of Lessee or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Lessee’s assets occurs, which results or will result in a reduction of the Net Worth of Lessee by an amount greater than 25% of such Net Worth as it was represented at the time of the execution of this Lease or at the time of the most recent assignment to which Lessor has consented, or as it exists immediately prior to said transaction or transactions constituting such reduction, whichever was or is greater, shall be considered an assignment of this Lease to which Lessor may withhold its consent. “Net Worth of Lessee” shall mean the net worth of Lessee (excluding any guarantors) established under generally accepted accounting principles.

(d) An assignment or subletting without consent shall, at Lessor’s option, be a Default curable after notice per Paragraph 13.1(c), or a noncurable Breach without the necessity of any notice and grace period. If Lessor elects to treat such unapproved assignment or subletting as a noncurable Breach, Lessor may either: (i) terminate this Lease, or (ii) upon 30 days written notice, increase the monthly Base Rent to 105% 110% of the Base Rent then in effect. Further, in the event of such Breach and rental adjustment, (i) the purchase price of any option to purchase the Premises held by Lessee shall be subject to similar adjustment to 110% of the price previously in effect, and (ii) all fixed and non-fixed rental adjustments scheduled during the remainder of the Lease term shall be increased to 110% of the scheduled adjusted rent.

(e) Lessee’s remedy for any breach of Paragraph 12.1 by Lessor shall be limited to compensatory damages and/or injunctive relief. f) Lessor may reasonably withhold consent to a proposed assignment or subletting if Lessee is in Default at the time consent is requested.

(g) Notwithstanding the foregoing, allowing a diminimus portion of the Premises, ie. 20 square feet or less, to be used by a third party vendor in connection with the installation of a vending machine or payphone shall not constitute a subletting.

12.2 Terms and Conditions Applicable to Assignment and Subletting.

(a) Regardless of Lessor’s consent, no assignment or subletting shall: (i) be effective without the express written assumption by such assignee or sublessee of the obligations of Lessee under this Lease, (ii) release Lessee of any obligations hereunder, or (iii) alter the primary liability of Lessee for the payment of Rent or for the performance of any other obligations to be performed by Lessee.

(b) Lessor may accept Rent or performance of Lessee’s obligations from any person other than Lessee pending approval or disapproval of an assignment. Neither a delay in the approval or disapproval of such assignment nor the acceptance of Rent or performance shall constitute a waiver or estoppel of Lessor’s right to exercise its remedies for Lessee’s Default or Breach.

(c) Lessor’s consent to any assignment or subletting shall not constitute a consent to any subsequent assignment or subletting.

(d) In the event of any Default or Breach by Lessee, Lessor may proceed directly against Lessee, any Guarantors or anyone else responsible for the performance of Lessee’s obligations under this Lease, including any assignee or sublessee, without first exhausting Lessor’s remedies against any other person or entity responsible therefor to Lessor, or any security held by Lessor.

(e) Each request for consent to an assignment or subletting shall be in writing, accompanied by information relevant to Lessor’s determination as to the financial and operational responsibility and appropriateness of the proposed assignee or sublessee, including but not limited to the intended use and/or required modification of the Premises, if any, together with a fee of $500 as consideration for Lessor’s considering and processing said request. Lessee agrees to provide Lessor with such other or additional information and/or documentation as may be reasonably requested. (See also Paragraph 36)

(f) Any assignee of, or sublessee under, this Lease shall, by reason of accepting such assignment, entering into such sublease, or entering into possession of the Premises or any portion thereof, be deemed to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Lessee during the term of said assignment or sublease, other than such obligations as are contrary to or inconsistent with provisions of an assignment or sublease to which Lessor has specifically consented to in writing.

(g) Lessor’s consent to any assignment or subletting shall not transfer to the assignee or sublessee any Option granted to the original Lessee by this Lease unless such transfer is specifically consented to by Lessor in writing. (See Paragraph 39.2)

12.3 Additional Terms and Conditions Applicable to Subletting. The following terms and conditions shall apply to any subletting byLessee of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a) Lessee hereby assigns and transfers to Lessor all of Lessee’s interest in all Rent payable on any sublease, and Lessor may collect such Rent and apply same toward Lessee’s obligations under this Lease; provided, however, that until a Breach shall occur in the performance of Lessee’s obligations, Lessee may collect said Rent. In the event that the amount collected by Lessor exceeds Lessee’s then outstanding obligations any such excess shall be refunded to Lessee. Lessor shall not, by reason of the foregoing or any assignment of such sublease, nor by reason of the collection of Rent, be deemed liable to the sublessee for any failure of Lessee to perform and comply with any of Lessee’s obligations to such sublessee. Lessee hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Lessor stating that a Breach exists in the performance of Lessee’s obligations under this Lease, to pay to Lessor all Rent due and to become due under the sublease. Sublessee shall rely upon any such notice from Lessor and shall pay all Rents to Lessor without any obligation or right to inquire as to whether such Breach exists, notwithstanding any claim from Lessee to the contrary.

(b) In the event of a Breach by Lessee, Lessor may, at its option, require sublessee to attorn to Lessor, in which event Lessor shall undertake the obligations of the sublessor under such sublease from the time of the exercise of said option to the expiration of such sublease; provided, however, Lessor shall not be liable for any prepaid rents or security deposit paid by such sublessee to such sublessor or for any prior Defaults or Breaches of such sublessor.

(c) Any matter requiring the consent of the sublessor under a sublease shall also require the consent of Lessor.

(d) No sublessee shall further assign or sublet all or any part of the Premises without Lessor’s prior written consent.

(e) Lessor shall deliver a copy of any notice of Default or Breach by Lessee to the sublessee, who shall have the right to cure the Default of Lessee within the grace period, if any, specified in such notice. The sublessee shall have a right of reimbursement and offset from and against Lessee for any such Defaults cured by the sublessee.

13. Default; Breach; Remedies.

13.1 Default; Breach. A “Default” is defined as a failure by the Lessee to comply with or perform any of the terms, covenants, conditions

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION	FORM STN-8-5/05E

or Rules and Regulations under this Lease. A “Breach” is defined as the occurrence of one or more of the following Defaults, and the failure of Lessee to cure such Default within any applicable grace period:

(a) The abandonment of the Premises; or the vacating of the Premises without providing a commercially reasonable level of security, or where the coverage of the property insurance described in Paragraph 8.3 is jeopardized as a result thereof, or without providing reasonable assurances to minimize potential vandalism.

(b) The failure of Lessee to make any payment of Rent or any Security Deposit required to be made by Lessee hereunder, whether to Lessor or to a third party, when due, to provide reasonable evidence of insurance or surety bond, or to fulfill any obligation under this Lease which endangers or threatens life or property, in each case where such failure continues for a period of 3 business days following written notice to Lessee.

(c) The commission of waste, act or acts constituting public or private nuisance, and/or an illegal activity on the Premises by Lessee, where such actions continue for a period of 3 business days following written notice to Lessee.

(d) The failure by Lessee to provide (i) reasonable written evidence of compliance with Applicable Requirements, (ii) the service contracts, (iii) the rescission of an unauthorized assignment or subletting, (iv) an Estoppel Certificate, (v) a requested subordination, (vi) evidence concerning any guaranty and/or Guarantor, (vii) any document requested under Paragraph 42, (viii) material safety data sheets (MSDS), or (ix) any other documentation or information which Lessor may reasonably require of Lessee under the terms of this Lease, where any such failure continues for a period of 10 days following written notice to Lessee.

(e) A Default by Lessee as to the terms, covenants, conditions or provisions of this Lease, or of the rules adopted under Paragraph 40 hereof, other than those described in subparagraphs 13.1(a), (b), (c) or (d), above, where such Default continues for a period of 30 days after written notice; provided, however, that if the nature of Lessee’s Default is such that more than 30 days are reasonably required for its cure, then it shall not be deemed to be a Breach if Lessee commences such cure within said 30 day period and thereafter diligently prosecutes such cure to completion.

(f) The occurrence of any of the following events: (i) the making of any general arrangement or assignment for the benefit of creditors; (ii) becoming a “debtor” as defined in 11 U.S.C. §101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within 60 days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where possession is not restored to Lessee within 30 days; or (iv) the attachment, execution or other judicial seizure of substantially all of Lessee’s assets located at the Premises or of Lessee’s interest in this Lease, where such seizure is not discharged within 30 days; provided, however, in the event that any provision of this subparagraph is contrary to any applicable law, such provision shall be of no force or effect, and not affect the validity of the remaining provisions.

(g) The discovery that any financial statement of Lessee or of any Guarantor given to Lessor was materially false.

(h) If the performance of Lessee’s obligations under this Lease is guaranteed: (i) the death of a Guarantor, (ii) the termination of a Guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a Guarantor’s becoming insolvent or the subject of a bankruptcy filing, (iv) a Guarantor’s refusal to honor the guaranty, or (v) a Guarantor’s breach of its guaranty obligation on an anticipatory basis, and Lessee’s failure, within 60 days following written notice of any such event, to provide written alternative assurance or security, which, when coupled with the then existing resources of Lessee, equals or exceeds the combined financial resources of Lessee and the Guarantors that existed at the time of execution of this Lease.

13.2 Remedies. If Lessee fails to perform any of its affirmative duties or obligations, within 10 days after written notice (or in case of an emergency, without notice), Lessor may, at its option, perform such duty or obligation on Lessee’s behalf, including but not limited to the obtaining of reasonably required bonds, insurance policies, or governmental licenses, permits or approvals. Lessee shall pay to Lessor an amount equal to 115% of the costs and expenses incurred by Lessor in such performance upon receipt of an invoice therefor. In the event of a Breach, Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Breach:

(a) Terminate Lessee’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession to Lessor. In such event Lessor shall be entitled to recover from Lessee: (i) the unpaid Rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Lessee proves could be reasonably avoided; and (iv) any other amount necessary to compensate Lessor for all the detriment proximately caused by the Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including but not limited to the cost of recovering possession of the Premises, expenses of reletting, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Lessor in connection with this Lease applicable to the unexpired term of this Lease. The worth at the time of award of the amount referred to in provision (iii) of the immediately preceding sentence shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of the District within which the Premises are located at the time of award plus one percent. Efforts by Lessor to mitigate damages caused by Lessee’s Breach of this Lease shall not waive Lessor’s right to recover damages under Paragraph 12. If termination of this Lease is obtained through the provisional remedy of unlawful detainer, Lessor shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable therein, or Lessor may reserve the right to recover all or any part thereof in a separate suit. If a notice and grace period required under Paragraph 13.1 was not previously given, a notice to pay rent or quit, or to perform or quit given to Lessee under the unlawful detainer statute shall also constitute the notice required by Paragraph 13.1. In such case, the applicable grace period required by Paragraph 13.1 and the unlawful detainer statute shall run concurrently, and the failure of Lessee to cure the Default within the greater of the two such grace periods shall constitute both an unlawful detainer and a Breach of this Lease entitling Lessor to the remedies provided for in this Lease and/or by said statute. In no event shall Lessor be required to provide separate notices in order to comply with the unlawful detainer statutes and the notice provisions of Paragraph 13.1, and one notice shall be deemed sufficient for both purposes.

(b) Continue the Lease and Lessee’s right to possession and recover the Rent as it becomes due, in which event Lessee may sublet or assign, subject only to reasonable limitations. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Lessor’s interests, shall not constitute a termination of the Lessee’s right to possession.

(c) Pursue any other remedy now or hereafter available under the laws or judicial decisions of the state wherein the Premises are located. The expiration or termination of this Lease and/or the termination of Lessee’s right to possession shall not relieve Lessee from liability under any indemnity provisions of this Lease as to matters occurring or accruing during the term hereof or by reason of Lessee’s occupancy of the Premises.

13.3 Inducement Recapture. Any agreement for free or abated rent or other charges, or for the giving or paying by Lessor to or for

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION	FORM STN-8-5/05E

Lessee of any cash or other bonus, inducement or consideration for Lessee’s entering into this Lease, all of which concessions are hereinafter referred to as “Inducement Provisions,” shall be deemed conditioned upon Lessee’s full and faithful performance of all of the terms, covenants and conditions of this Lease. Upon Breach of this Lease by Lessee, any such Inducement Provision shall automatically be deemed deleted from this Lease and of no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Lessor under such an inducement Provision shall be immediately due and payable by Lessee to Lessor, notwithstanding any subsequent cure of said Breach by Lessee. The acceptance by Lessor of rent or the cure of the Breach which initiated the operation of this paragraph shall not be deemed a waiver by Lessor of the provisions of this paragraph unless specifically so stated in writing by Lessor at the time of such acceptance.

13.4 Late Charges. Lessee hereby acknowledges that late payment by Lessee of Rent will cause Lessor to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Lessor by any Lender. Accordingly, if any Rent shall not be received by Lessor within 7 5 days after such amount shall be due, then, without any requirement for notice to Lessee, Lessee shall immediately pay to Lessor a one-time late charge equal to 10% of each such overdue amount or $100, whichever is greater. The Parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Lessor will incur by reason of such late payment. Acceptance of such late charge by Lessor shall in no event constitute a waiver of Lessee’s Default or Breach with respect to such overdue amount, nor prevent the exercise of any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for any 3 consecutive installments of Base Rent within any 12-month period, then notwithstanding any provision of this Lease to the contrary, Base Rent shall, at Lessor’s option, become due and payable quarterly in advance. Lessor may exercise this option by giving written notice thereof to Lessee.

13.5 Interest. Any monetary payment due Lessor hereunder, other than late charges, not received by Lessor, when due as to scheduled payments (such as Base Rent) or within 30 days following the date on which it was due for non-scheduled payment, shall bear interest from the date when due, as to scheduled payments, or the 31st day after it was due as to non-scheduled payments. The interest ( “Interest”) charged shall be computed at the rate of 10% per annum but shall not exceed the maximum rate allowed by law. Interest is payable in addition to the potential late charge provided for in Paragraph 13.4.

13.6 Breach by Lessor.

(a) Notice of Breach. Lessor shall not be deemed in breach of this Lease unless Lessor fails within a reasonable time to perform an obligation required to be performed by Lessor. For purposes of this Paragraph, a reasonable time shall in no event be less than 30 days after receipt by Lessor, and any Lender whose name and address shall have been furnished Lessee in writing for such purpose, of written notice specifying wherein such obligation of Lessor has not been performed; provided, however, that if the nature of Lessor’s obligation is such that more than 30 days are reasonably required for its performance, then Lessor shall not be in breach if performance is commenced within such 30 day period and thereafter diligently pursued to completion.

(b) Performance by Lessee on Behalf of Lessor. In the event that neither Lessor nor Lender cures said breach within 30 days after receipt of said notice, or if having commenced said cure they do not diligently pursue it to completion, then Lessee may elect to cure said breach at Lessee’s expense and offset from Rent the actual and reasonable cost to perform such cure, provided, however, that such offset shall not exceed an amount equal to the greater of one month’s Base Rent or the Security Deposit, reserving Lessee’s right to seek reimbursement from Lessor for any such expense in excess of such offset. Lessee shall document the cost of said cure and supply said documentation to Lessor.

14. Condemnation. If the Premises or any portion thereof are taken under the power of eminent domain or sold under the threat of the exercise of said power (collectively “Condemnation”), this Lease shall terminate as to the part taken as of the date the condemning authority takes title or possession, whichever first occurs. If more than 10% of the Building, or more than 25% of that portion of the Premises not occupied by any building, is taken by Condemnation, Lessee may, at Lessee’s option, to be exercised in writing within 10 days after Lessor shall have given Lessee written notice of such taking (or in the absence of such notice, within 10 days after the condemning authority shall have taken possession) terminate this Lease as of the date the condemning authority takes such possession. If Lessee does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent shall be reduced in proportion to the reduction in utility of the Premises caused by such Condemnation. Condemnation awards and/or payments shall be the property of Lessor, whether such award shall be made as compensation for diminution in value of the leasehold, the value of the part taken, or for severance damages; provided, however, that Lessee shall be entitled to any compensation for Lessee’s relocation expenses, loss of business goodwill and/or Trade Fixtures, without regard to whether or not this Lease is terminated pursuant to the provisions of this Paragraph. All Alterations and Utility Installations made to the Premises by Lessee, for purposes of Condemnation only, shall be considered the property of the Lessee and Lessee shall be entitled to any and all compensation which is payable therefor. In the event that this Lease is not terminated by reason of the Condemnation, Lessor shall repair any damage to the Premises caused by such Condemnation.

15. Brokerage Fees.

15.1 Additional Commission. Additional commission, if any is owed to the Brokers above and beyond that referred to in Paragraph 1.9, shall be paid by the Parties in accordance with the provisions of whatever separate agreements may exist between the Brokers and the Parties.~~In addition to the payments owed pursuant to Paragraph 1.9 above, and unless Lessor and the Brokers otherwise agree in writing, Lessor agrees that: (a) if Lessee exercises any Option, (b) if Lessee acquires any rights to the Premises or other premises owned by Lessor and located within the same Project, if any, within which the Premises is located, (c) if Lessee remains in possession of the Premises, with the consent of Lessor, after the expiration of this Lease, or (d) if Base Rent is increased, whether by agreement or operation of an escalation clause herein, then, Lessor shall pay Brokers a fee in accordance with the schedule of the Brokers in effect at the time of the execution of this Lease.~~

~~15.2 Assumption of Obligations. Any buyer or transferee of Lessor’s interest in this Lease shall be deemed to have assumed Lessor’s obligation hereunder. Brokers shall be third party beneficiaries of the provisions of Paragraphs 1.9, 15, 22 and 31. If Lessor fails to pay to Brokers any amounts due as and for brokerage fees pertaining to this Lease when due, then such amounts shall accrue Interest. In addition, if Lessor fails to pay any amounts to Lessee’s Broker when due, Lessee’s Broker may send written notice to Lessor and Lessee of such failure and if Lessor fails to pay such amounts within 10 days after said notice, Lessee shall pay said monies to its Broker and offset such amounts against Rent. In addition, Lessee’s Broker shall be deemed to be a third party beneficiary of any commission agreement entered into by and/or between Lessor and Lessor’s Broker for the limited purpose of collecting any brokerage fee owed.~~

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION	FORM STN-8-5/05E

15.3 Representations and Indemnities of Broker Relationships. Lessee and Lessor each represent and warrant to the other that it has had no dealings with any person, firm, broker or finder (other than the Brokers, if any) in connection with this Lease, and that no one other than said named Brokers is entitled to any commission or finder’s fee in connection herewith. Lessee and Lessor do each hereby agree to indemnify, protect, defend and hold the other harmless from and against liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings or actions of the indemnifying Party, including any costs, expenses, attorneys’ fees reasonably incurred with respect thereto.

16. Estoppel Certificates.

(a) Each Party (as “Responding Party”) shall within 15 10 days after written notice from the other Party (the “Requesting Party”) execute, acknowledge and deliver to the Requesting Party a statement in writing in form similar to the then most current “Estoppel Certificate” form published by the AIR Commercial Real Estate Association, plus such additional information, confirmation and/or statements as may be reasonably requested by the Requesting Party.

(b) If the Responding Party shall fail to execute or deliver the Estoppel Certificate within such 15 10 day period, the Requesting Party may execute an Estoppel Certificate stating that: (i) the Lease is in full force and effect without modification except as may be represented by the Requesting Party, (ii) there are no uncured defaults in the Requesting Party’s performance, and (iii) if Lessor is the Requesting Party, not more than one month’s rent has been paid in advance. Prospective purchasers and encumbrancers may rely upon the Requesting Party’s Estoppel Certificate, and the Responding Party shall be estopped from denying the truth of the facts contained in said Certificate.

(c) If Lessor desires to finance, refinance, or sell the Premises, or any part thereof, Lessee and all Guarantors shall deliver to any potential lender or purchaser designated by Lessor such financial statements as may be reasonably required by such lender or purchaser, including but not limited to Lessee’s financial statements for the past 3 years. All such financial statements shall be received by Lessor and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

17. Definition of Lessor. The term “Lessor” as used herein shall mean the owner or owners at the time in question of the fee title to the Premises, or, if this is a sublease, of the Lessee’s interest in the prior lease. In the event of a transfer of Lessor’s title or interest in the Premises or this Lease, Lessor shall deliver to the transferee or assignee (in cash or by credit) any unused Security Deposit held by Lessor. Except as provided in Paragraph 15, upon such transfer or assignment and delivery of the Security Deposit, as aforesaid, the prior Lessor shall be relieved of all liability with respect to the obligations and/or covenants under this Lease thereafter to be performed by the Lessor. Subject to the foregoing, the obligations and/or covenants in this Lease to be performed by the Lessor shall be binding only upon the Lessor as hereinabove defined.

18. Severability. The invalidity of any provision of this Lease, as determined by a court of competent jurisdiction, shall in no way affect the validity of any other provision hereof.

19. Days. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

20. Limitation on Liability. The obligations of Lessor under this Lease shall not constitute personal obligations of Lessor or its partners, members, directors, officers or shareholders, and Lessee shall look to the Premises, and to no other assets of Lessor, for the satisfaction of any liability of Lessor with respect to this Lease, and shall not seek recourse against Lessor’s partners, members, directors, officers or shareholders, or any of their personal assets for such satisfaction.

21. Time of Essence. Time is of the essence with respect to the performance of all obligations to be performed or observed by the Parties under this Lease.

22. No Prior or Other Agreements; Broker Disclaimer. This Lease contains all agreements between the Parties with respect to any matter mentioned herein, and no other prior or contemporaneous agreement or understanding shall be effective. ~~Lessor and Lessee each represents and warrants to the Brokers that it has made, and is relying solely upon, its own investigation as to the nature, quality, character and financial responsibility of the other Party to this Lease and as to the use, nature, quality and character of the Premises. Brokers have no responsibility with respect thereto or with respect to any default or breach hereof by either Party. The liability (including court costs and attorneys’ fees), of any Broker with respect to negotiation, execution, delivery or performance by either Lessor or Lessee under this Lease or any amendment or modification hereto shall be limited to an amount up to the fee received by such Broker pursuant to this Lease; provided, however, that the foregoing limitation on each Broker’s liability shall not be applicable to any gross negligence or willful misconduct of such Broker.~~

23. Notices.

23.1 Notice Requirements. All notices required or permitted by this Lease or applicable law shall be in writing and may be delivered in person (by hand or by courier) or may be sent by regular, certified or registered mail or U.S. Postal Service Express Mail, with postage prepaid, or by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this Paragraph 23. The addresses noted adjacent to a Party’s signature on this Lease shall be that Party’s address for delivery or mailing of notices. Either Party may by written notice to the other specify a different address for notice, except that upon Lessee’s taking possession of the Premises, the Premises shall constitute Lessee’s address for notice. A copy of all notices to Lessor shall be concurrently transmitted to such party or parties at such addresses as Lessor may from time to time hereafter designate in writing. Unless and until Lessor otherwise specifies in a written notice, an additional copy of any notice to Lessor shall also be sent to Michael Deitch; Coldwell Banker Previews International; 4 San Joaquin Plaza, Suite 260; Newport Beach, CA 92660.

23.2 Date of Notice. Any notice sent by registered or certified mail, return receipt requested, shall be deemed given on the date of delivery shown on the receipt card, or if no delivery date is shown, the postmark thereon. If sent by regular mail the notice shall be deemed given 72 hours after the same is addressed as required herein and mailed with postage prepaid. Notices delivered by United States Express Mail or overnight courier that guarantee next day delivery shall be deemed given 24 hours after delivery of the same to the Postal Service or courier. Notices transmitted

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION	FORM STN-8-5/05E

by facsimile transmission or similar means shall be deemed delivered upon telephone confirmation of receipt (confirmation report from fax machine is sufficient), provided a copy is also delivered via delivery or mail. If notice is received on a Saturday, Sunday or legal holiday, it shall be deemed received on the next business day.

24. Waivers. No waiver by Lessor of the Default or Breach of any term, covenant or condition hereof by Lessee, shall be deemed a waiver of any other term, covenant or condition hereof, or of any subsequent Default or Breach by Lessee of the same or of any other term, covenant or condition hereof. Lessor’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Lessor’s consent to, or approval of, any subsequent or similar act by Lessee, or be construed as the basis of an estoppel to enforce the provision or provisions of this Lease requiring such consent. The acceptance of Rent by Lessor shall not be a waiver of any Default or Breach by Lessee. Any payment by Lessee may be accepted by Lessor on account of moneys or damages due Lessor, notwithstanding any qualifying statements or conditions made by Lessee in connection therewith, which such statements and/or conditions shall be of no force or effect whatsoever unless specifically agreed to in writing by Lessor at or before the time of deposit of such payment.

25. Disclosures Regarding The Nature of a Real Estate Agency Relationship.

(a) When entering into a discussion with a real estate agent regarding a real estate transaction, a Lessor or Lessee should from the outset understand what type of agency relationship or representation it has with the agent or agents in the transaction. Lessor and Lessee acknowledge being advised by the Brokers in this transaction, as follows:

(i) Lessor’s Agent. A Lessor’s agent under a listing agreement with the Lessor acts as the agent for the Lessor only. A Lessor’s agent or subagent has the following affirmative obligations: To the Lessor: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Lessor. To the Lessee and the Lessor: a. Diligent exercise of reasonable skills and care in performance of the agent’s duties. b. A duty of honest and fair dealing and good faith. c. A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.

(ii) Lessee’s Agent. An agent can agree to act as agent for the Lessee only. In these situations, the agent is not the Lessor’s agent, even if by agreement the agent may receive compensation for services rendered, either in full or in part from the Lessor. An agent acting only for a Lessee has the following affirmative obligations. To the Lessee: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Lessee. To the Lessee and the Lessor: a. Diligent exercise of reasonable skills and care in performance of the agent’s duties. b. A duty of honest and fair dealing and good faith. c. A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the Parties. An agent is not obligated to reveal to either Party any confidential information obtained from the other Party which does not involve the affirmative duties set forth above.

(iii) Agent Representing Both Lessor and Lessee. A real estate agent, either acting directly or through one or more associate licenses, can legally be the agent of both the Lessor and the Lessee in a transaction, but only with the knowledge and consent of both the Lessor and the Lessee. In a dual agency situation, the agent has the following affirmative obligations to both the Lessor and the Lessee: a. A fiduciary duty of utmost care, integrity, honesty and loyalty in the dealings with either Lessor or the Lessee. b. Other duties to the Lessor and the Lessee as stated above in subparagraphs (i) or (ii). In representing both Lessor and Lessee, the agent may not without the express permission of the respective Party, disclose to the other Party that the Lessor will accept rent in an amount less than that indicated in the listing or that the Lessee is willing to pay a higher rent than that offered. The above duties of the agent in a real estate transaction do not relieve a Lessor or Lessee from the responsibility to protect their own interests. Lessor and Lessee should carefully read all agreements to assure that they adequately express their understanding of the transaction. A real estate agent is a person qualified to advise about real estate. If legal or tax advice is desired, consult a competent professional.

~~(b) Brokers have no responsibility with respect to any default or breach hereof by either Party. The Parties agree that no lawsuit or other legal proceeding involving any breach of duty, error or omission relating to this Lease may be brought against Broker more than one year after the Start Date and that the liability (including court costs and attorneys’ fees), of any Broker with respect to any such lawsuit and/or legal proceeding shall not exceed the fee received by such Broker pursuant to this Lease; provided, however, that the foregoing limitation on each Broker’s liability shall not be applicable to any gross negligence or willful misconduct of such Broker.~~

~~(c) Lessor and Lessee agree to identify to Brokers as “Confidential” any communication or information given Brokers that is considered by such Party to be confidential.~~

26. No Right To Holdover. Lessee has no right to retain possession of the Premises or any part thereof beyond the expiration or termination of this Lease. In the event that Lessee holds over, then the Base Rent shall be increased to 150% of the Base Rent applicable immediately preceding the expiration or termination. Nothing contained herein shall be construed as consent by Lessor to any holding over by Lessee.

27. Cumulative Remedies. No remedy or election hereunder shall be deemed exclusive but shall, wherever possible, be cumulative with all other remedies at law or in equity.

28. Covenants and Conditions; Construction of Agreement. All provisions of this Lease to be observed or performed by Lessee are both covenants and conditions. In construing this Lease, all headings and titles are for the convenience of the Parties only and shall not be considered a part of this Lease. Whenever required by the context, the singular shall include the plural and vice versa. This Lease shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if both Parties had prepared it.

29. Binding Effect; Choice of Law. This Lease shall be binding upon the Parties, their personal representatives, successors and assigns and be governed by the laws of the State in which the Premises are located. Any litigation between the Parties hereto concerning this Lease shall be initiated in the county in which the Premises are located.

30. Subordination; Attornment; Non-Disturbance.

30.1 Subordination. Subject to Paragraph 30.3, except as a Lender may otherwise elect pursuant to the last sentence

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION	FORM STN-8-5/05E

of this Paragraph 30.1, this This Lease and any Option granted hereby shall be subject and subordinate to any ground lease, mortgage, deed of trust, or other hypothecation or security device (collectively, “Security Device”), now or hereafter placed upon the Premises, to any and all advances made on the security thereof, and to all renewals, modifications, and extensions thereof. Lessee agrees that the holders of any such Security Devices (in this Lease together referred to as “Lender”) shall have no liability or obligation to perform any of the obligations of Lessor under this Lease. Any Lender may elect to have this Lease and/or any Option granted hereby superior to the lien of its Security Device by giving written notice thereof to Lessee, whereupon this Lease and such Options shall be deemed prior to such Security Device, notwithstanding the relative dates of the documentation or recordation thereof.

30.2 Attornment. In the event that Lessor transfers title to the Premises, or the Premises are acquired by another upon the foreclosure or termination of a Security Device to which this Lease is subordinated (i) Lessee shall, subject to the non-disturbance provisions of Paragraph 30.3, attorn to such new owner, and upon request, enter into a new lease, containing all of the terms and provisions of this Lease, with such new owner for the remainder of the term hereof, or, at the election of the new owner, this Lease will automatically become a new lease between Lessee and such new owner, for the remainder of the term hereof, and (ii) Lessor shall thereafter be relieved of any further obligations hereunder and such new owner shall assume all of Lessor’s obligations, except that such new owner shall not: (a) be liable for any act or omission of any prior lessor or with respect to events occurring prior to acquisition of ownership; (b) be subject to any offsets or defenses which Lessee might have against any prior lessor, (c) be bound by prepayment of more than one month’s rent, or (d) be liable for the return of any security deposit paid to any prior lessor.

30.3 Non-Disturbance. With respect to Security Devices entered into by Lessor after the execution of this Lease, Lessee’s subordination of this Lease shall be subject to receiving a commercially reasonable non-disturbance agreement (a “Non-Disturbance Agreement”) from the Lender which Non-Disturbance Agreement provides that Lessee’s possession of the Premises, and this Lease, including any options to extend the term hereof, will not be disturbed so long as Lessee is not in Breach hereof and attorns to the record owner of the Premises. Further, within 60 days after the execution of this Lease, Lessor shall use its diligent commercially reasonable efforts to obtain a Non-Disturbance Agreement from the holder of any pre-existing Security Device which is secured by the Premises. In the event that Lessor is unable to provide the Non-Disturbance Agreement within said 60 days, then Lessee may, at Lessee’s option, directly contact Lender and attempt to negotiate for the execution and delivery of a Non-Disturbance Agreement.

30.4 Self-Executing. The agreements contained in this Paragraph 30 shall be effective without the execution of any further documents; provided, however, that, upon written request from Lessor or a Lender in connection with a sale, financing or refinancing of the Premises, Lessee and Lessor shall execute such further writings as may be reasonably required to separately document any subordination, attornment and/or Non-Disturbance Agreement provided for herein.

31. Attorneys’ Fees. If any Party or Broker brings an action or proceeding involving the Premises whether founded in tort, contract or equity, or to declare rights hereunder, the Prevailing Party (as hereafter defined) in any such proceeding, action, or appeal thereon, shall be entitled to reasonable attorneys’ fees. Such fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term, “Prevailing Party” shall include, without limitation, a Party or Broker who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other Party or Broker of its claim or defense. The attorneys’ fees award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees reasonably incurred. In addition, Lessor shall be entitled to attorneys’ fees, costs and expenses incurred in the preparation and service of notices of Default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such Default or resulting Breach ($200 is a reasonable minimum per occurrence for such services and consultation).

32. Lessor’s Access; Showing Premises; Repairs. Lessor and Lessor’s agents shall have the right to enter the Premises at any time, in the case of an emergency, and otherwise at reasonable times after reasonable prior notice for the purpose of showing the same to prospective purchasers, lenders, or tenants, and making such alterations, repairs, improvements or additions to the Premises as Lessor may deem necessary or desirable and the erecting, using and maintaining of utilities, services, pipes and conduits through the Premises and/or other premises as long as there is no material adverse effect to Lessee’s use of the Premises. All such activities shall be without abatement of rent or liability to Lessee. All such activities shall not unreasonably interfere with Lessee’s business.

33. Auctions. Lessee shall not conduct, nor permit to be conducted, any auction upon the Premises without Lessor’s prior written consent. Lessor shall not be obligated to exercise any standard of reasonableness in determining whether to permit an auction.

34. Signs. Lessor may place on the Premises ordinary “ For Sale” signs at any time and ordinary “ For Lease” signs during the last 6 months of the term hereof. Except for ordinary “for sublease” signs, Lessee shall not place any sign upon the Premises without Lessor’s prior written consent. All signs must comply with all Applicable Requirements.

35. Termination; Merger. Unless specifically stated otherwise in writing by Lessor, the voluntary or other surrender of this Lease by Lessee, the mutual termination or cancellation hereof, or a termination hereof by Lessor for Breach by Lessee, shall automatically terminate any sublease or lesser estate in the Premises; provided, however, that Lessor may elect to continue any one or all existing subtenancies. Lessor’s failure within 10 days following any such event to elect to the contrary by written notice to the holder of any such lesser interest, shall constitute Lessor’s election to have such event constitute the termination of such interest.

36. Consents. Except as otherwise provided herein, wherever in this Lease the consent or approval of a Party is required to an act by or for the other Party, such consent or approval shall not be unreasonably withheld or delayed. Lessor’s actual reasonable costs and expenses (including but not limited to architects’, attorneys’, engineers’ and other consultants’ fees) incurred in the consideration of, or response to, a request by Lessee for any Lessor consent, including but not limited to consents to an assignment, a subletting or the presence or use of a Hazardous Substance, shall be paid by Lessee upon receipt of an invoice and supporting documentation therefor. Lessor’s consent to any act, assignment or subletting shall not constitute an acknowledgment that no Default or Breach by Lessee of this Lease exists, nor shall such consent be deemed a waiver of any then existing Default or Breach, except as may be otherwise specifically stated in writing by Lessor at the time of such consent. The failure to specify herein any particular

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION	FORM STN-8-5/05E

condition to Lessor’s consent shall not preclude the imposition by Lessor at the time of consent of such further or other conditions as are then reasonable with reference to the particular matter for which consent is being given. In the event that either Party disagrees with any determination made by the other hereunder and reasonably requests the reasons for such determination, the determining party shall furnish its reasons in writing and in reasonable detail within 10 business days following such request.

37. Guarantor.

37.1 Execution. The Guarantors, if any, shall each execute a guaranty in the form most recently published by the AIR Commercial Real Estate Association, and each such Guarantor shall have the same obligations as Lessee under this Lease.

37.2 Default. It shall constitute a Default of the Lessee if any Guarantor fails or refuses, upon request to provide: (a) evidence of the execution of the guaranty, including the authority of the party signing on Guarantor’s behalf to obligate Guarantor, and in the case of a corporate Guarantor, a certified copy of a resolution of its board of directors authorizing the making of such guaranty, (b) current financial statements, (c) an Estoppel Certificate, or (d) written confirmation that the guaranty is still in effect.

38. Quiet Possession. Subject to payment by Lessee of the Rent and performance of all of the covenants, conditions and provisions on Lessee’s part to be observed and performed under this Lease, Lessee shall have quiet possession and quiet enjoyment of the Premises during the term hereof.

39. Options. If Lessee is granted an Option, as defined below, then the following provisions shall apply:

39.1 Definition. “Option” shall mean: (a) the right to extend the term of or renew this Lease or to extend or renew any lease that Lessee has on other property of Lessor; (b) the right of first refusal or first offer to lease either the Premises or other property of Lessor; (c) the right to purchase or the right of first refusal to purchase the Premises or other property of Lessor.

39.2 Options Personal To Original Lessee. Any Option granted to Lessee in this Lease is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and only while the original Lessee is in full possession of the Premises and, if requested by Lessor, with Lessee certifying that Lessee has no intention of thereafter assigning or subletting.

39.3 Multiple Options. In the event that Lessee has any multiple Options to extend or renew this Lease, a later Option cannot be exercised unless the prior Options have been validly exercised.

39.4 Effect of Default on Options.

(a) Lessee shall have no right to exercise an Option: (i) during the period commencing with the giving of any notice of Default and continuing until said Default is cured, (ii) during the period of time any Rent is unpaid (without regard to whether notice thereof is given Lessee), (iii) during the time Lessee is in Breach of this Lease, or (iv) in the event that Lessee has been given 3 or more notices of separate Default, whether or not the Defaults are cured, during the 12 month period immediately preceding the exercise of the Option.

(b) The period of time within which an Option may be exercised shall not be extended or enlarged by reason of Lessee’s inability to exercise an Option because of the provisions of Paragraph 39.4(a).

(c) An Option shall terminate and be of no further force or effect, notwithstanding Lessee’s due and timely exercise of the Option, if, after such exercise and prior to the commencement of the extended term or completion of the purchase, (i) Lessee fails to pay Rent for a period of 30 days after such Rent becomes due (without any necessity of Lessor to give notice thereof), or (ii) if Lessee commits a Breach of this Lease.

40. Multiple Buildings. If the Premises are a part of a group of buildings controlled by Lessor, Lessee agrees that it will abide by and conform to all reasonable rules and regulations which Lessor may make from time to time for the management, safety, and care of the Premises and the Building, and the Project to the extent owned by Lessorsaid properties, including the care and cleanliness of the grounds and including the parking, loading and unloading of vehicles, and to cause its employees, suppliers, shippers, customers, contractors and invitees to so abide and conform. Lessee also agrees to pay its fair share of common expenses incurred in connection with such rules and regulations.

41. Security Measures. Lessee hereby acknowledges that the Rent payable to Lessor hereunder does not include the cost of guard service or other security measures, and that Lessor shall have no obligation whatsoever to provide same. Lessee assumes all responsibility for the protectionof the Premises, Lessee, its agents and invitees and their property from the acts of third parties.

42. Reservations. Lessor reserves to itself the right, from time to time, to grant, without the consent or joinder of Lessee, such easements, rights and dedications that Lessor deems necessary, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Lessee. Lessee agrees to sign any documents reasonably requested by Lessor to effectuate any such easement rights, dedication, map or restrictions.

43. Performance Under Protest. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other under the provisions hereof, the Party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest” and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said Party to institute suit for recovery of such sum. If it shall be adjudged that there was no legal obligation on the part of said Party to pay such sum or any part thereof, said Party shall be entitled to recover such sum or so much thereof as it was not legally required to pay. A Party who does not initiate suit for the recovery of sums paid “under protest” with 6 months shall be deemed to have waived its right to protest such payment.

44. Authority; Multiple Parties; Execution.

(a) If either Party hereto is a corporation, trust, limited liability company, partnership, or similar entity, each individual executing this Lease on behalf of such entity represents and warrants that he or she is duly authorized to execute and deliver this Lease on its behalf. Each Party shall, within 30 days after request, deliver to the other Party satisfactory evidence of such authority. Lessee shall provide to Lessor evidence of corporate authority and the corporate resolution in substantially the form set out in Exhibit “D” attached hereto and incorporated herein by this reference.

(b) If this Lease is executed by more than one person or entity as “Lessee”, each such person or entity shall be jointly and severally liable hereunder. It is agreed that any one of the named Lessees shall be empowered to execute any amendment to this Lease, or other

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION	FORM STN-8-5/05E

document ancillary thereto and bind all of the named Lessees, and Lessor may rely on the same as if all of the named Lessees had executed such document.

(c) This Lease may be executed by the Parties in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

45. Conflict. Any conflict between the printed provisions of this Lease and typewritten or handwritten provisions shall be controlled by the typewritten or handwritten provisions.

46. Offer. Preparation of this Lease by either Party or their agent and submission of same to the other Party shall not be deemed an offer to lease to the other Party. This Lease is not intended to be binding until executed and delivered by all Parties hereto.

47. Amendments. This Lease may be modified only in writing, signed by the Parties in interest at the time of the modification. As long as they do not materially change Lessee’s obligations hereunder, Lessee agrees to make such reasonable non-monetary modifications to this Lease as may be reasonably required by a Lender in connection with the obtaining of normal financing or refinancing of the Premises.

48. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING THE PROPERTY OR ARISING OUT OF THIS AGREEMENT.

49. Mediation and Arbitration of Disputes. An Addendum requiring the Mediation and/or the Arbitration of all disputes between the Parties and/or Brokers arising out of this Lease ☒ is  ☐ is not attached to this Lease.

50. Americans with Disabilities Act. Since compliance with the Americans with Disabilities Act (ADA) is dependent upon Lessee’s specific use of the Premises, Lessor makes no warranty or representation as to whether or not the Premises comply with ADA or any similar legislation. In the event that Lessee’s use of the Premises requires modifications or additions to the Premises in order to be in ADA compliance, Lessee agrees to make any such necessary modifications and/or additions at Lessee’s expense.

51, 52, and 56 through 58. See Addendum One.

53. See Addendum Two.

54. See Addendum Three.

55. See Addendum Four.

LESSOR AND LESSEE HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LESSOR AND LESSEE WITH RESPECT TO THE PREMISES.

ATTENTION: NO REPRESENTATION OR RECOMMENDATION IS MADE BY THE AIR COMMERCIAL REAL ESTATE ASSOCIATION OR BY ANY BROKER AS TO THE LEGAL SUFFICIENCY, LEGAL EFFECT, OR TAX CONSEQUENCES OF THIS LEASE OR THE TRANSACTION TO WHICH IT RELATES. THE PARTIES ARE URGED TO:

1. SEEK ADVICE OF COUNSEL AS TO THE LEGAL AND TAX CONSEQUENCES OF THIS LEASE.

2. RETAIN APPROPRIATE CONSULTANTS TO REVIEW AND INVESTIGATE THE CONDITION OF THE PREMISES. SAID INVESTIGATION SHOULD INCLUDE BUT NOT BE LIMITED TO: THE POSSIBLE PRESENCE OF HAZARDOUS SUBSTANCES, THE ZONING OF THE PREMISES, THE STRUCTURAL INTEGRITY, THE CONDITION OF THE ROOF AND OPERATING SYSTEMS, AND THE SUITABILITY OF THE PREMISES FOR LESSEE’S INTENDED USE.

WARNING: IF THE PREMISES IS LOCATED IN A STATE OTHER THAN CALIFORNIA, CERTAIN PROVISIONS OF THE LEASE MAY NEED TO BE REVISED TO COMPLY WITH THE LAWS OF THE STATE IN WHICH THE PREMISES IS LOCATED.

The parties hereto have executed this Lease at the place and on the dates specified above their respective signatures.

Executed at:	Newport Beach, California	Executed at:	Lake Forest, California
On:	3-23-2007	On:	3-23-2007

By LESSOR:		By LESSEE:
30452 Esperanza LLC, a California		Liquidmetal Technologies, Inc., a Delaware
limited liability company		corporation
By:	/s/ Mark Silverberg	By:	s/ /Larry Buffington
Name Printed:	Mark Silverberg	Name Printed:	Larry Buffington
Title:	Vice President	Title:	President
By:		By:	/s/Young Ham
Name Printed:		Name Printed:	Young Ham
Title:		Title:	CFO

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION	FORM STN-8-5/05E

Address:	P.O. Box 9395	Address:	30452 Esperanza
Newport Beach, CA 92658		Rancho Santa Margarita, CA 92688
Telephone:	(714) 797-6926	Telephone:	(949) 206-8065
Facsimile:	( )	Facsimile:	(949) 206-8008
Federal ID No.		Federal ID No.

BROKER:		BROKER:
Lee & Associates - Irvine, Inc.		CB Richard Ellis
Attn:	Craig Fitterer/Mark Jerue/Ryan Swanson	Attn:	Chris Ruzic
Title:	Vice President	Title:
Address:	7700 Irvine Center Drive, Suite 600	Address:	3501 Jamboree Road, Suite 100
Irvine, CA 92618		Newport Beach, CA 92660
Telephone:	(949) 727-1200	Telephone:	(949) 725-8500
Facsimile:	(949) 727-1299	Facsimile:	(949) 477-9118

NOTE: These forms are often modified to meet the changing requirements of law and industry needs. Always write or call to make sure you are utilizing the most current form: AIR COMMERCIAL REAL ESTATE ASSOCIATION, 700 So. Flower Street, Suite 600, Los Angeles, California 90017. (213) 687-8777. Fax No. (213) 687-8616

© Copyright 2001 - By AIR Commercial Real Estate Association. All rights reserved.

No part of these works may be reproduced in any form without permission in writing.

©2001 - AIR COMMERCIAL REAL ESTATE ASSOCIATION	FORM STN-8-5/05E

ADDENDUM ONE

Date:	February 13, 2007
By and Between (Lessor)	30452 Esperanza LLC, a California limited liability company
(Lessee)	Liquidmetal Technologies, Inc., a Delaware corporation

Address of Premises: 30452 Esperanza; Rancho Santa Margarita; CA 92688

The Following additional paragraphs are added to the Lease to read as follows:

51.    Premises Accepted AS-IS. Lessor shall deliver, and Lessee agrees to accept, the Premises in their condition as it exists at the time of the execution of this Lease “As-Is” and “With All Faults,” except as is otherwise expressly provided in this Lease.  Lessee shall make no Alterations to the Premises except in compliance with Paragraph 7.3 and other applicable provisions of this Lease.

52.    Conditional Credit of Security Deposit.  Provided that Lessee has not been in Default under this Lease at any time prior to the commencement of the 13th, 25th, and 37th months of the Original Term of this Lease, Lessor shall at the commencement of such months apply as a credit to the Rent for such months a portion of the Security Deposit as described in Paragraph 1.6(b).  The portion of the Security Deposit so applied in such months shall be only so much of the Security Deposit as shall allow the Lessor to retain as the Security Deposit sufficient funds to cover all of the Base Rent and additional monetary sums reasonably expected to become due under this Lease for the last month or months, as appropriate, of the Original Term of this Lease in accordance with the following:

            52.1      13th Month.  At the commencement of the 13th month of the Original Term of this Lease, if Lessee has not previously been in Default under this Lease, Lessor shall apply to the Rent due for the 13th month of the Original Term of this Lease so much of the Security Deposit as shall allow Lessor to retain as the Security Deposit the equivalent of the Base Rent for the 58th, 59th, and 60th months of the Original Term of this Lease plus all additional sums Lessor reasonably estimates will be due as Rent for those three (3) months of the Original Term of this Lease.  For example, at the commencement of the 13th month, the amount of the Security Deposit which Lessor shall be entitled to retain is $17,933.30, being the Base Rent for each of the last three months per Paragraph 53, multiplied by three (3) plus the estimated monthly NNN charges for each of the last three (3) months of the Original Term of the Lease multiplied by three (3); e.g., ($17,933.30 x 3) + ($4,567.43 x 3) = $67,502.19, where $4,567.43 is the amount of estimated monthly NNN charges for each of the last 12 months of the Original Term of the Lease, being the estimated NNN charges of $4,219.60 per month for the first 12 months of the Original Term of the Lease increased by a hypothetical estimated 2% per year by way of example.

            52.2     25th Month.    At the commencement of the 25th month of the Original Term of this Lease, if Lessee has not previously been in Default under this Lease, Lessor shall apply to the Rent due for the 25th month of the Original Term of this Lease so much of the Security Deposit as shall allow Lessor to retain as the Security Deposit the equivalent of the Base Rent for the 59th and 60th months of the Original Term of this Lease plus all additional sums Lessor reasonably estimates will be due as Rent for those two (2) months of the Original Term of this Lease.  For example, at the commencement of the 25th month, the amount of the Security Deposit which Lessor shall be entitled to retain is $17,933.30, being the Base Rent for each of the last two (2) months of the Original Term of the Lease per Paragraph 53, multiplied by two (2) plus the estimated monthly NNN charges for each of the last two (2) months of the Original Term of the Lease multiplied by two (2); e.g., ($17,933.30 x 2) + ($4,567.43 x 2) = $45,001.46, where $4,567.43 is the amount of the estimated monthly NNN charges for the last 12 months of the Original Term of the Lease, being the estimated monthly NNN charges of $4,219.60 for each of the first 12 months of the Original Term of the Lease increased by a hypothetical estimated 2% per year by way of example.

52.3        37th Month.   At the commencement of the 37th month of the Original Term of this Lease, if Lessee has not previously been in Default under this Lease, Lessor shall apply to the Rent due for the 37th month of the Original Term of this Lease so much of the Security Deposit as shall allow Lessor to retain as the Security Deposit the equivalent of the Base Rent for the last month of the Original Term of this Lease plus all additional sums Lessor reasonably estimates will be due as Rent for that last month of the Original Term of this Lease.  For example, at the commencement of the 37th month, the amount of the Security Desosit which Lessor shall be entitled to retain is $17,933.30, being the Base Rent for the last month of the Original Term of the Lease per Paragraph 53, plus the estimated NNN charges for the last month of the Original Term of the Lease; e.g., $17,933.30 + $4,567.43 = $22,500.73, where $4,567.43 is the amount of the estimated NNN charges for the last 12 months of the Original Term of the Lease, being the estimated monthly NNN charges of $4,219.60 for the first 12 months of the Original Term of the Lease increased by a hypothetical 2% per year by way of example.

            52.4     During the 12th, 24th, and 36th Months.     During the 12th, 24th, and 36th months of the Original Term of this Lease, if Lessee has not previously been in Default under this Lease, Lessor shall give notice to Lessee of the amount of the credit which Lessor will be applying to Rent for the succeeding month, as determined pursuant to this Paragraph 52, and the balance of Rent which Lessee is obligated to pay for the succeeding month.  Lessor shall provide sufficient notice to Lessee so as to allow Lessee a reasonable time prior to the end of the 12th, 24th, or 36th month of the Original Term of the Lease, as appropriate, to make timely payment of the balance of Rent due for the 13th, 25th, or 37th month of the Original Term of the Lease.

53.   See Addendum Two.

54.   See Addendum Three.

55.   See Addendum Four.

56.     Reconciliation of NNN Charges.   Lessee shall pay monthly in advance, on the same day that the Base Rent is due, all of the monthly NNN charges which Lessee is obligated to pay pursuant to this Lease in amounts as reasonably estimated by Lessor.  Lessor shall deliver to Lessee within 90 days after the end of each calendar year during the term and any extended term of this Lease a reasonably detailed statement showing the actual NNN charges for the prior year.  If Lessee’s estimated payments of NNN charges during that prior year exceed the actual NNN charges for that prior year, Lessee shall be credited the amount of such overpayment against Lessee’s NNN charges next becoming due.  If Lessee’s estimated payments during that prior year were less than the actual NNN charges for that prior year, Lessee shall pay to Lessor the amount of the deficiency within 10 days after delivery by Lessor to Lessee of said statement.  At any time Lessor may adjust the amount of the estimated NNN charges to reflect Lessor’s revised estimate of such charges, and Lessee shall pay the revised estimated amount commencing with the next payment due following Lessee’s receipt of notice from Lessor of the revised estimated amount.  The term “NNN charges” as used in this paragraph means such of the monetary obligations of Lessee under this Lease which are not Base Rent or Security Deposit, and which Lessor has paid or is periodically paying during the term or extended term of this Lease.

57.     Lessor’s Assignment of Lease to a Division of Lessor.  Lessor reserves the right to transfer title to the Premises and assign the Lease to a new separate entity which will be a division of Lessor.  Upon any such assignment, the new separate entity will assume all of the obligations of Lessor under this Lease and Lessee shall attorn to that new separate entity pursuant to the provisions of paragraph 30.2 of this Lease; provided, however, that the exceptions in favor of a new owner contained in subparagraphs (a), (b), (c), and (d) of paragraph 30.2(ii) shall not apply to the new separate entity as a division of Lessor.

58.     Blueprints.  Lessor agrees to make available to Lessee or its architects or space planners such blueprints, or copies thereof, related to the Premises as Lessor has received from Lessor’s predecessor in interest in the Premises.  Lessor makes no representations or warranties that such blueprints are accurate or correct or complete, and Lessor provides them to Lessee solely as an accommodation. Lessor shall not be responsible in any way for any inaccuracies or deficiencies in any of such blueprints.  Lessee agrees to return all such blueprints to Lessor in the condition in which they were received.

RENT ADJUSTMENT(S)
STANDARD LEASE ADDENDUM TWO

Dated	February 13, 2007
By and Between (Lessor)	30452 Esperanza LLC, a California limited liability company
(Lessee)	Liquidmetal Technologies, Inc., a Delaware corporation
Address of Premises:	30452 Esperanza Rancho Santa Margarita, CA 92688

Paragraph 53

A. RENT ADJUSTMENTS:

The monthly rent for each month of the adjustment period(s) specified below shall be increased using the method(s) indicated below:

(Check Method(s) to be Used and Fill in Appropriately)

~~☐            I. Cost of Living Adjustment(s) (COLA)~~

~~a. On (Fill in COLA Dates):~~

~~the Base Rent shall be adjusted by the change, if any, from the Base Month specified below, in the Consumer Price Index of the Bureau of Labor~~

~~Statistics of the U.S. Department of Labor for (select one):☐ CPI W (Urban Wage Earners and Clerical Workers) or ☐ CPI U (All Urban Consumers), for (Fill in Urban Area):                                                                                                                      , All Items~~

~~(1982-1984 = 100), herein referred to as “CPI”.~~

~~b. The monthly rent payable in accordance with paragraph A.I.a. of this Addendum shall be calculated as follows: the Base Rent set forth in paragraph 1.5 of the attached Lease, shall be multiplied by a fraction the numerator of which shall be the CPI of the calendar month 2 months prior to the month(s) specified in paragraph A.I.a. above during which the adjustment is to take effect, and the denominator of which shall be the CPI of the calendar month which is 2 months prior to (select one): the ☐ first month of the term of this Lease as set forth in paragraph 1.3 (“Base Month”) or ☐ (Fill in Other “Base Month”): . The sum so calculated shall constitute the new monthly rent hereunder, but in no event, shall any such new monthly rent be less than the rent payable for the month immediately preceding the rent adjustment.~~

~~c. In the event the compilation and/or publication of the CPI shall be transferred to any other governmental department or bureau or agency or shall be discontinued, then the index most nearly the same as the CPI shall be used to make such calculation. In the event that the Parties cannot agree on such alternative index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the then rules of said Association and the decision of the arbitrators shall be binding upon the parties. The cost of said Arbitration shall be paid equally by the Parties.~~

~~☐            II. Market Rental Value Adjustment(s) (MRV)~~

~~a. On (Fill in MRV Adjustment Date(s):~~

~~the Base Rent shall be adjusted to the “Market Rental Value” of the property as follows:~~

~~1) Four months prior to each Market Rental Value Adjustment Date described above, the Parties shall attempt to agree upon what the new MRV will be on the adjustment date. If agreement cannot be reached within thirty days, then:~~

~~(a) Lessor and Lessee shall immediately appoint a mutually acceptable appraiser or broker to establish the new MRV within the next 30 days. Any associated costs will be split equally between the Parties, or~~

~~(b) Both Lessor and Lessee shall each immediately make a reasonable determination of the MRV and submit such~~

~~determination, in writing, to arbitration in accordance with the following provisions:~~

~~(i) Within 15 days thereafter, Lessor and Lessee shall each select an ☐ appraiser or ☐ broker (“Consultant” - check one) of their choice to act as an arbitrator. The two arbitrators so appointed shall immediately select a third mutually acceptable Consultant to act as a third arbitrator.~~

~~(ii) The 3 arbitrators shall within 30 days of the appointment of the third arbitrator reach a decision as to what the actual MRV for the Premises is, and whether Lessor’s or Lessee’s submitted MRV is the closest thereto. The decision of a majority of the arbitrators shall be binding on the Parties. The submitted MRV which is determined to be the closest to the actual MRV shall thereafter be used by the Parties.~~

~~(iii) If either of the Parties fails to appoint an arbitrator within the specified 15 days, the arbitrator timely appointed by one of them shall reach a decision on his or her own, and said decision shall be binding on the Parties.~~

~~(iv) The entire cost of such arbitration shall be paid by the party whose submitted MRV is not selected, i.e., the one that is NOT the closest to the actual MRV.~~

©2000 - AIR COMMERCIAL REAL ESTATE ASSOCIATION	FORM RA-3-8/00E

~~2) Notwithstanding the foregoing, the new MRV shall not be less than the rent payable for the month immediately preceding the rent adjustment.~~

~~b. Upon the establishment of each New Market Rental Value:~~

~~1) the new MRV will become the new “Base Rent” for the purpose of calculating any further Adjustments, and~~

~~2) the first month of each Market Rental Value term shall become the new ‘Base Month’ for the purpose of calculating any further Adjustments.~~

☑            III. Fixed Rental Adjustment(s) (FRA)

The Base Rent shall be increased to the following amounts on the dates set forth below:

On (Fill in FRA Adjustment Date(s)): The New Base Rent shall be:

Months 01 - 12 $14,919.30
Months 13 - 24 $15,672.80
Months 25 - 36 $16,426.30
Months 37 - 48 $17,179.80
Months 49 - 60 $17,933.30

B. NOTICE:

Unless specified otherwise herein, notice of any such adjustments, other than Fixed Rental Adjustments, shall be made as specified in paragraph 23 of the Lease.

C. BROKER’S FEE:

The Brokers shall be paid a Brokerage Fee for each adjustment specified above in accordance with paragraph 15 of the Lease.

NOTE: These forms are often modified to meet changing requirements of law and needs of the industry. Always write or call to make sure you are utilizing the most current form: AIR COMMERCIAL REAL ESTATE ASSOCIATION, 700 S. Flower Street, Suite 600, Los Angeles, Calif. 90017

©2000 - AIR COMMERCIAL REAL ESTATE ASSOCIATION	FORM RA-3-8/00E

ARBITRATION AGREEMENT

Standard Lease Addendum THREE

Dated	February 13, 2007

By and Between (Lessor)	30542 Esperanza LLC., a California limited company

(Lessee)	Liquidmetal Technologies, Inc., a Delaware corporation

Address of Premises:	30452 Esperanza Rancho Santa Margarita, CA 92688

Paragraph   54

A.            ARBITRATION OF DISPUTES:

Except as provided in Paragraph B below, the Parties agree to resolve any and all claims, disputes or disagreements arising under this Lease, including, but not limited to any matter relating to Lessor’s failure to approve an assignment, sublease or other transfer of Lessee’s interest in the Lease under Paragraph 12 of this Lease, any other defaults by Lessor, or any defaults by Lessee by and through arbitration as provided below and irrevocably waive any and all rights to the contrary. The Parties agree to at all times conduct themselves in strict, full, complete and timely accordance with the terms hereof and that any attempt to circumvent the terms of this Arbitration Agreement shall be absolutely null and void and of no force or effect whatsoever.

B.            DISPUTES EXCLUDED FROM ARBITRATION:

The following claims, disputes or disagreements under this Lease are expressly excluded from the arbitration procedures set forth herein: 1. Disputes for which a different resolution determination is specifically set forth in this Lease, 2. All claims by either party which (a) seek anything other than enforcement or determination of rights under this Lease, or (b) are primarily founded upon matters of fraud, willful misconduct, bad faith or any other allegations of tortious action, and seek the award of punitive or exemplary damages, 3. Claims relating to (a) Lessor’s exercise of any unlawful detainer rights pursuant to applicable law or (b) rights or remedies used by Lessor to gain possession of the Premises or terminate Lessee’s right of possession to the Premises, all of which disputes shall be resolved by suit filed in the applicable court of jurisdiction, the decision of which court shall be subject to appeal pursuant to applicable law and 4. All claims arising under Paragraph 39 of this Lease, which disputes shall be resolved by the specific dispute resolution procedure provided in Paragraph 39 to the extent that such disputes concern solely the determination of rent.

C.            APPOINTMENT OF AN ARBITRATOR:

All disputes subject to this Arbitration Agreement, shall be determined by binding arbitration before: ☐ a retired judge of the applicable court of jurisdiction (e.g., the Superior Court of the State of California) affiliated with Judicial Arbitration & Mediation Services, Inc. (“JAMS”), ☐ the American Arbitration Association (“AAA”) under its commercial arbitration rules, ☐                                                     ☐, or as may be otherwise mutually agreed by Lessor and Lessee (the “Arbitrator”). Such arbitration shall be initiated by the Parties, or either of them, within ten (10) days after either party sends written notice (the “Arbitration Notice”) of a demand to arbitrate by registered or certified mail to the other party and to the Arbitrator. The Arbitration Notice shall contain a description of the subject matter of the arbitration, the dispute with respect thereto, the amount involved, if any, and the remedy or determination sought. If the Parties have agreed to use JAMS they may agree on a retired judge from the JAMS panel. If they are unable to agree within ten days, JAMS will provide a list of three available judges and each party may strike one. The remaining judge (or if there are two, the one selected by JAMS) will serve as the Arbitrator. If the Parties have elected to utilize AAA or some other organization, the Arbitrator shall be selected in accordance with said organization’s rules. In the event the Arbitrator is not selected as provided for above for any reason, the party initiating arbitration shall apply to the appropriate Court for the appointment of a qualified retired judge to act as the Arbitrator.

D.            ARBITRATION PROCEDURE:

1.             PRE-HEARING ACTIONS. The Arbitrator shall schedule a pre-hearing conference to resolve procedural matters, arrange for the exchange of information, obtain stipulations, and narrow the issues. The Parties will submit proposed discovery schedules to the Arbitrator at the pre-hearing conference. The scope and duration of discovery will be within the sole discretion of the Arbitrator. The Arbitrator shall have the discretion to order a pre-hearing exchange of information by the Parties, including, without limitation, production of requested documents, exchange of summaries of testimony of proposed witnesses, and examination by deposition of parties and third-party witnesses. This discretion shall be exercised in favor of discovery reasonable under the circumstances. The Arbitrator shall issue subpoenas and subpoenas duces tecum as provided for in the applicable statutory or case law (e.g., in California Code of Civil Procedure Section 1282.6).

2.             THE DECISION. The arbitration shall be conducted in the city or county within which the Premises are located at a reasonably convenient site. Any Party may be represented by counsel or other authorized representative. In rendering a decision(s), the Arbitrator shall determine the rights and obligations of the Parties according to the substantive laws and the terms and provisions of this Lease. The Arbitrator’s decision shall be based on the evidence introduced at the hearing, including all logical and reasonable inferences therefrom. The Arbitrator may make any determination and/or grant any remedy or relief that is just and equitable. The decision must be based on, and accompanied by, a written statement of decision explaining the factual and legal basis for the decision as to each of the principal controverted issues. The decision shall be conclusive and binding, and it may thereafter be confirmed as a judgment by the court of applicable jurisdiction, subject only to challenge on the grounds set forth in the applicable statutory or case law (e.g., in California Code of Civil Procedure Section 1286.2). The validity and enforceability of the Arbitrator’s decision is to be determined exclusively by the court of appropriate jurisdiction pursuant to the provisions of this Lease. The Arbitrator may award costs, including without limitation, Arbitrator’s fees and costs, attorneys’ fees, and expert and witness costs, to the prevailing party, if any, as determined by the Arbitrator in his discretion. Whenever a matter which has been submitted to arbitration involves a dispute as to whether or not a particular act or omission (other than a failure to pay money) constitutes a Default, the time to commence or cease such action shall be tolled from the date that the Notice of Arbitration is served through and until the date the Arbitrator renders his or her decision. Provided, however, that this provision shall NOT apply in the event that the Arbitrator determines that the Arbitration Notice was prepared in bad faith. Whenever a dispute arises between the Parties concerning whether or not the failure to make a payment of money constitutes a default, the

©1997 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                                     FORM ARB-0-7/97E

service of an Arbitration Notice shall NOT toll the time period in which to pay the money. The Party allegedly obligated to pay the money may, however, elect to pay the money “under protest” by accompanying said payment with a written statement setting forth the reasons for such protest. If thereafter, the Arbitrator determines that the Party who received said money was not entitled to such payment, said money shall be promptly returned to the Party who paid such money under protest together with Interest thereon as defined in Paragraph 13.5. If a Party makes a payment “under protest” but no Notice of Arbitration is filed within thirty days, then such protest shall be deemed waived. (See also Paragraph 43)

NOTICE: These forms are often modified to meet changing requirements of law and industry needs. Always write or call us to make sure you are utilizing the most current form: AIR Commercial Real Estate Association, 700 South Flower Street, Suite 600, Los Angeles, CA 90017, Telephone No.: (213) 687-8777. Fax.: (213) 687-8616.

©1997 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                                     FORM ARB-0-7/97E

OPTION(S) TO EXTEND

STANDARD LEASE ADDENDUM FOUR

Dated	February 13, 2007
By and Between (Lessor)	30452 Esperanza LLC, a California limited liability company
By and Between (Lessee)	Liquidmetal Technologies, Inc., a Delaware corporation
Address of Premises:	30452 Esperanza
Rancho Santa Margarita, CA 92688

Paragraph 55

A. OPTION(S) TO EXTEND:

Lessor hereby grants to Lessee the option to extend the term of this Lease for one (1) additional sixty (60) month period(s) (the “Option Period”) commencing when the prior term expires upon each and all of the following terms and conditions:

(i) In order to exercise an option to extend, Lessee must give written notice of such election to Lessor and Lessor must receive the same at least 6 but not more than 9 months prior to the date that the option period would commence, time being of the essence. If proper notification of the exercise of an option is not given and/or received, such option shall automatically expire. Options (if there are more than one) may only be exercised consecutively.

(ii) The provisions of paragraph 39, including those relating to Lessee’s Default set forth in paragraph 39.4 of this Lease, are conditions of this Option.

(iii) Except for the provisions of this Lease granting an option or options to extend the term, all of the terms and conditions of this Lease except where specifically modified by this option shall apply.

(iv) This Option is personal to the original Lessee, and cannot be assigned or exercised by anyone other than said original Lessee and only while the original Lessee is in full possession of the Premises and without the intention of thereafter assigning or subletting.

(v) The monthly rent for each month of the option period shall be calculated as follows, using the method(s) indicated below:

~~(Check Method(s) to be Used and Fill in Appropriately)~~

~~☐ I. Cost of Living Adjustment(s) (COLA)~~

~~a. On (Fill in COLA Dates):~~

~~the Base Rent shall be adjusted by the change, if any, from the Base Month specified below, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for (select one): ☐ CPI W (Urban Wage Earners and Clerical Workers) or ☐ CPI U (All Urban Consumers), for (Fill in Urban Area):~~

~~All Items (1982-1984 = 100), herein referred to as “CPI”.~~

~~b. The monthly rent payable in accordance with paragraph A.I.a. of this Addendum shall be calculated as follows: the Base Rent set forth in paragraph 1.5 of the attached Lease, shall be multiplied by a fraction the numerator of which shall be the CPI of the calendar month 2 months prior to the month(s) specified in paragraph A.I.a. above during which the adjustment is to take effect, and the denominator of which shall be the CPI of the calendar month which is 2 months prior to (select one): ☐ the first month of the term of this Lease as set forth in paragraph 1.3 (“Base Month”) or ☐ (Fill in Other “Base Month”):~~

~~The sum so calculated shall constitute the new monthly rent hereunder, but in no event, shall any such new monthly rent be less than the rent payable for the month immediately preceding the rent adjustment.~~

~~c. In the event the compilation and/or publication of the CPI shall be transferred to any other governmental department or bureau or agency or shall be discontinued, then the index most nearly the same as the CPI shall be used to make such calculation. In the event that the Parties cannot agree on such alternative index, then the matter shall be submitted for decision to the American Arbitration Association in accordance with the then rules of said Association and the decision of the arbitrators shall be binding upon the parties. The cost of said Arbitration shall be paid equally by the Parties.~~

~~☐ II. Market Rental Value Adjustment(s) (MRV)~~

~~a. On (Fill in MRV Adjustment Date(s))~~

~~the Base Rent shall be adjusted to the “Market Rental Value” of the property as follows:~~

~~1) Four months prior to each Market Rental Value Adjustment Date described above, the Parties shall attempt to agree upon what the new MRV will be on the adjustment date. If agreement cannot be reached, within thirty days, then:~~

~~(a) Lessor and Lessee shall immediately appoint a mutually acceptable appraiser or broker to establish the new MRV within the next 30 days. Any associated costs will be split equally between the Parties, or~~

~~(b) Both Lessor and Lessee shall each immediately make a reasonable determination of the MRV and submit such determination, in writing, to arbitration in accordance with the following provisions:~~

~~(i) Within 15 days thereafter, Lessor and Lessee shall each select an ☐ appraiser or ☐ broker (“Consultant” - check one) of their choice to act as an arbitrator. The two arbitrators so appointed shall immediately select a third mutually acceptable Consultant to act as a third arbitrator.~~

©2000 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                                     FORM OE-3-8/00E

~~(ii) The 3 arbitrators shall within 30 days of the appointment of the third arbitrator reach a decision as to what the actual MRV for the Premises is, and whether Lessor’s or Lessee’s submitted MRV is the closest thereto. The decision of a majority of the arbitrators shall be binding on the Parties. The submitted MRV which is determined to be the closest to the actual MRV shall thereafter be used by the Parties.~~

~~(iii) If either of the Parties fails to appoint an arbitrator within the specified 15 days, the arbitrator timely appointed by one of them shall reach a decision on his or her own, and said decision shall be binding on the Parties.~~

~~(iv) The entire cost of such arbitration shall be paid by the party whose submitted MRV is not selected, ie. the one that is NOT the closest to the actual MRV.~~

~~2) Notwithstanding the foregoing, the new MRV shall not be less than the rent payable for the month immediately preceding the rent adjustment.~~

~~b. Upon the establishment of each New Market Rental Value:~~

~~1) the new MRV will become the new “Base Rent” for the purpose of calculating any further Adjustments, and~~

~~2) the first month of each Market Rental Value term shall become the new “Base Month” for the purpose of calculating any further Adjustments.~~

☐ ~~III. Fixed Rental Adjustment(s) (FRA)~~

~~The Base Rent shall be increased to the following amounts on the dates set forth below:~~

~~On (Fill in FRA Adjustment Date(s)):                                   The New Base Rent shall be:~~

The Base Rent rate for the first year of the Option Period shall be 100% fair market rental for competing properties in the South Orange County, California, area. There shall be four percent (4%) annual increases in Base Rent thereafter. Four (4) months prior to the commencement of the Option Period, the Parties shall negotiate in good faith to determine the Base Rent for the Option Period. If agreement cannot be reached within thirty days, then Lessor and Lessee shall each, no later than 90 days prior to the commencement of the Option Period, make a reasonable determination of the fair market rental for the Premises for the first year of the Option Period and submit such determination, in writing, to arbitration in accordance with the following provisions:

(1) No later than 90 days prior to the commencement of the Option Period, Lessor and Lessee shall each select a licensed real estate agent or broker with not less than five (5) years of experience in the leasing of industrial real estate in the South Orange County, California, area to act as an arbitrator. The two arbitrators so appointed shall, no later than 75 days prior to the commencement of the Option Period, select a mutually acceptable licensed real estate agent or broker with not less than five (5) years of experience in the leasing of industrial real estate in the South Orange County, California, area to act as a third arbitrator.

(2) The three arbitrators, acting by a majority, shall no later than 60 days prior to the commencement of the Option Period, determine their opinion of the fair market rental for the Premises for the first year of the Option Period. The fair market rental determination of Lessor or Lessee which is closest to the opinion of the fair market rental as determined by the arbitrators shall be the Base Rent for the first year of the Option Period.

(3) If either of the Parties fails to appoint an arbitrator within the period required by this Addendum, thearbitrator timely appointed shall determine the Base Rent for the first year of the Option Period.

(4) The entire cost of such arbitration shall be paid by the party whose fair market rental submission is not selected.

B. NOTICE:

Unless specified otherwise herein, notice of any rental adjustments, other than Fixed Rental Adjustments, shall be made as specified in paragraph 23 of the Lease.

C. BROKER’S FEE:

The Brokers shall be paid a Brokerage Fee in accordance with their separate agreements with the Parties, if any for each adjustment specified above in accordance with paragraph 15 of the Lease.

NOTE: These forms are often modified to meet changing requirements of law and needs of the industry. Always write or call to make sure you are utilizing the most current form: AIR COMMERCIAL REAL ESTATE ASSOCIATION, 700 S. Flower Street, Suite 600, Los Angeles, Calif. 90017

©2000 - AIR COMMERCIAL REAL ESTATE ASSOCIATION                                                                     FORM OE-3-8/00E

Exhibit 10.2

LEASE AGREEMENT

1.             Lease Agreement

This Lease Agreement is made and entered into effective the 19th day of March, 2007, by and between LARRY RUFFINO AND ROLAND RUFFINO, of Bryan, Texas, herein called “Lessor”, and LIQUIDMETAL TECHNOLOGIES D/B/A LAKE FOREST, CA / LIQUIDMETAL COATINGS GROUP, of Texas herein called “Lessee”.

In consideration of the mutual covenants and agreements herein set forth, and other good and valuable consideration, Lessor does hereby demise and lease to Lessee, and Lessee does hereby lease from Lessor, the premises situated at 801 FM 2821 B, Huntsville, Texas, and herein called the “leased premises”, and consisting of approximately 4,500 square feet, more or less.

Term

1.             The term of this lease shall be for a period of five (5) year(s) commencing on August 1, 2007, and ending August 1, 2012, except that the lease may be terminated prior thereto in the event of the default by Lessee herein.

Rent

2.             A.  Lessee aggress to pay to Lessor as base rent for the leased premises the sum of $3000.00 per month in advance on the first day of each month, commencing on the 1st day of August 2007, at the place Lessor specifies in Paragraph 17 herein.  If the Lessor does not receive the rent by the 15th day of each month, the Lessee agrees to pay the Lessor, in addition to the rent, a late fee equal to five (5%) percent of the monthly rent for that month and each month thereafter in which the Lessee is delinquent in the payment of that monthly rental payment.

B.  Operating Expense Payment.  Lessee shall also pay as additional rental Lessee’s pro rata share of increases in ad valorem tax or casualty insurance premiums of Lessor for the building and project of which the leased premises are a part, using 2006 as the base year for the purpose of calculating such increases.  Lessor shall invoice Lessee for Lessee’s pro rata share within on month following the close of any calendar year for which additional rental is due under this section.  Monthly Rent for the following 12-month period shall then be increased by such amount, divided by twelve.

Security Deposit

3.             A. Lessee has previously deposited with Lessor the additional sum of $1,500.00, receipt of which is hereby acknowledged by Lessor, as security for the full and faithful performance by Lessee of the aforementioned terms, conditions, and covenants of this lease on Lessee’s part to be performed and kept.  This deposit does not constitute advance rental payment due herein.

B.  Excluding the final rental payment to be made herein, if at any time during the term hereof Lessee shall be in default in the payment of rent herein stated or any portion thereof, or of any other sums expressly constituting rent hereunder, Lessor may appropriate and apply any portion of the security deposit as may be necessary to the payment of the overdue rent or other sums expressly constituting rent hereunder.

C.  If at any time during the term hereof, Lessee should fail to repair any damage to the premises that he is required to repair pursuant to the terms hereof for a period greater than ten (10) days after written demand to make such repair is served on Lessee by Lessor, then Lessor may appropriate and apply any portion of the security deposit as may be reasonably necessary to make such repairs.

D.  If on termination of this Agreement for any reason, Lessee does not leave the leased premises in, as good order, repair, and condition as they were in at the effective date of this lease, excluding “normal wear and tear”, then Lessor may appropriate and apply any portion of the security deposit as may be reasonably necessary to put the premises in such condition.  As used herein, the term “normal wear and tear” means that deterioration which occurs, based upon the use for which the premises herein are intended, without negligence, carelessness, accident, or abuse of the premises or equipment or chattels by the Lessor, or his invitees or guests.

E.  In the event actual cause exists for retaining all or any portion of the security deposit, the Lessor shall return to the Lessee the balance of the security deposit, if any, together with a written description and itemized list of all deductions.  Such deductions shall be limited to damages and charges for which the Lessee is legally liable under this Agreement or as a result of breaching this Agreement.  The Lessor shall not be required to furnish a description and itemized list of deduction if there are any rentals due and unpaid at the time the Lessee surrenders possession of the premises.

F.  Within thirty (30) days after Lessee surrenders the premises, any remaining portion of the security deposit, after any lawful deductions as above, shall be returned to Lessee, directed to the address left by Lessee in writing specifically for such purposes.

2

Use

4.             A.  The leased premises shall be used only as office and warehouse space.  Lessee shall not permit the leased premises or any part thereof to be used for:  (a) the conduct of any offensive, noisy, or dangerous activity that would increase the premiums for fire insurance on the leased premises; (b) the creation or maintenance of a public nuisance; or (c) anything t\which is against public regulations or rules or any public authority at any time applicable to the leased premises.

B.  Signs.  NO signs of any type or description shall be erected, placed or painted in or about the leased premises or project except those signs submitted to Lessor in writing and approved by Lessor in writing.

Utilities and Service

5.             A.  Building Services.  Lessee shall furnish water, gas, and electricity during the term of the Lease.  Lessee shall pay all telephone charges.  Lessee shall also furnish routine maintenance, painting and electric lighting service for all public areas and special service areas of the building in the manner and to the extent deemed by lessor to be standard.  Lessor shall arrange for all lawn and landscape maintenance at the Leased Premises and Lessee shall pay one-half of the cost of such maintenance monthly as additional rent.  Lessor may, in its sole discretion, provide additional services not enumerated herein.  Failure by Lessor to any extent to furnish any other services not enumerated, or any cessation thereof, shall not render Lessor liable in any respect for damages to either person or property, be construed as an eviction of Lessee, work an abatement of rent or relieve Lessee from fulfillment of any covenant in this Lease.

B.  Theft or Burglary.  Lessor shall not be liable to Lessee for losses due to theft or burglary, or for damages done by unauthorized persons to the leased premises or the building.

C.  Janitorial Service.  Lessee shall furnish his own janitorial service to the leased premises and public areas of the building during the term of this Lease.

Indemnity Agreement and Liability Insurance

6.             Lessee agrees to indemnify and hold Lessor and the property of Lessor, including the leased premises, free and harmless from any and all liability for injury to or death of any person, including Lessee and guests and invitees of Lessee, or for damage to property arising from the use and occupancy of the leased premises by Lessee or from the act or omission of any person or persons, including Lessee and guests and invitees of Lessee, in or about the leased premises.  Lessee shall keep and maintain a current general comprehensive liability policy in the leased premises for a minimum amount of $1,000,000.00, naming Lessor and Lessee as insured parties.

3

Alterations and Improvements

7.             Lessee shall make no alterations to the buildings on the leased premises nor construct any buildings or other improvements on the leased premises without first having provided to the Lessor or his designated agents the plans and specifications for the proposed alterations and improvements and the name of the proposed contractor.  After receipt of such plans and specifications and the name of the building contractor, Lessor or his designated agents shall have the right to inspect the leased premises and investigate the proposed alterations and improvements at a reasonable time.  After review of the plans and specifications and any inspection, Lessor or his designated agents shall notify the Lessee in writing as to its approval or disapproval of the proposed alterations and improvements and the proposed contractor.  If Lessor disapproves either or both, then Lessee shall not undertake the construction until approval of both the construction and the contractor is obtained from the Lessor.  Lessee agrees to construct the alterations and improvements according to the submitted and approved plans and specifications and to use the contractor whose name was approved by the Lessor or his designated agents.

Conditions of Premises

8.             Lessee stipulates that he has examined the leased premises, as well as all buildings and improvements located thereon, and they are all, at the effective date of this lease, in good order, repair, and in safe and clean condition.

Maintenance of Premises

9.             A.  Lessee shall, at his own costs and expense, maintain the leased premises and the buildings and improvements on the leased premises in a good order, repair, and condition as they were in at the effective date of this lease, reasonable wear and tear excepted.  Lessee shall be specifically responsible for all maintenance and repair of the leased premises and the buildings and improvements on the leased premises, including but not limited to all plate glass, electrical fixtures and appliances, air-conditioning and heating units, cabinets, doors, plumbing accessories and systems and all items dealing with the inside and outside appearance of the leased premises.  Further, it shall be construed as an act of default under this lease if Lessee permits by neglect or otherwise exterior windows, and the general cleanliness and outward appearance of the leased premises to fall into a state of disrepair as determined by periodic inspections by Lessor.  If such condition of disrepair is found by the Lessor, the Lessor shall give Lessee thirty (30) days notice of such default, and if Lessee does not correct the condition of default, then Lessor may proceed with any remedies available under this lease or those available at law.

B.  Additionally, if any damage to or required repair of the leased premises or any building or improvement thereon is caused by any act or negligence of Lessee or Lessee’s guests or invitees, Lessee shall be required, at Lessee’s expense, to the extent such damage or repair costs are not covered by insurance maintained by Lessor, to repair and pay for same.  In this connection, repair work for damage covered wholly or partially

4

by Lessor’s insurance shall be paid for by Lessor’s insurance and Lessee shall be responsible only for such part of the repair costs in excess of the insurance coverage.

Improvements Property of Lessor

10.           All alterations, changes, and improvements built, constructed, or placed on the leased premises by Lessee, other than moveable personal property, shall, unless otherwise provided by written agreement between Lessor and Lessee, be the property of Lessor and remain on the leased premises at the expiration or sooner termination of this lease or Lessor may require the removal of such alterations, at Lessor’s option.  Nothing contained in this paragraph, however, shall authorize Lessee to make or place any such alterations, changes, or improvements on the leased premises without having first obtained the written consent of Lessor as provided in Paragraph (7) herein.

Casualty and Insurance

11.           A.  Partial destruction of the leased premises shall not render this lease void or voidable, or terminate it except as herein provided.  If the leased premises are partially destroyed during the term of this lease, Lessor shall repair same, to the extent that he receives any insurance proceeds for such repairs; provided however, Lessor shall do so only if such repairs can be made in conformity with local, state and federal laws and regulations within one hundred twenty (120) days of the partial destruction.  Rent for the leased premises will be reduced proportionately to the extent to which the repair operations interfere with the Lessee’s normal use and occupancy of the premises.  If the repairs cannot be so made within the time limited, Lessor has the option to make them within a reasonable time and continue this lease in effect with proportional rent rebated to Lessee as provided for herein.  If the repairs cannot be so made in one hundred twenty (120) days and if Lessor does not elect to make them within a reasonable time, either party hereto has the option to terminate this lease.  If the leased premises are totally destroyed, either party hereto has the option to terminate this lease.

B.  Substantial Destruction.  If the leased premises should be totally destroyed by fire or other casualty, or if the leased premises should be so damaged so that rebuilding cannot reasonably be completed within 120 working days after the date of written notification by Lessee to Lessor of the destruction, this Lease shall terminate and the rent shall be abated for the unexpired portion of the Lease, effective as of the date of the written notification.

C.  Property insurance.  Lessor shall at all times during the term of this Lease maintain a policy or policies of insurance with the premiums paid in advance, issued by and binding upon some solvent insurance company, insuring the building against all risk of direct physical loss in an amount equal to ninety percent of the full replacement cost of the building structure and its improvements as of the date of the loss; provided, that Lessor shall not be obligated in any way or manner to insure any personal property (including, but not limited to, any furniture, machinery, goods or supplies) of Lessee upon or within the leased premises, any fixtures installed by or paid for by Lessee upon

5

or within the leased premises, or any improvements which Lessee may construct on the leased premises.  Lessee shall have no right in or claim to the proceeds of any policy of insurance maintained by Lessor even if the costs of such insurance is borne by Lessee as set forth in Section 2.

D.  Waiver of Subrogation.  Anything in this Lease to the contrary notwithstanding, Lessor and Lessee hereby waive and release each other of and from any and all rights or recovery, claim, action or cause of action, against each other, their agents, officers and employees, for any loss or damage that may occur to the leased premises, improvements to the building of which the leased premises are a part or personal property within the building, by reason of fire or the elements regardless of cause or origin, including negligence of Lessor or Lessee and their agents, officers and employees.  Because this section will preclude the assignment of any claim mentioned in it by way of subrogation or otherwise to an insurance company or any other person, each party to this Lease agrees immediately to give to each insurance company which has issued to it policies of insurance covering all risk of direct physical loss, written notice of the terms of the mutual waivers contained in this section and to have the insurance policies properly endorsed, if necessary, to prevent the invalidation of the insurance coverages by reason of the mutual waivers contained in this section.

Assignment and Subletting

12.           Lessee shall not assign this lease nor sublet the leased premises or any interest therein without first obtaining the written consent of Lessor.  A consent by Lessor to one assignment or subletting shall not be deemed to be a consent to any subsequent assignment or subletting.  An assignment or subletting without the written consent of Lessor, or an assignment or subletting by operation of law, shall be void, and shall, at the option of Lessor, terminate this lease.  Lessor may sell the leased premises and such sale shall release Lessor of liability under this lease.

Default by Lessee

13.           A.  If Lessee shall allow the rent to be in arrears more than thirty (30) days after written notice of such delinquency, or shall remain in default under any other condition of this lease for a period of thirty (30) days after written notice from Lessor, or should any other person than Lessee secure possession of the premises, or any part thereof, by reason of any receivership, bankruptcy proceedings, or other operation of law in any manner whatsoever, Lessor may at his option, without notice to Lessee, terminate this lease.  In the alternative, Lessor may reenter and take possession of said premises, changing locks if necessary, and remove all persons and property therefrom and lock them out, without being deemed guilty of any manner of trespass, and relet the premises or any part thereof, for all or any part of the remainder of said term, to a party satisfactory to Lessor, and at such monthly rental as Lessor may with reasonable diligence be able to secure.  Should Lessor be unable to relet after reasonable efforts to do so, or should such monthly rental be less than the rental Lessee was obligated to pay under this lease, or any

6

renewal thereof, plus the expense of reletting, then Lessee shall pay the amount of such deficiency to Lessor.

B.  Landlord’s Lien.  As security for payment of rent, damages and all other payments required to be made by this Lease, Lessee hereby grants to a Lessor a lien upon all property of Lessee now or subsequently located upon the leased premises.  If Lessee abandons or vacates any substantial portion of the leased premises or is in default in the payment of any rentals, damages or other payments of any rentals, damages or other payments required to be made by this Lease or is in default of any other provision of this Lease.  Lessor may enter upon the leased premises, by picking or changing locks if necessary, and take possession of all or any part of the personal property, and may sell all or any part of the personal property at a public or private sale, in one or more successive sales, with or without notice, to the highest bidder for cash, and, on behalf of Lessee, sell and convey all or part of the personal property to the highest bidder, delivering to the highest bidder all of Lessee’s title and interest in the personal property sold.  The proceeds of the sale of the personal property shall be applied by Lessor toward the reasonable costs and expenses of the sale, including attorney’s fees, and then toward the payment of all sums then due by Lessee to Lessor under the terms of this Lease.  Any excess remaining shall be paid to Lessee or any other person entitled thereto by law.

C.  Uniform Commercial Code.  This Lease is intended as and constitutes a security agreement within the meaning of the Uniform Commercial Code of the state in which the leased premises are situated and, Lessor, in addition to the rights prescribed in this Lease, shall have all of the rights, titles, liens, and interest in and to Lessee’s property now or hereafter located upon the leased premises which are granted a secured party, as that term is defined, under the Uniform Commercial Code to secure to Lessor payment of all sums due under the full performance of all Lessee’s covenants under this Lease.  Lessee will on request execute and deliver to Lessor a financing statement for the purpose of perfecting Lessor’s security interest under this Lease or Lessor may file this Lease or a copy thereof as a financing statement.  Unless otherwise provided by law and for the purpose of exercising any right pursuant to this section, Lessor and Lessee agree that reasonable notice shall be met if such notice is given by ten days written notice, certified mail, return receipt requested to Lessor or Lessee at the addresses specified herein.

Right of Inspection

14.           Lessor and his agents have the right at all reasonable times during the term of this lease to enter the leased premises for the purpose of inspecting them and all buildings and improvements thereon, provided a thirty (30) day written notice is given.

7

Holdover by Lessee

15.           Should Lessee remain in possession of the leased premises with the consent of Lessor after the expiration of this lease, a new tenancy from month to month subject to all the other terms and conditions of this lease but which shall be terminable by thirty (30) days written notice served by either Lessor or Lessee on the other party to this lease.

Notices

16.           Any notice required or permitted by this lease to be given to either party to this lease by the other party hereto shall be in writing and shall be deposited in the United States mail, postage prepaid, by certified mail, return receipts requested, addressed to Lessee at the address of the leased premises and to Lessor at P.O. Box 4166, Bryan, Texas 77805.  Any such notice shall be deemed to have been received as of the earlier of (i) three (3) days after mailing of such notice in accordance herewith, or (ii) the date of the signed receipt for such notice to such party.  From time to time either party hereto may change his address for the purpose of this paragraph by giving written notice of such change to the other party not less than ten (10) days advance written notice of such change of address.

Location for Rent Payment

17.           All rent payable under this lease shall be paid to Lessor at P.O. Box 4166, Bryan, Texas 77805, unless changed by written notice pursuant to the provisions in the paragraph above.

Attorney’s Fees

18.           Should any litigation be commenced between the parties hereto concerning the leased premises, this lease, or the rights and duties of either party in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for this attorney’s fees in such litigation.

Waiver of Breach

19.           The waiver by Lessor of any breach of any provision of this lease shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or different provision of this lease.

8

Time of Essence

20.           Time is expressly declared to be of the essence of this lease.

Binding of Heirs and Assigns

21.           Subject to the provisions of this lease against assignment of the Lessee’s interest hereunder, all provisions of this lease shall extend to and bind, or inure to the benefit not only of the parties hereto but to each and every one of the heirs, executors, administrators, legal representatives, successors, and assigns of Lessor or Lessee.

Rights and Remedies Cumulative

22.           The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by either party shall not preclude or waive its right to use any or all other remedies.  Said rights and remedies are given in addition to any other rights the parties may have by law, statute, or ordinance, or otherwise.

Texas Law to Apply

23.           This Agreement shall be construed under and in accordance with the laws of the State of Texas, and all obligations of the parties created hereunder are performable in Brazos County, Texas.

Legal Construction

24.           In case any one or more of the provisions contained in the Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Prior Agreements Superseded

25.           This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the Lease Agreement.

Amendment

26.           No amendment, modification, or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly executed by the parties hereto.

9

Warranty Limitation

27.  Limitation of Warranties.  Lessor and Lessee expressly agree that there are and shall be no implied warranties of merchantability, habitability, fitness for a particular purpose or of any other kind arising out of this Lease.

THIS AGREEMENT IS EXECUTED in multiple copies, each of which shall be deemed to be an original for all purposes.

LESSOR:

Date: January 24, 2007	/s/	Larry Ruffino
Larry Ruffino
	Address:	2130 E. Wm. J. Bryan Pkwy.
Bryan, Texas 77802
	Phone:	979-776-5685
	Fax:	979-774-7713

Date: January 24, 2007	/s/	Roland Ruffino
Roland Ruffino
	Address:	2130 E. Wm. J. Bryan Pkwy.
Bryan, Texas 77802
	Phone:	979-776-5685
	Fax:	979-774-7713

LESSEE:

Date:March, 1, 2007		LIQUIDMETAL TECHNOLOGIES

	BY:	/s/ Larry E. Buffington
	Address:	25800 Commercentre Drive, #100
Lake Forest, CA 92630
	Phone:	949-206-8000
	Fax:	949-206-8088

10

ADDENDUMS

1)              Lease shall commence on or before August 1st.

2)              Lessee shall pay utilities and ½ (half) of lawn maintenance.

3)              Rent will increase only if Taxes and or Insurance increase.

4)              Improvements include — make ready of offices, warehouse, front entry door, slab at back overhead door.

a.               Plugs in offices were needed

b.              Door from dock to offices

c.               Door openings between offices

d.              Paint and clean offices like new

e.               Remove carpet and seal floor per Jean

5)              Gate on left side of property and back drive way go with this lease (B).

6)              Tenant shall have the right to assign or sublease the premises per the landlord’s standard lease document.

11

Exhibit 31.1

CERTIFICATION

I, Larry Buffington, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Liquidmetal Technologies, Inc. for the quarter ended March 31, 2007;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-1f(f) and 15d-1f(f)) for the registrant and we have:

a)   Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

b)  Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)   Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)  Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonable likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a)   All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonable likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: May 15, 2007	/s/ Larry E. Buffington
Larry E. Buffington
President and Chief Executive Officer
(Principal Executive Officer)

Exhibit 31.2

CERTIFICATION

I, Won Chung, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Liquidmetal Technologies, Inc. for the quarter ended March 31, 2007;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e) and internal control over financial reporting (as defined in Exchange Act Rules 13a-1f(f) and 15d-1f(f)) for the registrant and we have:

e)   Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

f)   Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

g)  Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

h)  Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonable likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

c)   All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonable likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

d)  Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls over financial reporting.

Date: May 15, 2007	/s/ Won Chung
Won Chung
Vice President of Finance
(Principal Financial and Accounting Officer)

Exhibit 32.1

WRITTEN STATEMENT OF THE CHIEF EXECUTIVE OFFICER

PURSUANT TO 18 U.S.C. 1350

Solely for the purposes of complying with 18 U.S.C. 1350, I, the undersigned Chief Executive Officer of Liquidmetal Technologies, Inc. (the “Company”), hereby certifies, based on my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2007, (the “Report”) fully complies with the requirements of Section 13 (a) of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Larry E. Buffington
Larry Buffington, President and Chief Executive Officer
May 15, 2007

Exhibit 32.2

WRITTEN STATEMENT OF THE PRINCIPAL FINANCIAL OFFICER

PURSUANT TO 18 U.S.C. 1350

Solely for the purposes of complying with 18 U.S.C. 1350, I, the undersigned Vice President of Finance of Liquidmetal Technologies, Inc. (the “Company”), hereby certifies, based on my knowledge, that the Quarterly Report on Form 10-Q of the Company for the quarter ended March 31, 2007, (the “Report”) fully complies with the requirements of Section 13 (a) of the Securities Exchange Act of 1934 and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Won Chung
Won Chung, Vice President of Finance
May 15, 2007